                                                                   EXHIBIT T3E-1


                          ABRAXAS PETROLEUM CORPORATION
                       CANADIAN ABRAXAS PETROLEUM LIMITED
                                OFFER TO EXCHANGE
                11 1/2% SENIOR SECURED NOTES DUE 2004, SERIES A,
              AND ABRAXAS COMMON STOCK AND CONTINGENT VALUE RIGHTS
                               FOR ALL OUTSTANDING
                     11 1/2% SENIOR NOTES DUE 2004, SERIES D
                                       AND
                              CONSENT SOLICITATION

                             ----------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON
                      DECEMBER 17, 1999, UNLESS EXTENDED.

                             ----------------------

IN EXCHANGE FOR EACH $1,000 PRINCIPAL AMOUNT OF OLD NOTES, YOU WILL RECEIVE

     o   a new note with a principal amount equal to $700

     o   approximately 59.6184 shares of Abraxas common stock

     o approximately 59.6184 contingent value rights each of which may result in the distribution of up to approximately 6.3889 shares of Abraxas common stock

THE NEW NOTES

     o will accrue interest from November 1, 1999, at a fixed annual rate of 11 1/2% paid every six months on May 1 and November 1, commencing May 1, 2000

     o will be secured by a second lien or charge on substantially all of our proved crude oil and natural gas assets, natural gas processing plants and Grey Wolf stock owned by us

     o will be effectively senior to the old notes to the extent of the value of the collateral

     o will be guaranteed by New Cache Petroleums, Ltd., Sandia Oil & Gas Corp. and Wamsutter Holdings, Inc.

     o will be freely tradeable, but not listed on any securities exchange or any automated dealer quotation system

THE ABRAXAS COMMON STOCK

     o   will be freely tradeable

     o is currently traded on the OTC Bulletin Board. On November 16, 1999, the closing "bid" price of Abraxas common stock was $1.4375 per share

THE CONTINGENT VALUE RIGHTS

     o may result in the distribution of additional shares of Abraxas common stock under certain circumstances

     o will be freely tradeable, but not listed on any securities exchange or any automated dealer quotation system

THE EXCHANGE OFFER

     o expires at 12:01 a.m., New York City time, on December 17, 1999, unless extended

     o is conditioned upon, among other things, the tender of at least 95% of the principal amount of the old notes

IN ADDITION, YOU SHOULD BE AWARE THAT

     o we are soliciting consents to amend the indenture relating to the old notes to eliminate most of the restrictive covenants and certain events of default

     o your tender of old notes will constitute your consent to these amendments

                             ----------------------

   YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS
        OFFER TO EXCHANGE AND CONSENT SOLICITATION BEFORE PARTICIPATING
                IN THE EXCHANGE OFFER AND CONSENT SOLICITATION.

                             ----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NEW NOTES, THE ABRAXAS COMMON STOCK OR THE CONTINGENT VALUE RIGHTS OR DETERMINED THAT THIS OFFER TO EXCHANGE AND CONSENT SOLICITATION IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                November 18, 1999

     This Offer to Exchange and Consent Solicitation, together with the accompanying Letter of Transmittal, is being sent to all registered holders of the old notes on or about November 18, 1999.

                             ----------------------

     SUBJECT TO THE PROVISIONS OF THIS OFFER TO EXCHANGE AND CONSENT SOLICITATION, ABRAXAS RESERVES THE RIGHT TO WAIVE OR MODIFY ANY OR ALL CONDITIONS TO THE EXCHANGE OFFER AND TO ACCEPT FOR EXCHANGE ANY OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER, WHETHER OR NOT THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENTS ARE RECEIVED, EXCEPT THAT ABRAXAS MAY NOT WAIVE THE CONDITIONS RELATING TO (I) THE RECEIPT OF THE TAX OPINION WITH RESPECT TO CANADIAN WITHHOLDING TAX; (II) THE RESIGNATION OF SEVEN ABRAXAS DIRECTORS AND THE COMMITMENT TO APPOINT FOUR DIRECTORS DESIGNATED BY THE HOLDERS OF A MAJORITY IN PRINCIPAL AMOUNT OF THE PARTICIPATING OLD NOTES; AND (III) THE 95% MINIMUM ACCEPTANCE THRESHOLD (WITHOUT THE CONSENT OF THE HOLDERS OF A MAJORITY IN PRINCIPAL AMOUNT OF THE PARTICIPATING OLD NOTES). SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND TERMS SET FORTH IN THIS OFFER TO EXCHANGE AND CONSENT SOLICITATION, ABRAXAS RESERVES THE RIGHT TO EXTEND THE EXCHANGE OFFER IN ANY RESPECT. ANY SUCH WAIVER, AMENDMENT OR EXTENSION MAY BE MADE BY PRESS RELEASE OR SUCH OTHER MEANS OF ANNOUNCEMENT AS ABRAXAS DEEMS APPROPRIATE.

                             ----------------------

     Abraxas has made no arrangements for nor has any understanding with any broker, dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized by Abraxas to give any information or to make any representations in connection with the exchange offer other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. The Delivery of this Offer to Exchange and Consent Solicitation shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                             ----------------------

     This transaction has not been reviewed by the Securities and Exchange Commission. The exchange offer is being made by Abraxas and Canadian Abraxas in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Abraxas and Canadian Abraxas, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the old notes. Regular employees of Abraxas and Canadian Abraxas, who will not receive additional compensation therefor, may solicit exchanges from holders of the old notes.

                             ----------------------

     THE DISTRIBUTION OF THIS OFFER TO EXCHANGE AND CONSENT SOLICITATION AND THE EXCHANGE OFFER MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS. PERSONS WHO RECEIVE THIS OFFER TO EXCHANGE AND CONSENT SOLICITATION OR ANY OF THE NEW NOTES, SHARES OF ABRAXAS COMMON STOCK OR CONTINGENT VALUE RIGHTS MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS.

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                                TABLE OF CONTENTS

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                                                                                                               Page
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
Summary......................................................................................................    1
Forward Looking Information..................................................................................   11
Risk Factors.................................................................................................   11
Background of the Exchange Offer.............................................................................   21
The Exchange Offer...........................................................................................   22
The Consent Solicitation.....................................................................................   27
Consequences of the Exchange Offer and Consent Solicitation..................................................   29
Capitalization...............................................................................................   31
Unaudited Pro Forma Financial Information....................................................................   32
Business.....................................................................................................   40
Description of the New Notes.................................................................................   42
Summary Comparison of Old Notes and New Notes................................................................   85
Description of Capital Stock.................................................................................   87
Certain U.S. Federal and Canadian Income Tax Considerations..................................................   94
Book-entry; Delivery and Form................................................................................   98
Legal Matters................................................................................................   99
Independent Auditors.........................................................................................   99
Engineers ...................................................................................................   99
Where You Can Find More Information..........................................................................   99
Glossary of Terms............................................................................................  101

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


                                     SUMMARY

     The following highlights certain information in this Offer To Exchange and Consent Solicitation that is important to you. This Offer To Exchange and Consent Solicitation includes the terms of the new notes, Abraxas common stock and contingent value rights we are offering, as well as information regarding our business and detailed financial information. We encourage you to read this Offer To Exchange and Consent Solicitation in its entirety. The term "Abraxas" refers only to Abraxas Petroleum Corporation and not to any of Abraxas' subsidiaries, the term the "Issuers" refers to Abraxas and Canadian Abraxas and the terms "Company," "we," "our," "ours" and "us" refer to Abraxas and all of its wholly-owned subsidiaries, including New Cache, Canadian Abraxas, Sandia and Wamsutter, for the relevant time periods. Except as otherwise noted, our consolidated financial, reserve and operating information includes the financial, reserve and operating information of Grey Wolf Exploration, Inc., which is consolidated for financial reporting purposes but is not wholly-owned by us. Except as otherwise noted, the reserve data reported in this Offer To Exchange and Consent Solicitation are based on the reserve estimates of our independent petroleum engineers. Except as otherwise noted, the terms "on a pro forma basis" or "pro forma" refer to what our business might have looked like if the sale of the first lien notes, the acquisition of New Cache, the sale by Abraxas of properties in Wyoming and the exchange of the new notes, Abraxas common stock and the contingent value rights (in each case exclusive of any new notes, Abraxas common stock and contingent value rights issuable to Houlihan Lokey and any new notes issuable to Jefferies for payment of their fees and expenses) for 100% of the outstanding old notes had occurred at the times indicated. You should read the discussions under the heading "Glossary of Terms" for definitions of certain terms used in this Offer To Exchange and Consent Solicitation.

             SUMMARY OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

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Exchange offer.............................     We have authorized a new issuance of 11 1/2% senior notes due 2004 in exchange for the old notes. If you validly tender your old notes on or before the expiration date, for each $1,000 principal amount of old notes you will receive the following:

                                                     o   $700 principal amount of new notes;

                                                     o   approximately 59.6184 shares of Abraxas common stock; and

                                                     o   approximately 59.6184 contingent value rights each of which may result in the distribution of up to approximately 6.3889 shares of Abraxas common stock.

Consent solicitation.......................     If you tender old notes in the exchange offer you will also consent to amendments to the indenture for those notes which remove substantially all of the covenants.

Comparison of covenants ...................     The new notes will have covenants identical to those currently in the old notes indenture except for the changes that we have described more fully in this document.

Expiration time ...........................     The exchange offer will expire at 12:01 a.m., New York City time, on
                                                December 17, 1999, unless extended. We have the right to extend the exchange offer.

Required consents .........................     The amendments to the old notes indenture require the consent of holders of at least a majority of the outstanding principal amount of the old notes. Promptly after receiving the consent of the holders of at least a majority of the outstanding principal amount of old notes:

                                                     o   we and the trustee will execute a supplemental indenture
                                                         amending the indenture; and

                                                     o   tenders of old notes and the related consents may no longer be withdrawn.

                                                The supplemental indenture will provide that it will not be operative until the date of the closing of the exchange offer. When the amendments to the indenture become operative, all holders of old notes under the indenture will be bound by the amendments, including holders who did not tender and consent.

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Amendments to old notes....................     The amendments include the elimination of certain covenants and other provisions including:

                                                     o   the covenant which restricts us from incurring additional
                                                         indebtedness;

                                                     o   the covenant which restricts us from placing liens on our
                                                         assets;

                                                     o   the covenant which limits our ability to pay dividends,
                                                         repurchase our capital stock and make other restricted
                                                         payments;

                                                     o   the covenant which restricts our transactions with affiliates;
                                                         and

                                                     o   the covenant which restricts us from selling certain assets or merging with other companies.

Support agreements.........................     We have entered into agreements with holders owning a total of approximately 87.8% of the principal amount of the old notes under which the holders have agreed, subject to the satisfaction of the conditions set forth below, to accept the exchange offer.

Purpose of the exchange offer and consent
   solicitation............................     The purpose of the exchange offer is to reduce our outstanding indebtedness and cash interest expense which will increase our liquidity. If we do not successfully complete the exchange offer, we will not have the liquidity to fully exploit our crude oil and natural gas property base and will likely encounter financial difficulties in the future.

Conditions of the exchange offer...........     The following are the conditions of the exchange offer:

                                                     o   the holders of at least 95% of the outstanding principal amount of the old notes must have tendered their old notes in the exchange offer and must not have withdrawn such notes;

                                                     o   we and the trustee shall have executed a supplement to the indenture for the old notes providing for the amendments
                                                         proposed in the consent solicitation;

                                                     o   we will have received an opinion of our Canadian counsel that we will not be required to withhold Canadian taxes on interest payments;

                                                     o   seven of Abraxas' directors shall have resigned; and

                                                     o   the other conditions described under "The Exchange Offer --
                                                         Conditions to Consummation of the Exchange Offer" must be
                                                         satisfied.

                                                We may waive the satisfaction of certain conditions that relate to the exchange offer except that we may not waive the conditions relating to
                                                (i) the receipt of the tax opinion with respect to Canadian withholding tax, (ii) the resignation of seven Abraxas directors and our commitment to appoint four directors designated by the holders of a majority in principal amount of the participating old notes, and (iii) the 95%
                                                minimum acceptance threshold (without the consent of the holders of a majority in principal amount of the participating old notes). We may terminate the exchange offer at any time in our discretion.

Procedures for tendering notes.............     The old notes were issued in book-entry form only, and currently all of the old notes are still held in book-entry form. If you wish to tender your old notes, you must follow the procedures established by DTC for tendering notes held in book-entry form. These procedures require that
                                                The Bank of New York, the exchange agent, must receive, prior to the expiration time of the exchange offer, a computer generated message known as an "agent's message" that is transmitted through DTC's automated tender offer program and confirms that:

                                                     o   DTC has received your instructions to tender your notes; and

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                                                     o   you agree to be bound by the terms of the consent and letter of transmittal.

Withdrawal rights..........................     If you tender old notes, you may withdraw the old notes you have tendered and revoke your consent to the amendments to the indenture at any time prior to the execution by us and the trustee of the supplemental indenture for the old notes. Withdrawal may be accomplished by complying with applicable ATOP procedures for withdrawal.

Minimum denominations .....................     We will accept old notes only in denominations of $1,000 or integral multiples of $1,000.

Tax considerations.........................     Holders of the old notes who participate in the exchange offer will not recognize any gain or loss on the exchange. For a more detailed explanation of the income tax effects of the exchange offer and the consent solicitation, see "U.S. Federal and Canadian Income Tax
                                                Considerations."

Solicitation of tenders; expenses..........     We will not pay anyone for soliciting or recommending acceptances of the exchange offer. We will pay the fees and expenses of the exchange agent and of any brokers and other persons that forward copies of this Offer
                                                To Exchange and Consent Solicitation and related documents to the beneficial owners.

Financial advisors.........................     Houlihan Lokey Howard & Zukin Capital has acted as financial advisor to an informal committee of holders of old notes and Jefferies & Company,
                                                Inc. has acted as our financial advisor. Houlihan Lokey and Jefferies will be paid customary fees and be reimbursed for certain expenses by us but neither Houlihan Lokey nor Jefferies will receive any compensation for soliciting tenders of the old notes.

                            SUMMARY OF THE NEW NOTES

Total Amount of New Notes Offered.........      11 1/2% Senior Secured Notes due 2004, Series A, with principal amount of up to $191.8 million (excluding up to $5.0 million of new notes issued to Houlihan Lokey and Jefferies for payment of their fees and expenses).

Issuers...................................      Abraxas Petroleum Corporation and Canadian Abraxas Petroleum Limited.

Maturity Date.............................      November 1, 2004.

Interest Rate and Payment Dates...........      Annual rate - 11 1/2%.

                                                Payment frequency -- every six months on May 1 and November 1.

                                                First payment -- May 1, 2000.

Guarantees................................      Initially, Sandia, New Cache and Wamsutter, and later possibly some of our other subsidiaries will guarantee the new notes. If the issuers cannot make payments on the new notes when they are due, the guarantors must make them instead.

Ranking...................................      The new notes and the guarantees constitute senior debts.

                                                They rank equally with all of the issuers' and each guarantor's current and future indebtedness and effectively senior to the old notes to the extent of the value of the collateral. They will, however, be effectively subordinated to the first lien notes and related guarantees to the extent the value of the collateral securing the new notes and related guarantees and the first lien notes and related guarantees is insufficient to pay both the new notes and the first lien notes.

                                                As of September 30, 1999, we had no junior indebtedness but had $337.5 million of senior indebtedness, including $274.0 million under the old notes and $63.5 million under the first lien notes.

Collateral................................      The new notes will be secured by a second lien or charge on substantially all of our proved crude oil and natural gas properties and natural gas processing plants and the shares of Grey Wolf common stock owned by the issuers. Holders of the new notes may not foreclose on the collateral for 180 days after an event of default under the new notes.

Optional Redemption.......................      On or after November 1, 2000, the issuers may redeem some or all of the new notes at any time at the redemption prices listed in the section
                                                "Description of the New Notes" under the heading "Optional Redemption."

                                                Before November 1, 2000, the issuers may redeem up to 50% of the new notes with the proceeds of certain public offerings of equity in Abraxas or asset sales at the prices listed in the section "Description of the
                                                New Notes" under the heading "Optional Redemption."

Mandatory Offer to Repurchase.............      If the issuers sell certain assets or experience specific kinds of changes of control, the issuers must offer to repurchase the new notes, subject to certain limitations in the case of assets sales, at the prices listed in the section "Description of the New Notes."

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


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Basic Covenants of New Indenture..........      The issuers will issue the new notes under an indenture with Firstar
                                                Bank, N.A. The indenture will, among other things, restrict the issuers'
                                                ability and the ability of their subsidiaries to:

                                                     o   borrow money or issue preferred stock;

                                                     o   pay dividends on stock or purchase stock;

                                                     o   pay dividends or make other asset transfers;

                                                     o   transact business with affiliates;

                                                     o   sell stock in subsidiaries;

                                                     o   engage in any new line of business;

                                                     o   impair the security interest in any collateral for the new notes;

                                                     o   use assets as security in other transactions; and

                                                     o   sell certain assets or merge with or in to other companies.

Use of Proceeds...........................      We will receive no cash from the exchange offer.

                                  ABOUT ABRAXAS

     We are an independent energy company engaged primarily in the acquisition, exploitation, development and production of crude oil and natural gas. Our principal areas of operation are South Texas, West Texas and Canada. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent exploitation and development of producing properties and related assets.

     As a result of our historical acquisition activities, we have a substantial inventory of low risk exploitation and development opportunities, the development of which is critical to the maintenance and growth of our current production levels. These natural gas-based opportunities in South Texas, particularly in the Edwards Trend, West Texas and Canada are characterized by high success rates, low finding costs and proprietary drilling advantages. We also seek to complement our acquisition and development activities by selectively participating in exploration projects with experienced industry partners and relatively small capital requirements. On a pro forma basis:

     o We owned interests in 1,211,788 gross acres (772,651 net acres), at December 31, 1998;

     o Our estimated total proved reserves were 320 Bcfe, at December 31, 1998;

     o At December 31, 1998, we operated properties accounting for 69% of our PV-10, affording us substantial control over the timing and occurrence of operating and capital expenditures;

     o We had net natural gas processing capacity of 108 MMcfpd through our 19 natural gas processing plants in Canada, at September 30, 1999; and

     o Our natural gas processing assets had a net book value of $40 million, at September 30, 1999.

     The Company was founded in 1977 by Robert L. G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas was formed in 1996. Canadian Abraxas' principal offices are located at 300-5th Avenue, 12th Floor, Calgary, Alberta and its telephone number is (403) 262-1949.

                                BUSINESS STRATEGY

     Our primary business objectives are to increase reserves, production and cash flow through the following:

     o Improved Liquidity. Our sale in March 1999 of the first lien notes allowed us to refinance our bank debt, meet our near-term debt service requirements and make limited capital expenditures. Successful completion of the exchange offer will reduce our long term debt by $82 million on a pro forma basis, resulting in $9.5 million in interest savings every year, or approximately $48 million by November 2004. We believe that these savings, together with periodic, non-core property dispositions will result in sufficient liquidity to maintain and increase existing production and that the reduction in indebtedness will position us for additional equity issuances and merger and acquisition opportunities.

     o Low Cost Operations. We seek to maintain low operating and G&A expenses per Mcfe by operating a majority of our properties and by maintaining a high rate of production on a per well basis. As a result of this strategy, we have achieved per unit operating and G&A expenses that compare favorably with similar companies.

     o Exploitation of Existing Properties. We will allocate a portion of our operating cash flow to the exploitation of our producing properties. We believe that the proximity of our undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to us. Additionally, our high degree of operating control gives us flexibility in the timing and incurrence of operating and capital expenditures. We have experienced 100% drilling success in the Edwards Trend in South Texas at very attractive finding and development costs and expect to drill at least 6 additional wells in this trend and up to 12 wells in West Texas during the remainder of 1999 and 2000. Our West Texas wells are characterized by a drilling profile similar to that of the Edwards Trend wells. We believe that the incremental liquidity gained from the successful completion of the exchange offer will enable us to more rapidly develop these projects, leading to increased production, cash flow and proved reserves.

     o Producing Property Acquisitions. As cash flow permits, we intend to continue to acquire producing crude oil and natural gas properties that can increase cash flow, production and reserves through operational improvements and additional development. We also expect that our ability to complete acquisitions with Abraxas common stock will be greatly enhanced following consummation of the exchange offer, which will reduce long term debt and substantially increase the public float of Abraxas common stock.

     o Focused Exploration Activity. We believe that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of our available capital for development projects, we can reduce drilling risks while still benefiting from the potential for significant reserve additions. We attempt to further minimize our exploration capital expenditures by participating in higher-risk projects with industry partners on a promoted basis.

                                1999 DEVELOPMENTS

     In October 1999, Abraxas sold a dollar denominated production payment for $4.0 million, relating to existing natural gas wells in the Edwards Trend, to a unit of Southern Energy, Inc. Under the terms of this production payment, Abraxas has the ability to sell up to a total of $50.0 million in production payments to Southern for additional drilling opportunities in the Edwards Trend.

     In March 1999, Abraxas sold $63.5 million of its 12 7/8% Senior Secured Notes due 2003 to refinance bank debt, meet near-term debt service requirements and make limited capital expenditures. The first lien notes are senior obligations of Abraxas and are jointly and severally guaranteed by Canadian Abraxas, New Cache and Sandia. Additionally, Wamsutter will become a guarantor of the first lien notes in connection with the exchange offer. The first lien notes and the guarantees are secured by a first lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas, New Cache and Sandia, as well as the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas.

     In January 1999, Canadian Abraxas acquired all of the outstanding common shares of New Cache Petroleums Ltd. for an aggregate purchase price of $78 million in cash and the assumption of approximately $10 million in debt. The debt was repaid with a portion of the proceeds from the sale of the first lien notes.

                                THE COMMON STOCK

     Abraxas is authorized to issue a total of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Upon the closing of the exchange offer, there will be 22,688,114 shares of Abraxas common stock outstanding on a pro forma basis (excluding 163,354 shares to be issued to Houlihan Lokey) and no shares of preferred stock outstanding.

                           THE CONTINGENT VALUE RIGHTS

     Upon the closing of the exchange offer, Abraxas will issue contingent value rights ("CVRs") which may entitle the holders thereof to receive up to a total of 104,365,326 shares of Abraxas common stock (excluding approximately 1,043,652 shares issuable under the CVRs to be issued to Houlihan Lokey). On the first anniversary of the closing of the exchange offer, or at the election of Abraxas, on the eighteen month anniversary of the closing of the exchange offer, Abraxas may be required to issue additional shares of common stock to the holders of the contingent value rights. The actual number of shares issued will depend on the market price of Abraxas common stock. The CVRs will terminate if the market price of Abraxas common stock exceeds certain target prices for a period of 30 trading days during any 45 consecutive trading day period prior to the expiration date. The target price on any given date will equal $5.03 plus daily interest at an annual rate of 11.5%. On the first anniversary of the closing of the exchange offer, the target price will be $5.68 and on the eighteen month anniversary of the closing of the exchange offer, the target price will be $5.97. If the number of shares ultimately issuable under the CVRs is greater than the number of authorized and unissued shares we have available at that time, we will be required either to increase the authorized number of shares of Abraxas common stock or to effect a reverse stock split in order to increase the number of authorized and unissued shares of Abraxas common stock to an amount sufficient to satisfy the number of shares issuable under the CVRs.

                                  RISK FACTORS

     Prior to deciding whether to accept the exchange offer, you should carefully consider all of the information contained in this Offer To Exchange and Consent Solicitation. See "Risk Factors" for a discussion of certain important factors that should be considered in evaluating the terms of the exchange offer and consent solicitation. You are urged to carefully read all of the discussion under "Risk Factors."

                                 EXCHANGE AGENT

     The Bank of New York is the exchange agent for the exchange offer. If you are not tendering through ATOP, all documentation necessary to effect an exchange of old notes pursuant to the exchange offer, including the letter of transmittal, should be addressed to the exchange agent at the address set forth in the section "The Exchange Offer and Solicitation" under the heading "The Exchange Agent."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following table presents summary historical consolidated financial data of the Company as of and for the three years ended December 31, 1998, and as of and for the nine months ended September 30, 1998 and 1999, and pro forma financial data of the Company as of and for the year ended December 31, 1998, and as of and for the nine months ended September 30, 1998 and 1999, which have been derived from the Company's consolidated financial statements and unaudited historical and pro forma financial data. It is important that you read the information in this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," the Consolidated Financial Statements of the Company and the notes thereto contained in our Form 10-K for the year ended December 31, 1998 and our Form 10-Q for the quarter ended September 30, 1999 enclosed herewith and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Offer To Exchange and Consent Solicitation.

                                                                 YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------
                                                                                                   PRO
                                                                                                  FORMA
                                                    1996           1997           1998           1998 (1)
                                                 ----------     ----------      ----------      ----------
                                                                  (dollars in thousands)

CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
   Total operating revenue (3) .............     $   26,653     $   70,931      $   60,084      $   66,175
   Operating expense (4) ...................          6,289         16,429          18,612          22,840
   Depreciation, depletion and
    amortization expense ...................          9,605         30,581          31,226          44,720
   Proved property impairment ..............             --          4,600          61,224          90,862
   General and administrative expense ......          1,933          4,171           5,522           7,732
   Interest expense, net of interest
    income .................................          5,987         24,300          30,043          29,120
   Amortization of deferred financing
    fee ....................................            280          1,260           1,571           1,854
   Income (loss) from continuing
    operations before extraordinary
    items ..................................     $    1,940     $   (6,485)     $  (83,960)     $ (116,516)
   Preferred stock dividends ...............            366            183              --              --
                                                 ----------     ----------      ----------      ----------
   Net income (loss) applicable to
    common stock ...........................     $    1,147     $   (6,668)     $  (83,960)     $ (116,516)
   Net income (loss) per common share:
    Basic ..................................     $     0.20     $    (1.11)     $   (13.26)     $    (5.14)
    Diluted ................................     $     0.17     $    (1.11)     $   (13.26)     $    (5.14)
OTHER DATA:
  EBITDA (5)(6) ............................     $   18,431     $   50,331      $   35,950      $   35,603
  EBITDA/Interest expense, net of
     interest income .......................          3.08x          3.08x           1.20x           1.22x
  Capital expenditures (including
  acquisitions) ............................     $  173,155     $   87,764      $   57,861      $   65,821
  Ratio of earnings to fixed charges (7) ...          1.34x             --              --              --

                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                   ------------------------------------------
                                                                                       PRO
                                                                                      FORMA
                                                      1998           1999            1999 (2)
                                                   ----------      ----------      ----------
                                                             (dollars in thousands)

CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
   Total operating revenue (3) .............       $   46,009      $   49,704      $   49,704
   Operating expense (4) ...................           13,768          14,438          14,438
   Depreciation, depletion and
    amortization expense ...................           26,049          25,801          25,801
   Proved property impairment ..............               --              --              --
   General and administrative expense ......            3,957           4,187           4,187
   Interest expense, net of interest
    income .................................           22,377          27,929          20,969
   Amortization of deferred financing
    fee ....................................              913           1,073             848
   Income (loss) from continuing
    operations before extraordinary
    items ..................................       $  (16,472)     $  (19,954)     $  (12,769)
   Preferred stock dividends ...............               --              --              --
                                                   ----------      ----------      ----------
   Net income (loss) applicable to
    common stock ...........................       $  (16,472)     $  (19,954)     $  (12,769)
   Net income (loss) per common share:
    Basic ..................................       $    (2.60)     $    (3.15)     $    (0.56)
    Diluted ................................       $    (2.60)     $    (3.15)     $    (0.56)
OTHER DATA:
  EBITDA (5)(6) ............................       $   28,284      $   31,079      $   31,079
  EBITDA/Interest expense, net of
     interest income .......................            1.26x           1.11x           1.48x
  Capital expenditures (including
  acquisitions) ............................       $   41,661      $  115,250      $  115,250
  Ratio of earnings to fixed charges (7) ...               --              --              --

                                                           SEPTEMBER 30, 1999
                                                      ----------------------------
                                                         (dollars in thousands)

                                                      HISTORICAL     PRO FORMA (8)
                                                      ----------     -------------

CONSOLIDATED BALANCE SHEET DATA:
  Total assets ..................................     $  347,325      $  344,349
  Total debt (9) ................................        346,243         263,305
  Stockholders' equity (deficit) (10) ...........        (75,340)          8,561


------------------
(1) Reflects the sale of the first lien notes, the sale of the properties in Wyoming, the acquisition of New Cache and the exchange offer as if they occurred on January 1, 1998. Does not reflect issuance of any new notes, Abraxas common stock or contingent value rights issuable to Houlihan Lokey and the issuance of any new notes to Jefferies for payment of their fees and expenses in connection with the exchange offer.

(2) Reflects the sale of the first lien notes, the acquisition of New Cache and the exchange offer as if they occurred on January 1, 1999. Does not reflect issuance of any new notes, Abraxas common stock or contingent value rights issuable to Houlihan Lokey or the issuance of any new notes to Jefferies for payment of their fees and expenses in connection with the exchange offer.

(3) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities, and other miscellaneous revenue.

(4) Consists of lease operating expenses, production taxes, rig operating expenses and processing costs.

(5) Includes $0.2 million, $0.8 million, $3.2 million, $3.2 million, $2.0 million, and $4.3 million attributable to Grey Wolf in 1996, 1997, 1998, Pro Forma 1998, September 30, 1998 and Pro Forma September 30, 1999, respectively.

(6) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented not as an actual measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA, however, should not be construed as an alternative to net income as a measure of a company's operating results or to operating cash flow as a measure of liquidity. This methodology may not be consistent with a similarly captioned item presented by other companies.

(7) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. The Company's earnings were inadequate to cover fixed charges in 1997, 1998, September 30, 1999 and Pro Forma September 30, 1999 by $10.0 million, $88.1 million, $23.7 million and $19.5 million, respectively.

(8) Reflects the sale of the first lien notes, the acquisition of New Cache and the exchange offer, excluding any notes issued to Houlihan Lokey and Jefferies for payment of their fees and expenses, as if they occurred on September 30, 1999.

(9) Consists of long-term debt, including the premium on the old notes and capital lease obligations.

(10) Consists of 6,352,672 issued and outstanding shares of Abraxas common stock.

                 SUMMARY HISTORICAL AND PRO FORMA OPERATING DATA

     The following table sets forth summary information with respect to the Company's estimated proved crude oil, NGLs and natural gas reserves and certain summary information with respect to the Company's operations as of the dates or for the periods indicated. It is important that you read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included in our Form 10-K for the year ended December 31, 1998 and our Form 10-Q for the quarter ended September 30, 1999 enclosed herewith.

                                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                                                                           PRO FORMA
                                                                 1996           1997          1998          1998 (1)
                                                              ---------      ---------      ---------      ---------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

ESTIMATED PROVED RESERVES (PERIOD-END):
     Crude oil and NGLs (MBbls) .........................        18,035         17,777          7,695         10,840
     Natural gas (MMcf) .................................       177,260        224,314        197,478        254,559
     Natural gas equivalents (Mmcfe) ....................       285,470        330,976        243,648        319,599
       % Proved developed ...............................            87%            82%            74%            80%

     Estimated future net revenue before income taxes ...     $ 756,352      $ 464,444      $ 336,232      $ 446,274
     PV-10 (2) ..........................................       415,908        268,614        181,581        237,162
       % Proved developed ...............................            88%            83%            82%            87%

RESERVE LIFE (YEARS): (3) ...............................          26.7           10.1            7.1            8.4

                                                                                                     NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                     --------------------------------------------   -------------------
                                                                                        PRO FORMA
                                                       1996        1997        1998      1998 (1)     1998        1999
                                                     -------     -------     -------    ---------   -------     -------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

PRODUCTION:
   Crude oil (MBbls) ...........................         425         937         729       1,148         565         609
   NGLs (MBbls) ................................         300         992         867         413         715         282
   Natural gas (MMcf) ..........................       6,350      21,050      24,930      28,761      18,874      20,155
     Mmcfe .....................................      10,698      32,624      34,506      38,127      26,554      25,501
AVERAGE SALES PRICE: (4)
   Crude oil (per Bbl) .........................     $ 20.85     $ 18.63     $ 13.65     $ 12.93     $ 13.75     $ 13.98
   NGLs (per Bbl) ..............................       14.55       10.75        6.81        6.81        6.90       11.96
   Natural gas (per Mcf) .......................        1.97        1.79        1.54        1.47        1.52        1.59
     Per Mcfe ..................................        2.40        2.02        1.57        1.54        1.56        1.72

LOE (PER MCFE) .................................     $  0.55     $  0.46     $  0.49     $  0.55     $  0.50     $  0.55

NATURAL GAS PROCESSING PLANTS (PERIOD-END):
   Number of natural gas processing plants .....          19          20          19          22          19          19
   Net plant capacity (MMcfpd) .................         128         137         108         121         108         108

----------

(1) With respect to period-end information as of December 31, 1998, reflects the acquisition of New Cache as if it occurred at December 31, 1998. With respect to all other information, reflects the sale of the properties in Wyoming and the acquisition of New Cache as if they occurred on January 1, 1998.

(2) The average sales prices as of December 31, 1998 used for purposes of such estimates of the Company except for New Cache were $9.95 per Bbl of crude oil, $8.97 per Bbl of NGLs and $1.90 per Mcf of natural gas and the average sales prices used for purposes of such estimate of New Cache were $10.42 per Bbl of crude oil and $1.47 per Mcf of natural gas. Includes $1.0 million, $11.5 million, $27.3 million and $27.3 million attributable to Grey Wolf in 1996, 1997, 1998 and Pro Forma 1998, respectively.

(3) Except as otherwise noted, Reserve Life is calculated as proved reserves at year end divided by annual production, both on an Mcfe basis.

(4) Average sales prices include effects of hedging activities. You should read the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Form 10-Q for the quarter ended September 30, 1999 enclosed herewith for more information.

                           FORWARD-LOOKING INFORMATION

     We make forward-looking statements throughout this Offer To Exchange and Consent Solicitation. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this Offer To Exchange and Consent Solicitation will happen as described (or that they will happen at all). The forward-looking information contained in this Offer To Exchange and Consent Solicitation is generally located in the material set forth under the headings "Summary," "Risk Factors," and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations include, among others, the following:

     o   Our lack of liquidity

     o   Our high debt level

     o   Economic and business conditions

     o Our success in completing acquisitions or in development and exploration activities

     o   Prices for crude oil and natural gas; and

     o Other factors discussed under "Risk Factors" or elsewhere in this Offer To Exchange and Consent Solicitation.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this Offer To Exchange and Consent Solicitation before making a decision to exchange your old notes in the exchange offer.

RISK FACTORS FOR NON-PARTICIPATING NOTEHOLDERS

     THE PROPOSED INDENTURE AMENDMENTS WILL ELIMINATE MOST OF THE PROTECTIVE COVENANTS. Upon the completion of the exchange offer and assuming receipt of the required consents to the indenture amendments, the old notes indenture will be amended to delete substantially all of the restrictive covenants and certain events of default. As a result of such amendments, which require the consent of the holders of a majority of the principal amount of the old notes, the non-participating noteholders will not have the benefits and protections of such covenants and events of default. See "The Consent Solicitation -- Amendments to the Old Notes." We have entered into support agreements with holders owning a total of 87.8% of the principal amount of the old notes which provide that these holders will, subject to the satisfaction of the conditions to the exchange offer, accept the exchange offer.

     THE PARTICIPATING NOTEHOLDERS WILL HAVE A SUPERIOR RIGHT TO OUR CRUDE OIL AND NATURAL GAS ASSETS IN THE EVENT OF A DEFAULT. If the exchange offer is consummated, the new notes will be secured by a second lien on the Collateral. Accordingly, upon any liquidation or bankruptcy of the Company, holders of the new notes may have the right to have their claims satisfied from any proceeds from the sale of these crude oil and natural gas assets, subject to the rights of holders of the first lien notes. If you do not participate in the exchange offer, you will not have any claim against such Collateral except to the extent the proceeds therefrom exceed the claims of the holders of the first lien notes, the new notes and any other secured indebtedness of the Company.

     IN THE EVENT OF A BANKRUPTCY PROCEEDING INVOLVING THE COMPANY, INTEREST ON THE OLD NOTES WOULD CEASE, WHILE IT COULD CONTINUE TO ACCRUE ON THE NEW NOTES. In the event of a bankruptcy proceeding involving the Company, interest on any untendered old notes would cease to accrue as of the date of the bankruptcy filing. In contrast, the new notes would continue to accrue interest after such a filing to the extent that they are fully secured (i.e., to the extent the value of the Collateral exceeds the allowed claims secured thereby).

     NON-PARTICIPATING NOTEHOLDERS MAY HAVE NO ACTIVE TRADING MARKET FOR THEIR OLD NOTES. The trading market for any old notes that remain outstanding after the exchange offer is consummated will become more limited. A security with a smaller aggregate principal amount outstanding could likely be less liquid and may command a lower price than a comparable security with a greater aggregate principal amount outstanding. Therefore, the liquidity of and the market price for any old notes that remain outstanding after the exchange offer is consummated may be adversely affected to the extent that the number of old notes tendered pursuant to the exchange offer reduces the aggregate principal amount outstanding of old notes. The reduced aggregate principal amount outstanding may also make the trading price of any remaining old notes more volatile.

RISK FACTORS FOR PARTICIPATING NOTEHOLDERS

     PARTICIPATING NOTEHOLDERS CANNOT BE SURE THAT AN ACTIVE MARKET WILL DEVELOP FOR THE NEW NOTES, THE ABRAXAS COMMON STOCK OR CVRS. The new notes and CVRs have not previously been issued and no assurance can be given that an active market will develop, or, if such a market develops, that such market will be liquid. The new notes and CVRs will not be listed on any national securities exchange. Accordingly, no assurance can be given that a holder of the new notes or the CVRs will be able to sell such new notes or the CVRs in the future or as to the price at which such sale may occur. The liquidity of the market for the new notes and CVRs and the prices at which such new notes and CVRs trade will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in such new notes and CVRs and other factors beyond our control. In addition, no assurance can be given as to the relationship that the market price of the new notes will bear to the market prices of the old notes, either currently or in the future.

     The liquidity of, and trading market for, the new notes also may be adversely affected by general declines in the market for high yield securities. Such declines may adversely affect the liquidity and trading markets for the new notes.

     The Abraxas common stock is quoted on the OTC Bulletin Board. While there are currently 14 market makers in the Abraxas common stock, none of these market makers are obligated to continue to make a market in the Abraxas common stock. In this event, the liquidity of the Abraxas common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes.

     THE SECURITY FOR THE NEW NOTES MAY BE INADEQUATE TO SATISFY ALL AMOUNTS DUE AND OWING UNDER THE FIRST LIEN NOTES AND THE NEW NOTES. The new notes will be secured by a second lien or charge on substantially all of our proved crude oil and natural gas assets, natural gas processing plants and Grey Wolf stock owned by us. There can be no assurance that, following an acceleration after an event of default under the new notes indenture, the proceeds from the sale of the Collateral and allocable to the new notes would be sufficient, either alone or when combined with proceeds from the sale of other assets not constituting Collateral and allocable to the new notes, to satisfy all amounts due on the new notes. The ability of the holders of new notes to realize upon the Collateral will also be subject to certain limitations in the new notes indenture, the accompanying mortgage and the pledge agreement, including a prohibition on foreclosing on the Collateral for 180 days after an event of default under the new notes. In addition, if we become a debtor in a case under the United States Bankruptcy Code (the "Bankruptcy Code"), the automatic stay imposed by the Bankruptcy Code would prevent the Trustee from selling or otherwise disposing of the Collateral without bankruptcy court authorization. In that case, the foreclosure might be delayed indefinitely. See "Description of the New Notes -- Security."

     THE GUARANTEES MAY NOT BE ENFORCEABLE IN BANKRUPTCY. Abraxas' and Canadian Abraxas' obligations under the new notes will be guaranteed by New Cache, Sandia and Wamsutter. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by courts to subordinate or void such guarantees. It is also possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its guarantee.

     To the extent that a court were to find that at the time a guarantor entered into a guarantee either:

     (1) the guarantee was incurred by the guarantor with the intent to hinder, delay or defraud any present or future creditor or that the guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others, or

     (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor

          o was insolvent or rendered insolvent by reason of the issuance of the guarantee,

          o was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital or

          o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

the court could void or subordinate the guarantee in favor of the guarantor's other creditors. Among other things, a legal challenge of a guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the new notes. A court might find that the guarantors did not benefit from incurrence of the indebtedness represented by the new notes.

     To the extent that a guarantee is voided as a fraudulent conveyance or found unenforceable for any other reason, holders of the new notes would cease to have any claim in respect of the applicable guarantor. In such event, the claims of the holders of the new notes against such guarantor would be subject to the prior payment of all liabilities and preferred stock claims of such guarantor. There can be no assurance that, after providing for all claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the new notes relating to any voided portion of such guarantee.

     Under applicable provisions of Canadian federal bankruptcy law or comparable provisions of provincial fraudulent preference laws, if a court in an action brought by an unpaid creditor of Canadian Abraxas or New Cache or by a bankruptcy trustee of Canadian Abraxas or New Cache were to find that the liens granted by Canadian Abraxas or New Cache over its assets were intended to prefer the holders of the new notes over other creditors, such liens could be set aside. This would become an issue if Canadian Abraxas or New Cache became insolvent or bankrupt within a certain period after granting the liens.

     UNDER CERTAIN CIRCUMSTANCES A BANKRUPTCY COURT COULD ORDER THE REPAYMENT OF INTEREST PAYMENTS MADE UNDER THE NEW NOTES OR UNDER THE SECURITY INTERESTS. The bankruptcy code allows the bankruptcy trustee (or us, acting as debtor-in-possession) to avoid certain transfers of a debtor's property as a "preference." Under the bankruptcy code a preference is:

     o   a transfer of the debtor's property,

     o   to or for the benefit of a creditor on account of an existing debt,

     o made while the debtor was insolvent (presumed in the 90 days before a bankruptcy filing),

     o if the creditor receives more than it would have received in a bankruptcy liquidation if the transfer had not been made, and

     o if the transfer/payment was made in the 90 days before the bankruptcy filing, or, if the creditor was an "insider" within one year before the bankruptcy filing (a creditor that is also a director, officer or controlling stockholder of a debtor may be deemed to be an insider).

     Our payment of principal and/or accrued interest, or our grant of a lien or security interest, including payments made or liens or security interests granted pursuant to the exchange offer, may be deemed to be a preference if all of the factors discussed above are present. If such transfers were deemed to be preferential transfers, the payments could be recovered from the noteholders and the lien or security interest could be avoided.

     If the new notes are fully secured (i.e., the value of collateral exceeds the amount it secures, including the first lien notes), payments on the new notes would not constitute preferential transfers. However, if, or to the extent, the new notes are undersecured (i.e., the value of the collateral is less than the amount which it secures), payments would be deemed to have been applied, first, to the unsecured portion of the new notes and, second, to the secured portion of the new notes and the payments attributable to the unsecured portion could be considered preferential transfers. Therefore, if we are involved in a bankruptcy proceeding, holders of new notes may be required to disgorge payments made on the new notes to the extent such new notes are undersecured.

     Additionally, due to Abraxas', Canadian Abraxas' and the Guarantors' being domiciled in Canada and in the United States, Abraxas, Canadian Abraxas and the Guarantors could be subject to multi-jurisdictional insolvency proceedings in Canada and the United States. If multi-jurisdictional insolvency proceedings were to occur, this could result in additional delay in payment of the first lien notes or the new notes, as well as delay in or prevention from enforcing remedies under the first lien notes or the new notes, any guarantee thereunder and the liens securing the first lien notes or the new notes and the guarantees. Likewise, the first lien notes or the new notes could be subject to different treatment inasmuch as the multiple insolvency proceedings would be conducted by different courts applying different laws.

     ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD PARTY ACQUISITION OF ABRAXAS DIFFICULT. Abraxas' Articles of Incorporation and by-laws provide for a classified board of directors, with each member serving a three-year term and eliminate the ability of stockholders to call special meetings or take action by written consent. Abraxas has also adopted a stockholder rights plan. Each of the provisions in the Articles of Incorporation and by-laws and the stockholder rights plan could make it more difficult for a third party to acquire Abraxas without the approval of Abraxas' board. In addition, the Nevada corporate statute also contains certain provisions which could make an acquisition by a third party more difficult. See "Description of Capital Stock -- Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws," "-- Stockholders Rights Plan" and "-- Anti-Takeover Statutes."

     LACK OF DIVIDENDS ON ABRAXAS COMMON STOCK. Abraxas has never paid a cash dividend on its common stock and the terms of the first lien notes indenture and the new notes indenture limit the ability of Abraxas to pay dividends on its common stock.

GENERAL RISK FACTORS

     WE LACK LIQUIDITY DUE TO OUR REDUCED CASH FLOW. We have historically funded our operations primarily through cash flow from operations and borrowings under our bank credit facilities and other credit sources. Due to severely depressed crude oil and natural gas market prices, our cash flow from operations has been substantially reduced. We anticipate that we will have two principal sources of liquidity during the next 12 months: (i) cash on hand and (ii) cash generated by operations. You should read the discussions under the headings "-- Leverage Materially Affects our Operations," "Description of the New Notes" and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Offer To Exchange and Consent Solicitation and the Consolidated Financial Statements and the notes thereto included in our Form 10-K for the year ended December 31, 1998 and our Form 10-Q for the quarter ended September 30, 1999 enclosed herewith for more information regarding our lack of liquidity. .

     Our ability to raise funds through additional indebtedness will be substantially limited by the terms of the indenture governing the first lien notes, the indenture governing the old notes (to the extent old notes are not tendered in the exchange offer) and the indenture governing the new notes, although many of the restrictive covenants contained in the old notes indenture would be eliminated by the indenture amendments.

     The first lien notes indenture and the new notes indenture will restrict, among other things, our ability to :

     o   incur additional indebtedness

     o   incur liens

     o   pay dividends or make certain other restricted payments

     o   consummate certain asset sales

     o   enter into certain transactions with affiliates

     o   merge or consolidate with any other person; or

     o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     Additionally, our ability to raise funds through additional indebtedness will be limited because substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a lien or floating charge for the benefit of the holders of the first lien notes and will be subject to a second lien or floating charge for the benefit of the holders of the new notes. We may also choose to issue equity securities or sell certain of our assets to fund our operations, although the first lien notes indenture, the old notes indenture and the new notes indenture will substantially limit our use of the proceeds of any such asset sales. Because of our diminished cash flow from operations and the resulting depressed prices for our common stock, we may not be able to obtain equity financing on satisfactory terms.

     We have implemented a number of measures to conserve our cash resources, including reducing our capital expenditures. However, while these measures have helped to conserve our cash resources in the near term, they also have limited our ability to replenish our depleting reserves. This could negatively impact our operating cash flow and results of operations in the future. You should read the discussion under the heading "-- Our Ability to Replace Production with New Reserves Is Highly Dependent On Acquisitions or Successful Development and Exploration Activities Which In Turn Are Adversely Affected By Our Reduced Capital Expenditures" for more information.

     OUR DEBT LEVELS AND OUR DEBT COVENANTS MAY LIMIT OUR ABILITY TO PURSUE BUSINESS OPPORTUNITIES AND TO OBTAIN ADDITIONAL FINANCING. We have substantial indebtedness and debt service requirements. Our total debt and stockholders' equity (deficit) were $346.2 million and $(75.3) million, respectively, as of September 30, 1999, and $263.3 million and $8.6 million on a pro forma basis as of September 30, 1999. You should read the discussions under the heading "Capitalization" for more information regarding our high degree of leverage. We may incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although our ability to incur additional indebtedness is substantially limited by the terms of the first lien notes indenture, the old notes indenture and the new notes indenture. You should read the discussions under the heading "-- We Lack Liquidity Due to Our Reduced Cash Flow," "Description of the New Notes," the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Offer to Exchange and Consent Solicitation and the Consolidated Financial Statements and the notes thereto included in our Form 10-K for the year ended December 31, 1998 and our Form 10-Q for the quarter ended September 30, 1999 enclosed herewith for more information regarding our indebtedness.

     Our high level of debt affects our operations in several important ways, including:

     o A substantial amount of our cash flow from operations will be used to pay interest on the first lien notes, any untendered old notes and the new notes;

     o The covenants contained in the first lien notes indenture, the old notes indenture and the new notes indenture will limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possibly limiting acquisition activities;

     o Our debt level may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes; and

     o The terms of the first lien notes indenture, the old notes indenture and the new notes indenture will permit the holders of the first lien notes, any untendered old notes and the new notes to accelerate payments upon an event of default or a change of control.

     OUR ABILITY TO SERVICE OUR DEBT IS LIMITED BY FACTORS BEYOND OUR CONTROL. Our ability to meet our debt obligations and to reduce our indebtedness, including the first lien notes, any untendered old notes and the new notes, will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business and other factors that are beyond our control. Based upon the current level of operations and the historical production of the producing properties and related assets currently owned by us and the reduction in our indebtedness as a result of the exchange offer, we believe that our current cash reserves and cash flow from operations will be adequate to meet our anticipated requirements for working capital, capital expenditures, interest payments, scheduled principal payments and general corporate or other purposes for the remainder of 1999 and 2000. If we do not successfully complete the exchange offer, we will not have the liquidity to fully exploit our crude oil and natural gas property base and will likely encounter financial difficulties in the future. We cannot assure you however, that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our interest payments on all of our debt or that the historical production of the producing properties and related assets currently owned by us can be sustained in the future. Our cash flow from operations will be negatively affected by, among other things, depressed commodity prices. Further, our operating cash flow could be negatively affected by our limited ability, due to our diminished liquidity and ability to borrow funds, to acquire producing properties, to undertake exploration and development projects and to otherwise replenish our depleting reserves.

     If we are unable to generate cash flow from operations in the future to service the first lien notes, any untendered old notes, the new notes and our other debt, we may try to refinance all or a portion of our debt or repay such debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowings or equity financing will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing will be substantially limited under the terms of the first lien notes indenture, the old notes indenture and the new notes indenture. Also, substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a lien or floating charge for the benefit of the holders of the first lien notes and will be subject to a second lien or floating charge for the benefit of the holders of the new notes. In addition, the first lien notes and the old notes are, and the new notes will be, subject to certain limitations on redemption. You should read the discussions under the heading "-- We Lack Liquidity Due to Our Reduced Cash Flow" and "Description of the New Notes -- Redemption" for more information regarding the factors which may limit our ability to service our debt, to redeem the first lien notes, any untendered old notes and the new notes and to refinance our debt.

     OUR ABILITY TO REPLACE PRODUCTION WITH NEW RESERVES IS HIGHLY DEPENDENT ON ACQUISITIONS OR SUCCESSFUL DEVELOPMENT AND EXPLORATION ACTIVITIES WHICH IN TURN ARE ADVERSELY AFFECTED BY OUR REDUCED CAPITAL EXPENDITURES. Our ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. We cannot assure you that such divestitures will continue or that we will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the first lien notes indenture, the old notes indenture and the new notes indenture, our ability to obtain additional financing in the future for acquisitions and capital expenditures will be limited.

     CRUDE OIL AND NATURAL GAS PRICE DECLINES AND THEIR VOLATILITY COULD ADVERSELY AFFECT OUR REVENUE, CASH FLOWS AND PROFITABILITY. Our revenue, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices fluctuate and in recent years have declined significantly. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. We have reduced our capital expenditures budget because of lower crude oil and natural gas prices. In addition, we may have ceiling test writedowns when prices decline. Lower prices may also reduce the amount of crude oil and natural gas that we can produce economically.

     We cannot predict future crude oil and natural gas prices and prices may decline further. Factors that can cause this fluctuation include:

     o relatively minor changes in the supply of and demand for crude oil and natural gas;

     o   market uncertainty;

     o   the level of consumer product demand;

     o   weather conditions;

     o   domestic and foreign governmental regulations;

     o   the price and availability of alternative fuels;

     o   political conditions in the Middle East;

     o   the foreign supply of crude oil and natural gas;

     o   the price of oil and natural gas imports; and

     o   overall economic conditions.

     We enter into hedge agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in oil or natural gas prices would have a material adverse effect on our business and financial results. Hedging activities may limit the risk of declines in prices, but such arrangements may also limit additional revenues from price increases.

     LOWER CRUDE OIL AND NATURAL GAS PRICES INCREASE THE RISK OF CEILING LIMITATION WRITEDOWNS. We use the full cost method to account for our crude oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. In addition, writedowns may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. In 1998, we recorded a writedown of $61.2 million. We cannot assure you that we will not experience ceiling limitation writedowns in the future.

     ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUE ARE UNCERTAIN AND INHERENTLY IMPRECISE. This Offer To Exchange and Consent Solicitation contains estimates of our proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

     Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this Offer To Exchange and Consent Solicitation. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

     You should not assume that the present value of future net revenues referred to in this Offer To Exchange and Consent Solicitation is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Significant declines during 1998 in crude oil and natural gas prices reduced our present value of future net revenues. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. For example, we reduced our 1999 capital expenditure budget. This reduction will delay cash flows and thereby reduce present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

     The estimates are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this Offer To Exchange and Consent Solicitation are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1998. The average sales prices as of such date used for purposes of such estimates of the Company except for New Cache were $9.95 per Bbl of crude oil, $8.97 per Bbl of NGLs and $1.90 per Mcf of natural gas and the average sales prices used for purposes of such estimate of New Cache were $10.42 per Bbl of crude oil and $1.47 per Mcf of natural gas. It is also assumed that New Cache will make future capital expenditures of approximately $0.8 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on its properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

     NET LOSSES. We have experienced recurring losses. The following table shows the losses we had in 1994, 1995, 1997, 1998 and the first nine months of 1999:

                                                                                            NINE MONTHS
                                                                                              ENDED
                                                     YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                             ---------------------------------------       -------------
                                              1994       1995       1997       1998            1999
                                             -----      -----      -----      ------       -------------
                                                                    (IN MILLIONS)

Net loss applicable to common stock ....     $(2.6)     $(1.6)     $(6.7)     $(84.0)         $(20.0)

     You should read our Consolidated Financial Statements and the notes thereto included in our Form 10-K for the year ended December 31, 1998 and our Form 10-Q for the quarter ended September 30,1999 enclosed herewith for more information regarding these losses. We cannot assure you that we will become profitable in the future.

     CANADIAN OPERATIONS ARE SUBJECT TO THE RISKS OF CURRENCY FLUCTUATIONS AND IN SOME INSTANCES ECONOMIC AND POLITICAL DEVELOPMENTS. We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from crude oil and natural gas sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. We are also required to recognize foreign currency translation gains or losses related to the debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

     OUR OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF CRUDE OIL AND NATURAL GAS DRILLING AND PRODUCTION ACTIVITIES. Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

     o that no commercially productive crude oil or natural gas reservoirs will be found;

     o that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and

     o that our ability to develop, produce and market our reserves may be limited by:

         -   title problems,

         -   weather conditions,

         -   compliance with governmental requirements, and

         - mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

         In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for crude oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

     Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

     WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT OUR OPERATIONS. We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

     The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

     We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

     We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

     WE MAY NOT BE ABLE TO FINANCE A CHANGE OF CONTROL OFFER. Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of the first lien notes, any untendered old notes and the new notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of such notes.

     OUR CRUDE OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO VARIOUS U.S. FEDERAL, STATE AND LOCAL AND CANADIAN FEDERAL AND PROVINCIAL GOVERNMENTAL REGULATION THAT MATERIALLY AFFECT OUR OPERATIONS. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

     DEPENDENCE ON KEY PERSONNEL. We depend to a large extent on Robert L. G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. The unavailability of Mr. Watson would have a materially adverse effect on our business. Mr. Watson has a five-year employment contract with Abraxas which provides that he can be terminated for cause only. Our success is also dependent upon our ability to employ and retain skilled technical personnel. While we have not experienced difficulties in employing or retaining such personnel, our failure to do so in the future could adversely affect our business.

                        BACKGROUND OF THE EXCHANGE OFFER


     We have maintained an active dialogue with Jefferies since 1993. In response to weakened crude oil and natural gas prices and a general tightening in bank credit availability, we began discussions with Jefferies in early 1999 regarding a refinancing of our bank credit agreement. In March 1999, we completed an offering of $63.5 million aggregate principal amount of the first lien notes. We utilized the net proceeds of this offering to repay all of our secured bank indebtedness and for general corporate purposes, including interest payments on the old notes.

     The decline in crude oil and natural gas prices and our high interest burden have reduced our investment in undeveloped reserves and created a severely constrained liquidity situation for us. As net revenues have fallen, we have used an increasingly larger portion of our cash flow to meet debt interest expense. In consideration of our high interest burden, attractive near-term drilling opportunities in South Texas, West Texas and Canada and our very limited capital budget, we began to discuss recapitalization options with Jefferies in April 1999.

     We discussed and explored a variety of monetization and recapitalization options, ranging from senior secured financings to private equity placements. We have had extensive dialogue with both Jefferies and other financial advisors regarding the placement of private or public equity and have concluded that our current financial leverage renders the issuance of any equity and many other traditional financing options practically impossible. In order to meet near-term debt service requirements and to create additional liquidity to exploit our near-term opportunities to maintain and grow current production levels, it became clear that a recapitalization was necessary.

     We selected the option of an exchange offer due to the likelihood of substantial debt reduction upon a high degree of participation by noteholders and because the exchange offer treats each holder of the old notes equally. After consultation with Jefferies, we concluded that this approach, compared to open market purchases of old notes or selectively dealing with holders of old notes, is inherently fairer to all corporate constituencies. The terms of the new notes and the exchange offer reflect discussions with an informal committee of holders of the old notes, who represent over a majority of the principal amount of the old notes. We have entered into support agreements with holders owning a total of 87.8% of the principal amount of the old notes which provide that these holders will, subject to the satisfaction of the conditions to closing the exchange offer, accept the exchange offer. We expect that the increased liquidity gained from the exchange offer will allow us to increase crude oil and natural gas development expenditures and increase production, which would allow us to meet our debt service requirements. It is our expectation that our revenues and EBITDA will increase as a result of these development expenditures and improved natural gas prices, leading to increases in our equity market capitalization and resulting in substantial value accrual to participating noteholders. If we do not successfully complete the exchange offer, we will not have the liquidity to fully exploit our crude oil and natural gas property base and will likely encounter financial difficulties in the future. See "Consequences of the Exchange Offer."

     Houlihan Lokey has rendered advice to the informal committee of holders of the old notes in connection with the exchange offer. Houlihan Lokey has not been retained to solicit any tenders pursuant to the exchange offer. For its services as financial advisor, Houlihan Lokey is entitled to receive a fixed fee of $200,000 in cash, new notes with a principal amount of $1.718 million, 163,354 shares of Abraxas common stock and 163,354 CVRs, regardless of whether or not the exchange offer is consummated. In addition, Houlihan Lokey is entitled to be reimbursed for certain out-of-pocket expenses. Abraxas has agreed to indemnify Houlihan Lokey against certain losses, claims, damages and liabilities, including liabilities under federal securities laws, to which Houlihan Lokey may become subject in connection with its services to us as financial advisor to certain holders of the notes.

     Jefferies has rendered advice to Abraxas in connection with the exchange offer. Jefferies has not been retained to solicit any tenders pursuant to the exchange offer. For its services as financial advisor, Jefferies is entitled to receive a fixed fee of $3.5 million in a combination of cash and new notes, regardless of whether or not the exchange offer is consummated. In addition, Jefferies is entitled to be reimbursed for certain out-of-pocket expenses. Abraxas has agreed to indemnify Jefferies against certain losses, claims, damages and liabilities, including liabilities under federal securities laws, to which Jefferies may become subject in connection with its services to us as financial advisor.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     We currently have outstanding $274.0 million of the old notes. We have authorized the issuance of the new notes in exchange for the old notes. We will issue $191.8 million in aggregate principal amount of new notes (excluding new notes to be issued to Houlihan Lokey and Jefferies in payment of their fees and expenses) assuming all holders of old notes participate in the exchange offer. If you validly tender and do not withdraw your old notes on or before the solicitation date, you will receive the following consideration:

     o   a new note with a principal amount of $700

     o   approximately 59.6184 shares of Abraxas common stock

     o approximately 59.6184 CVRs each of which may result in the distribution of up to approximately 6.3889 shares of Abraxas common stock

     As a condition to the consummation of the exchange offer, the number of directors of Abraxas will be reduced to seven and seven of Abraxas' directors will resign and be replaced by four individuals designated by a majority of the participating noteholders. Upon consummation of the exchange offer, participating noteholders will own collectively approximately 72.0% of the outstanding shares of Abraxas common stock and will therefore have the power to elect, at each annual meeting of Abraxas' stockholders, all of the members of Abraxas' board of directors to be elected at such meeting. The number of directors to be elected at each annual meeting is less than the total number of directors, as Abraxas has a staggered board.

     Participating noteholders will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer.

EXPIRATION TIME; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will terminate at the expiration time. If you do not tender your old notes by the expiration time, we will not be obligated to accept your notes for exchange. The expiration time is 12:01 a.m., New York City time, on December 17, 1999. We may extend the exchange offer to a later expiration time. If we do, the expiration time shall mean the latest time to which the exchange offer is extended. If we extend the exchange offer, we will notify the exchange agent of the extension, and we will make a public announcement of the extension. Although we may make a public announcement in any manner we choose, we currently intend to announce extensions by making a release to the Dow Jones News Service before 9:00 a.m. on the first business day after the previous expiration time. If we extend the exchange offer, old notes which have been properly tendered will continue to be properly tendered, and we will have the right to exchange the old notes for new notes.

     We have the right to amend the exchange offer. If we make an amendment which we determine is material, we will disclose the amendment in a manner which we determine is reasonably calculated to inform the holders of old notes of the amendment.

     We also have the right to terminate the exchange offer at any time for any reason. If we terminate the exchange offer, we will make a public announcement of the termination and will promptly return to you any notes which you have previously tendered.

PROCEDURES FOR TENDERING NOTES

     In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive defects in your tender. However, we are not required to waive defects and are not required to notify you of defects in your tender.

     If you have any questions or need help in tendering your old notes, please call Abraxas at (210) 490-4788.

     All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program instituted by DTC. DTC participants may electronically transmit their acceptance of the exchange offers by causing DTC to transfer their notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message states that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the consent and letter of transmittal.

     By using the ATOP procedures to tender old notes, you will not be required to deliver a consent and letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; PAYMENT FOR OLD NOTES

     If the conditions to the exchange offer are satisfied, or if we waive all of the conditions which have not been satisfied, we will accept all of the tendered old notes for exchange after the expiration time and after we receive an "agent's message" with respect to all such old notes. We will accept the old notes for exchange by notifying the exchange agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

     We will pay for old notes which we have accepted for exchange by delivering to the exchange agent, through the facilities of DTC, the new notes, the Abraxas common stock and CVRs owed to the holders of old notes who properly tendered. We will issue new notes only in denominations of $1,000 or integral multiples thereof. We will pay cash for any new notes otherwise issuable in amounts less than $1,000 or integral multiples thereof. The exchange agent will promptly deliver, through the facilities of DTC, the new notes, the Abraxas common stock and CVRs to the persons entitled to it. We will not be responsible for any mistakes or delays made by the exchange agent in distributing the exchange offer consideration.

     If we do not consummate the exchange offer we will promptly return, through the facilities of DTC, notes which have been tendered by you by book-entry transfer.

     We expect to accept for exchange and purchase notes properly tendered promptly following the expiration time. However, if the conditions to the consummation of the exchange offer are not satisfied, we have the right to retain the old notes without accepting them or without paying for them until the conditions are satisfied. If we cause the exchange agent to hold such notes, we must comply with Rules 14e-1 under the Securities Exchange Act of 1934 which requires us to pay for the exchanged notes or return the notes promptly after termination or withdrawal of a tender offer.

WITHDRAWAL RIGHTS

     You may withdraw old notes which you have tendered at any time before we and the trustee execute the supplemental indenture for the old notes adopting the amendments made pursuant to the consent solicitations. As described under "The Consent Solicitation," we expect to execute a supplemental indenture to the indenture on the date we receive valid consents from holders of a majority of the outstanding principal amount of old notes.

     In order to withdraw old notes you have tendered, you must submit to the exchange agent a notice of withdrawal, using the ATOP procedures for withdrawal of tenders, prior to the date we and the trustee sign a supplemental indenture for such old notes.

     Withdrawal of the old notes will be deemed to withdraw the related consent to the proposed amendments to the indenture under which the withdrawn old notes were issued.

     If you withdraw old notes, you will have the right to re-tender them prior to the expiration time in accordance with the procedures described above for tendering notes.

DETERMINATION OF WHETHER A TENDER OR WITHDRAWAL OF OLD NOTES IS PROPER

     We will not be required to issue new notes, Abraxas common stock and CVRs for old notes tendered pursuant to the exchange offer unless those old notes are properly tendered. Similarly, we will not be able to return old notes which have been tendered if you do not properly comply with the procedures to withdraw the old notes. We will have the right to decide whether a tender or withdrawal was made properly and our decision will be final. You should note the following with respect to the exchange offer:

     o If we determine you have not properly tendered your old notes, or have not properly complied with the procedures to withdraw notes previously tendered, you will have to correct the problem in the time period we determine.

     o We are not under any obligation to advise you of any defect in your tender or withdrawal; neither is the exchange agent.

     o We have the right to waive any defect in the tender or withdrawal of notes, and may waive a defect with respect to one note holder and not another.

     o If we determine you have not properly tendered your old notes, they will be promptly returned to you following the exchange offers via a credit to the appropriate DTC account.

CONDITIONS TO CONSUMMATION OF THE EXCHANGE OFFER

     We do not have to close the exchange offer if any of the conditions listed below is not satisfied on or before the expiration date:

     o holders of at least 95% of the outstanding principal amount of old notes shall have tendered their old notes in the exchange offer and shall not have withdrawn such notes;

     o the supplemental indenture to the indenture for the old notes shall have been executed;

     o an opinion of our Canadian counsel that interest payments will not be subject to Canadian income tax withholding shall have been received; and

     o   seven of Abraxas' directors shall have resigned.

     In addition, we will not be required to close the exchange offer if any of the following occurs, or if we become aware of any of the following, or, if any of the following exists on the date of this offer, we become aware of a material worsening:

     o any legal or administrative proceeding which could in our judgment, adversely affect our ability to close the exchange offer or amend the indenture as contemplated by the consent solicitations;

     o any event which adversely affects our business or our ability to consummate the exchange offer or the contemplated benefits;

     o the enactment of any law, rule or court order which prohibits or delays the exchange offer, or which places restrictions on the exchange offer;

     o the trustee under the indenture for the old notes shall object to the terms of the exchange offer or our ability to amend the indenture for the old notes as contemplated by the consent solicitation;

     o any suspension of or adverse changes in the U.S. financial or capital markets;

     o any material change in the trading prices of the old notes or the markets for the old notes;

     o any moratorium or other suspension or limitation on the ability of banks to extend credit or receive payments; or

     o   the commencement of a war or armed hostilities involving the United
         States.

     We will have the right to waive any of the foregoing conditions and consummate the exchange offer except that we may not waive the conditions relating to (i) the receipt of the tax opinion with respect to Canadian withholding tax, (ii) the resignation of seven Abraxas directors and our commitment to appoint four directors designated by the holders of a majority in principal amount of the participating old notes, and (iii) the 95% minimum acceptance threshold (without the consent of the holders of a majority in principal amount of the participating old notes). Neither you nor any person who tenders old notes will have the ability to prevent us from waiving a condition and will not have the ability to withdraw old notes tendered if we waive any of the foregoing conditions. We also have the right to determine whether any of the conditions were satisfied. Our decision as to whether a condition was satisfied is final and binding, and you will have no right to disagree with our conclusions.

NO APPRAISAL OR SIMILAR RIGHTS

     The indenture under which the old notes were issued and applicable law do not give the holders of old notes any appraisal or similar rights to request a court or other person to value their old notes in connection with the exchange offer.

FRACTIONAL SHARES OR CVRS; DENOMINATIONS OF NEW NOTES

     Abraxas will not issue fractional shares or fractional CVRs. Instead of fractional shares, you will receive cash equal to the applicable fractional interest multiplied by $5.03 per share of Abraxas common stock and the applicable fractional interest multiplied by the difference of $5.03 less the closing bid price for the Abraxas common stock on the last trading date immediately prior to the expiration of the exchange offer for each such fractional CVR. We will not issue new notes in denominations of less than $1,000 or integral multiples thereof and will pay cash for any new notes otherwise issuable in amounts less than $1,000 or integral multiples thereof.

EXCHANGE AGENT

     The Bank of New York is serving as Exchange Agent for the exchange offer. The Issuers have agreed to pay the Exchange Agent reasonable and customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     The Issuers have also agreed to indemnify the Exchange Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     Questions and requests for assistance may be directed to the Exchange Agent at the following addresses and telephone number:

                                                 BY OVERNIGHT COURIER
               BY HAND                       OR REGISTERED/CERTIFIED MAIL
   -------------------------------          -------------------------------
        The Bank of New York                     The Bank of New York
         101 Barclay Street                       101 Barclay Street
         New York, NY  10286                      New York, NY 10286
            Ground Level                    Attn:  Reorganization Unit - 7E
   Corporate Trust Services Window
   Attn: Reorganization Unit - 7E

                                  BY FACSIMILE
                              --------------------
                                 (212) 815-6339
                              Confirm by Telephone
                                 (212) 815-3687

     Requests for additional copies of this Offer To Exchange and Consent Solicitation, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

SOLICITATION OF TENDERS; EXPENSES

     In addition to the use of the mails, solicitations to exchange may be made by officers and employees of Abraxas, personally or by telephone or telegram, without receiving additional compensation. Abraxas will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the exchange offer. Abraxas will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Abraxas will also pay brokerage houses and other custodians, nominees and fiduciaries the out-of-pocket expenses incurred by them in forwarding copies of this Offer To Exchange and Consent Solicitation and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

INCOME TAX CONSEQUENCES

     We have described the tax consequences of the exchange offer and the consent solicitation under "Certain U.S. Federal and Canadian Income Tax Considerations."

MISCELLANEOUS

     The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Issuers may, however, at their discretion, take such action as they may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to noteholders in such jurisdiction. The Issuers are not aware of any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of the Issuers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                            THE CONSENT SOLICITATION

     In connection with the exchange offer, we are soliciting consents to proposed amendments to the indenture under which the old notes were issued.

HOW TO CONSENT OR REVOKE CONSENT

     If you tender your old notes in the exchange offer you will have also consented to the proposed amendments to the indenture under which the old notes you have tendered were issued. The consent and letter of transmittal for the exchange offer constitutes a consent to the proposed amendments. You may not consent to proposed amendments to the old notes indenture unless you participate in the exchange offer.

     We have entered into support agreements with holders owning a total of 87.8% of the principal amount of the old notes which provide that these holders will, subject to the satisfaction of the conditions to closing the exchange offer, accept the exchange offer.

     Your consent may not be revoked unless you also withdraw the old notes from the exchange offer. If you tender your old notes in the exchange offer and then withdraw them, you will also be deemed to have revoked the consent to the amendments to the indenture for the withdrawn old notes. For a description of your ability to withdraw old notes tendered in the exchange offer, see "The Exchange Offer -- Withdrawal Rights."

AMENDMENTS TO THE OLD NOTES

     We are proposing to amend the following provisions of the indenture for the old notes. To be effective, these amendments must receive the consent of holders of at least a majority of the outstanding principal amount of the old notes. The proposed amendments would delete the following sections from the indenture for the old notes:

     o Section 4.04, which requires that we pay all taxes and other governmental charges when due and pay all of our vendors and suppliers in a timely fashion.

     o Section 4.05, which requires that we maintain our properties in good condition, repair and working order and that we maintain insurance on our assets.

     o Section 4.08, which requires that we provide the reports we file with the SEC to holders of the notes.

     o Section 4.10, which limits our ability to pay dividends, repurchase our capital stock and make other restricted payments.

     o   Section 4.11, which restricts us in our dealings with our affiliates.

     o Section 4.12, which restricts us from incurring additional indebtedness.

     o Section 4.13, which restricts us from allowing our subsidiaries to have restrictions on their ability to pay dividends to us.

     o Section 4.14, which limits our ability to designate subsidiaries as being Restricted Subsidiaries or Unrestricted Subsidiaries.

     o Section 4.17, which limits the right of our subsidiaries to issue capital stock and our ability to sell the capital stock of our subsidiaries.

     o   Section 4.18, which limits our ability to place liens on our assets.

     o Section 5.1(b)(i), which requires that we maintain the same or a greater consolidated net worth following any merger, consolidation or sale or other disposition of all or substantially all our assets.

     o Section 5.1(b)(ii), which requires that, except in certain instances, before and after giving effect to any merger, consolidation or sale or other disposition of all or substantially all of our assets, we could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) under Section 4.12 of the indenture described above.

     o Section 5.1(c), which requires that immediately before and after giving effect to a consolidation, merger or sale or other disposition of all or substantially all of our assets, no Default or Event of Default shall have occurred and be continuing.

     o Section 5.1(d), which requires that we provide an officers' certificate of compliance and an opinion of our legal counsel in connection with any merger, consolidation or sale of other disposition of all or substantially all our assets.

     o Section 6.01(d), which provides that our failure to make payments due under other indebtedness will constitute an Event of Default.

     o Section 6.01(e), which provides that the entry of an unsatisfied judgment against us in an amount greater than $5,000,000 will constitute an Event of Default.

     The proposed amendments would also amend Section 4.06 which requires that we provide officers' certificates to the trustee annually and after our first, second and third fiscal quarters stating, among other things, whether we are in default under the indenture, to require that we provide such information to the trustee only on an annual basis.

     We are seeking the consent to all amendments as a single proposal. Therefore, you must consent to all of the amendments or withhold consent on all of the proposals.

WHEN AMENDMENTS BECOME EFFECTIVE

     We intend to execute the supplemental indenture for an issue of old notes on the date we receive the approval of at least a majority of the outstanding principal amount of old notes issued under that indenture. We have entered into support agreements with holders owning a total of 87.8% of the principal amount of the old notes which provide that these holders will, subject to the satisfaction of the conditions to closing the exchange offer, accept the exchange offer. The supplemental indenture to an indenture will become effective when executed by us and the trustee. However, the amendments to the indenture will become operative only on the closing of the exchange offer.

CONSEQUENCES OF FAILURE TO PARTICIPATE IN THE CONSENT SOLICITATION

     If you do not participate in the exchange offer and the proposed amendments become effective, you will be bound by the amendments even if you do not consent to them. In addition, the liquidity of the old notes may be reduced as a result of the exchange offer. For more information, see "Consequences of the Exchange Offer and Consent Solicitation."

           CONSEQUENCES OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

CONSEQUENCES TO THE COMPANY

     VIABILITY. The exchange of the new notes, Abraxas common stock and CVRs for the old notes will substantially reduce our debt level and associated interest burden, greatly enhancing our going concern viability. If we do not successfully complete the exchange offer, we will not have the liquidity to fully exploit our crude oil and natural gas property base and will likely encounter financial difficulties in the future.

     USE OF PROCEEDS. We will not receive any cash proceeds from the issuance of the new notes. In consideration for the exchange of each $1,000 principal amount of old notes, Abraxas and Canadian Abraxas will issue a new note with a principal amount equal to $700 and Abraxas will issue approximately 59.6184 shares of Abraxas common stock and approximately 59.6184 CVRs each of which may result in the distribution of up to approximately 6.3889 shares of Abraxas common stock. We will not issue new notes in denominations of less than $1,000 or integral multiples thereof or fractional shares or CVRs. We will pay cash for all new notes otherwise issuable in amounts of less than $1,000 or integral multiples thereof, $5.03 per share for fractional shares of Abraxas common stock and the applicable fractional interest multiplied by the difference of $5.03 less the closing bid price for the Abraxas common stock on the last trading date immediately prior to the expiration of the exchange offer for each fractional CVR.

     CASH FLOW CONSIDERATIONS. The exchange offer is intended to reduce the amount of cash that we must dedicate to debt service. Therefore, if successful, the exchange offer will enhance our ability to make interest and principal payments and capital expenditures from available cash and operating cash flows. Specifically, completion of the exchange offer will enable us, assuming 100% participation, to replace $274 million principal amount of old notes, which in the aggregate have interest requirements of $31.6 million per year through November 1, 2004, with $191.8 million principal amount of new notes (excluding new notes to be issued to Houlihan Lokey and Jefferies in payment of their fees and expenses) which in the aggregate would have interest requirements of $22.1 million per year through November 1, 2004. These interest savings will allow us to more fully exploit our existing crude oil and natural gas properties and maintain and increase our production levels.

     ACCESS TO CAPITAL MARKETS. Successful completion of the exchange offer should decrease our near-term financial risk and increase the likelihood that Abraxas' stockholders will realize the benefits of increased cash flows and net asset value, through the elimination of $82.2 million in prior claims. We believe that completion of the exchange offer will provide us with greater access to the public and private equity markets, thus increasing our alternatives for refinancing or repaying our long-term indebtedness.

     NO CANCELLATION OF INDEBTEDNESS INCOME. Abraxas should not recognize cancellation of indebtedness income since a supportable position can be taken that the outstanding principal of the old notes and accrued and unpaid interest related thereto (to the extent deducted by Abraxas for tax purposes) relinquished in the exchange offer (adjusted for unamortized issue costs and certain other amounts) does not exceed the principal amount of the new notes and the fair market value of the Abraxas common stock and CVRs received in the exchange offer. See "Certain U.S. Federal and Canadian Income Tax Consideration."

     NET OPERATING LOSS CARRYFORWARDS. At December 31, 1998, we had, subject to the limitations discussed below, $59.2 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $55.0 million were available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1998, we had approximately $11.9 million of net operating loss carryforwards for Canadian tax purposes which expire in varying amounts from 2002 through 2005. The exchange offer will result in a change of ownership under Section 382. Accordingly, it is expected that the use of net operating loss carryforwards generated through the closing of the exchange offer, will be limited to approximately $600,000 per year based on current market values of the Abraxas common stock as compared to $1.0 million prior to the exchange offer. Future changes in ownership may further limit the use of our carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109.

CONSEQUENCES TO PARTICIPATING NOTEHOLDERS

     SECURITY. Our obligations under the new notes will be secured by a second priority lien or charge on substantially all of our proved crude oil and natural gas properties and the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas. As a result, upon our liquidation or bankruptcy, holders of the new notes may recover ratably more than the holders of the old notes and holders of other unsecured claims.

     GREATER COVENANT PROTECTION. Acceptance of the exchange offer will afford a holder of the new notes additional covenant protection in the new notes and enable such holders to avoid elimination of many of the covenants of the old notes indenture, if the required consents are received and the old notes indenture is amended. Participation in the exchange offer by holders of old notes will also constitute the consent by such noteholders to the related indenture amendments. See "The Consent Solicitation -- Amendments to the Old Notes."

CONSEQUENCES TO NON-PARTICIPATING NOTEHOLDERS

     SECURITY FOR NEW NOTES. If the exchange offer is consummated, the new notes will be secured by a second priority security interest in the Collateral. Accordingly, upon our liquidation or bankruptcy, holders of new notes would have the right to have their claims satisfied from any proceeds attributable to such liens. Holders of old notes would not have any claim against such collateral except to the extent the proceeds therefrom exceeded the claims of the holders of the new notes, the first lien notes and any other secured indebtedness.

     LIMITED COVENANT PROTECTION. Holders of old notes who do not participate in the exchange offer will continue to hold their old notes subject to the old notes indenture, as amended by the amendments to the old notes indenture. If the indenture amendments are effected, each person who continues to hold old notes will be bound by the amended old notes indenture, regardless of whether such holder consented thereto. If effected, the indenture amendments would relieve the Company from compliance with those restrictive covenants to be deleted from the old notes indenture and from any adverse consequence that could have resulted upon the occurrence of those events of default to be deleted from the old notes indenture. We have entered into support agreements with holders owning a total of 87.8% of the principal amount of the old notes which provide that these holders will, subject to the satisfaction of the conditions to closing the exchange offer, accept the exchange offer. See " The Consent Solicitation -- Amendments to the Old Notes" and "Summary Comparison of Old Notes and New Notes."

     LIMITED LIQUIDITY; NO ACTIVE TRADING MARKET. The trading market for any old notes that remain outstanding after the exchange offer is consummated will become more limited. A security with a smaller aggregate principal amount outstanding could likely be less liquid and may command a lower price than a comparable security with a greater aggregate principal amount outstanding. Therefore, the liquidity of and the market price for any old notes that remain outstanding after the exchange offer is consummated may be adversely affected to the extent that the number of old notes tendered pursuant to the exchange offer reduces the aggregate principal amount outstanding of old notes. The reduced aggregate principal amount outstanding may also make the trading price of any remaining old notes more volatile.

                                 CAPITALIZATION

     The following table sets forth the total consolidated capitalization of the Company at September 30, 1999 on a historical and pro forma basis. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included in the Company's Form 10-Q for the quarter ended September 30, 1999 enclosed herewith and the unaudited Pro Forma Financial Information and the notes thereto and the other financial information included elsewhere in this Offer To Exchange and Consent Solicitation.

                                                                            SEPTEMBER 30, 1999
                                                                        ---------------------------
                                                                        HISTORICAL    PRO FORMA (1)
                                                                        ----------    -------------
                                                                           (DOLLARS IN THOUSANDS)

     Total debt, including current maturities:
        Credit Facility due to a Canadian bank (2) ................     $    6,277     $    6,277
        12 7/8% Senior Secured Notes due 2003 .....................         63,500         63,500
        11 1/2% Senior Secured Notes due 2004, Series A (3)(4) ....             --        193,521
        11 1/2% Senior Notes due 2004, Series D (4) ...............        276,459             --
              Other long-term obligations .........................              7              7
                                                                        ----------     ----------
     Total debt ...................................................        346,243        263,305
                                                                        ----------     ----------
     Stockholders' equity:
        Common stock ..............................................             65            228
        Treasury stock, 171,015 shares ............................         (1,071)        (1,071)
        Additional paid-in capital ................................         51,651        133,688
        Foreign currency translation ..............................         (2,886)        (2,886)
        Accumulated deficit .......................................       (123,099)      (121,398)
                                                                        ----------     ----------
              Total stockholders' equity (deficit) ................        (75,340)         8,561
                                                                        ----------     ----------
              Total capitalization ................................     $  270,903     $  271,866
                                                                        ==========     ==========

------------------
(1) Reflects the exchange offer as if it occurred at September 30, 1999. Does not reflect issuance of any new notes, Abraxas common stock or contingent value rights issuable to Houlihan Lokey and new notes issuable to Jefferies for payment of their fees and expenses in connection with the exchange offer.

(2)  Indebtedness of Grey Wolf, which is non-recourse to the Company.

(3) Excludes up to $5.0 million of new notes payable to Houlihan Lokey and Jefferies as payment for their fees and expenses.

(4) Includes a debt issuance premium of $2.5 million on a historical basis and $1.7 million on a pro forma basis.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma financial information is derived from the historical financial statements of the Company and New Cache set forth elsewhere in this Offer To Exchange and Consent Solicitation and is adjusted to reflect the following:

     The Unaudited Pro Forma Condensed Balance Sheet of the Company as of December 31, 1998, has been prepared assuming the offering of the first lien notes, the acquisition of New Cache and the exchange offer were consummated on December 31, 1998. The Unaudited Pro Forma Condensed Balance Sheet of the Company as of September 30, 1999, has been prepared assuming the exchange offer was consummated on September 30, 1999. The Unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 1998 and for the nine month period ended September 30, 1998 have been prepared assuming the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer were consummated at the beginning of the reporting period. The Unaudited Pro Forma Statement of Operations of the Company for the nine month period ended September 30, 1999 has been prepared assuming the exchange offer was consummated at the beginning of the reporting period. The historical revenues and expenses of New Cache and the Wyoming Properties represent amounts recorded by or with respect to such businesses or properties for the periods indicated.

     The historical financial statements of New Cache were prepared in Canadian dollars in accordance with Canadian generally accepted accounting principles. The New Cache historical statement of operations included in the Unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 1998 represents the historical results of operations of New Cache for the twelve months ended November 30, 1998, has been adjusted to present the results in accordance with United States generally accepted accounting principles and has been translated into U.S. dollars at the average exchange rate of $0.6792 to one Canadian dollar. The balance sheet information of New Cache as of June 30, 1999, has been translated at the period-end exchange rate of $0.6523 to one Canadian dollar. See "Business -- Primary Operating Areas -- Western Canada."

     The Unaudited Pro Forma Financial Information should be read in conjunction with the notes thereto, the Consolidated Financial Statements of the Company and the notes thereto and the historical financial statements and the notes thereto of New Cache included elsewhere in this Offer To Exchange and Consent Solicitation.

     The Unaudited Pro Forma Financial Information is not indicative of the financial position or results of operations of the Company which would actually have occurred if the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal crude oil and natural gas production declines, reductions in prices paid for crude oil and natural gas, future acquisitions and other factors.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                        HISTORICAL
                                   ----------------------
                                     ABRAXAS                 NEW CACHE     SALE OF                     EXCHANGE
                                    PETROLEUM      NEW       PRO FORMA     WYOMING      OFFERING         OFFER
                                   CORPORATION    CACHE     ADJUSTMENTS   PROPERTIES   ADJUSTMENTS    ADJUSTMENTS      PRO FORMA
                                   -----------  ---------   -----------   ----------   -----------    -----------      ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue:
   Oil and gas production
     revenues...................     $ 54,263   $  16,896          --      $(11,805)          --             --        $  59,354
   Gas processing revenues......        3,159          --          --            --           --             --            3,159
   Rig revenues.................          469          --          --            --           --             --              469
   Other revenues...............        2,193         902          --            98           --             --            3,193
                                     --------   ---------    --------      --------      -------        -------        ---------
         Total revenue..........       60,084      17,798          --       (11,707)          --             --           66,175
Operating costs and expenses:
   Lease operating and
     production taxes...........       18,091       6,237          --        (2,009)          --             --           22,319
   Depreciation, depletion
     and amortization...........       31,226      13,609    $  3,300 (a)    (3,415)          --             --           44,720
   Proved property impairment...       61,224      32,616     (32,616)(b)        --           --             --           90,862
                                                               29,638 (b)
   Rig operations...............          521          --          --            --           --             --              521
   General and administrative
     expense....................        5,522       2,210          --            --           --             --            7,732
                                     --------   ---------    --------      --------      -------        -------        ---------
         Total operating
           expenses.............      116,584      54,672         322        (5,424)          --             --          166,154
                                     --------   ---------    --------      --------      -------        -------        ---------
Operating income (loss).........      (56,500)    (36,874)       (322)       (6,283)          --             --          (99,979)
Other (income) expense:
   Interest income..............         (805)         (6)         --            --           --             --             (811)
   Amortization of deferred
     financing fee..............        1,571          --          --            --      $   625 (c)    $  (342) (f)       1,854
   Interest expense.............       30,848       1,372          --            --        6,990 (d)     (9,279) (g)      29,931
                                     --------   ---------    --------      --------      -------        -------        ---------
       Total other expenses.....       31,614       1,366          --            --        7,615         (9,621)          30,974
                                     --------   ---------    --------      --------      -------        -------        ---------
Income (loss) before tax........      (88,114)    (38,240)       (322)       (6,283)      (7,615)         9,621         (130,953)
Income tax (expense) benefit:
   Current......................         (231)       (189)         --            --           --             --             (420)
   Deferred.....................        4,389      14,782       8,410 (e)        --           --             --           14,861
                                                              (12,720)(e)
Minority interest income
   (loss).......................           (4)         --          --            --           --             --               (4)
                                     --------   ---------    --------      --------      -------        -------        ---------

Net (loss) applicable to
   common stockholders..........     $(83,960)  $ (23,647)   $ (4,632)     $ (6,283)     $(7,615)       $ 9,621        $(116,516)
                                     ========   =========    ========      ========      =======        =======        =========
Net (loss) per share............     $ (13.26)                                                                         $   (5.14)
                                     ========                                                                          =========

             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                      HISTORICAL
                                ---------------------
                                  ABRAXAS                NEW CACHE        SALE OF                EXCHANGE
                                 PETROLEUM      NEW      PRO FORMA        WYOMING    OFFERING      OFFER
                                CORPORATION    CACHE    ADJUSTMENTS     PROPERTIES  ADJUSTMENTS  ADJUSTMENTS     PRO FORMA
                                -----------   -------   -----------     ----------  -----------  -----------     ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue:
   Oil and gas production
     revenues...................  $ 41,406    $12,409          --        $(10,189)        --            --       $  43,626
   Gas processing revenues......     2,369         --          --              --         --            --           2,369
   Rig revenues.................       350         --          --              --         --            --             350
   Other revenues...............     1,884        661          --              84         --            --           2,629
                                  --------    -------    --------        --------    -------       -------       ---------
         Total revenue..........    46,009     13,070          --         (10,105)        --            --          48,974

Operating costs and expenses:
   Lease operating and
     production taxes...........    13,387      4,838          --          (1,775)        --            --          16,450
   Depreciation, depletion
     and amortization...........    26,049      8,184    $  2,475 (a)      (3,415)        --            --          33,293
   Rig operations...............       381         --          --              --         --            --             381
   General and administrative
     expense....................     3,957      1,367          --              --         --            --           5,324
                                  --------    -------    --------        --------    -------       -------       ---------
         Total operating
           expenses.............    43,774     14,389       2,475          (5,190)        --            --          55,448
                                  --------    -------    --------        --------    -------       -------       ---------
Operating income (loss).........     2,235     (1,319)     (2,475)         (4,915)        --            --          (6,474)
Other (income) expense:
   Interest income..............      (418)        --          --              --         --            --            (418)
   Amortization of deferred
     financing fee..............       913         --          --              --    $   469 (b)   $  (189)(d)       1,193
   Interest expense.............    22,795        769          --              --      5,243 (c)    (6,960) (e)     21,847
                                  --------    -------    --------        --------    -------       -------       ---------
       Total other expenses.....    23,290        769          --              --      5,712        (7,149)         22,622
                                  --------    -------    --------        --------    -------       -------       ---------
Income (loss) before tax........   (21,055)    (2,088)     (2,475)         (4,915)    (5,712)        7,149         (29,096)
Income tax (expense) benefit:
   Current......................      (208)      (146)         --              --         --            --            (354)
   Deferred.....................     4,741        479          --              --         --            --           5,220
Minority interest income........        50         --          --              --         --            --              50
                                  --------    -------    --------        --------    -------       -------       ---------
Net (loss) applicable to
   common stockholders..........  $(16,472)   $(1,755)   $ (2,475)       $ (4,915)   $(5,712)      $ 7,149       $ (24,180)
                                  ========    =======    ========        ========    =======       =======       =========
Net (loss) per share............  $  (2.60)                                                                      $   (1.07)
                                  ========                                                                       =========

             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                       ABRAXAS       EXCHANGE
                                                      PETROLEUM        OFFER
                                                     CORPORATION    ADJUSTMENTS        PRO FORMA
                                                      ---------      ---------         ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue:
  Oil and gas production revenues ...............     $  43,884             --         $  43,884
  Gas processing revenues .......................         2,733             --             2,733
  Rig revenues ..................................           328             --               328

  Other revenues ................................         2,759             --             2,759
                                                      ---------      ---------         ---------
         Total revenue ..........................        49,704             --            49,704
Operating costs and expenses:
  Lease operating and production taxes ..........        13,986             --            13,986
  Depreciation, depletion and amortization ......        25,801             --            25,801
  Rig operations ................................           452             --               452
  General and administrative expense ............         4,187             --             4,187
                                                      ---------      ---------         ---------
         Total operating expenses ...............        44,426             --            44,426
                                                      ---------      ---------         ---------
Operating income (loss) .........................         5,278             --             5,278
Other (income) expense:
  Interest income ...............................          (493)            --              (493)
  Amortization of deferred financing fee ........         1,073      $    (225)(a)           848
  Interest expense ..............................        28,422         (6,960)(b)        21,462
                                                      ---------      ---------         ---------
         Total other expenses ...................        29,002         (7,185)           21,817
                                                      ---------      ---------         ---------
Income (loss) before tax ........................       (23,724)         7,185           (16,539)
Income tax (expense) benefit:
  Current .......................................          (305)            --              (305)
  Deferred ......................................         4,247             --             4,247
Minority interest income (loss) .................          (172)            --              (172)
                                                      ---------      ---------         ---------
Net (loss) applicable to common stockholders ....     $ (19,954)     $   7,185         $ (12,769)
                                                      =========      =========         =========
Net (loss) per share ............................     $   (3.15)                       $   (0.56)
                                                      =========                        =========

             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                             AS OF DECEMBER 31, 1998


                                               HISTORICAL
                                       -------------------------
                                         ABRAXAS                  NEW CACHE PRO
                                        PETROLEUM                     FORMA          OFFERING       EXCHANGE OFFER
                                       CORPORATION     NEW CACHE   ADJUSTMENTS      ADJUSTMENTS       ADJUSTMENTS        PRO FORMA
                                       -----------     ---------   -----------      -----------       -----------       ----------
                                                                       (DOLLARS IN THOUSANDS)

Assets:
  Cash...........................      $   61,390      $      7     $ (61,724) (a)    $ 18,820 (b)             --       $    18,493
  Accounts receivable............          10,505         5,359            --               --                 --            15,864
  Other..........................           1,348            --            --               --                 --             1,348
                                       ----------      --------     ---------         --------        -----------       -----------
         Total current assets....          73,243         5,366       (61,724)          18,820                 --            35,705
Property and equipment...........         374,316       128,282        32,938  (c)          --                 --           535,536
Less accumulated DD&A............        (165,867)      (64,727)      (32,938) (d)          --                 --          (263,532)
                                       ----------      --------     ---------         --------        -----------       -----------
  Net property and equipment.....         208,449        63,555            --               --                 --           272,004
Deferred financing fees..........           8,059            --            --            2,500 (b)    $    (2,418)(i)         8,141
Other assets.....................           1,747            --            --               --                 --             1,747
                                       ----------      --------     ---------         --------        -----------       -----------
         Total assets............      $  291,498      $ 68,921     $ (61,724)        $ 21,320        $    (2,418)      $   317,597
                                       ==========      ========     =========         ========        ===========       ===========
Liabilities and stockholders' equity
  (deficit):
         Total current liabilities     $   22,554      $ 29,190     $   1,949  (e)    $ (9,730)       $    (1,576)(j)   $    25,637
                                                                      (16,750) (d)
Long-term debt...................         299,698            --        16,750           31,050 (b)        (82,938)(k)       264,560
Deferred income taxes............          19,820         2,105            --               --                 --            21,925
Minority interest................           9,672            --            --               --                 --             9,672
Other liabilities................           3,276           430            --               --                 --             3,706
Stockholders' equity (deficit):
  Common stock...................              65        64,752       (64,752) (f)          --                163 (l)           228
  Additional paid-in capital.....          51,695            --            --               --             82,037 (l)       133,732
  Accumulated deficit............        (103,145)      (18,418)       18,418  (f)          --               (104)         (129,726)
                                                                      (24,528) (g)
                                                                       (1,949) (h)
  Accumulated other comprehensive
    income.......................         (10,970)       (9,138)        9,138  (f)          --                 --           (10,970)
  Treasury stock.................          (1,167)           --            --               --                 --            (1,167)
                                       ----------      --------     ---------         --------        -----------       -----------
         Total stockholders' equity
           (deficit).............         (63,522)       37,196       (63,673)              --             82,096            (7,903)
                                       ----------      --------     ---------         --------        -----------       -----------
         Total liabilities and
           stockholders' equity
           (deficit).............      $  291,498      $ 68,921     $ (61,724)        $ 21,320        $    (2,418)      $   317,597
                                       ==========      ========     =========         ========        ===========       ===========

             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999


                                                          ABRAXAS
                                                         PETROLEUM  EXCHANGE OFFER
                                                        CORPORATION   ADJUSTMENTS         PRO FORMA
                                                        -----------   -----------        -----------
                                                                   (DOLLARS IN THOUSANDS)

Assets:
  Cash.............................................      $  14,421             --        $    14,421
  Accounts receivable..............................         17,145             --             17,145
  Other............................................            916             --                916
                                                         ---------     ----------        -----------
         Total current assets......................         32,482             --             32,482
Property and equipment.............................        495,082             --            495,082
Less accumulated DD&A..............................        191,398             --            191,398
                                                         ---------     ----------        -----------
  Net property and equipment.......................        303,684             --            303,684
Deferred financing fees............................          9,919     $   (2,976)(a)          6,943
Other assets.......................................          1,240             --              1,240
                                                         ---------     ----------        -----------
         Total assets..............................      $ 347,325     $   (2,976)       $   344,349
                                                         =========     ==========        ===========

Liabilities and stockholders' equity (deficit):
         Total current liabilities.................      $  34,333     $   (3,939)(b)    $    30,394

Long-term debt.....................................        346,243        (82,938)(c)        263,305
Deferred income taxes..............................         27,429             --             27,429
Minority interest..................................         10,286             --             10,286
Future site restoration............................          4,374             --              4,374
Stockholders' equity (deficit):
  Common stock.....................................             65            163 (d)            228
  Additional paid-in capital.......................         51,651         82,037            133,688
  Accumulated deficit..............................       (123,099)         1,701           (121,398)
  Treasury stock...................................         (1,071)            --             (1,071)
  Accumulated other comprehensive income...........         (2,886)            --             (2,886)
                                                         ---------     ----------        -----------
         Total stockholders' equity (deficit)......        (75,340)        83,901              8,561
                                                         ---------     ----------        -----------
         Total liabilities and stockholders' equity
           (deficit)...............................      $ 347,325     $   (2,976)       $   344,349
                                                         =========     ==========        ===========

             See notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     NOTE 1. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998, reflects the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer as if all were consummated on January 1, 1998.

     a.  Adjust depletion expense for the acquisition of New Cache.

     b. Reverse New Cache ceiling writedown and record ceiling writedown based on purchase price.

     c. Adjust amortization of deferred financing fee to reflect amortization of additional fees incurred in connection with the issuance of the old notes.

     d. Adjust interest expense using an annual interest rate of 12 7/8% for the issuance of the first lien notes and to reflect the repayment of previous credit facility and indebtedness incurred in connection with acquisition of New Cache.

     e. Reverse New Cache deferred tax benefit relating to ceiling writedown and record deferred tax benefit for writedown of properties based on purchase price.

     f. Adjust amortization of deferred financing fee to reflect fees associated with old notes.

     g. Adjust interest expense to reflect reduced debt as a result of the exchange offer.

     NOTE 2. The Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1998 reflects the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer as if all were consummated on January 1, 1998.

     a.  Adjust depletion expense for the acquisition of New Cache.

     b. Adjust amortization of deferred financing fee to reflect amortization of additional fees incurred in connection with the issuance of the old notes.

     c. Adjust interest expense using an annual interest rate of 12 7/8% for the issuance of the first lien notes and reducing interest expense interest incurred during the period on previous credit facility, which was paid off with the proceeds of the first lien notes.

     d.  Adjust deferred financing fees for amount associated with old notes.

     e. Adjust interest expense to reflect reduced debt as a result of the exchange offer.

     NOTE 3. The Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1999 reflects the exchange offer as if it was consummated on January 1, 1999.

     a. Adjust amortization of deferred financing fees to reflect fees associated with reduced amount.

     b. Adjust interest expense to reflect reduced debt as a result of the exchange offer.

     NOTE 4. The Unaudited Pro Forma Condensed Balance Sheet as of December 31, 1998, reflects the offering of the first lien notes, the acquisition of New Cache and the exchange offer as if they had occurred as of December 31, 1998:

     To reflect the sale of $63.5 million principal amount of the first lien notes. The proceeds are to be used to repay the Credit Facility and the New Cache Debt and for general corporate purposes.

                                                                                   (IN THOUSANDS)
          a.   Cash expenditure for the acquisition of New Cache.................   $    (61,724)
          b.   Allocation of proceeds for sale of the first lien notes:
                   Increase in senior secured notes..............................         63,500
                   Paydown of credit facility....................................        (32,450)
                   Reduction of current liabilities..............................         (9,730)
                   Increase in deferred financing fees...........................         (2,500)
                                                                                    ------------
                   Increase in cash..............................................         18,820
                                                                                    ------------
          c.   Increase in basis of oil and gas properties attributable to New
               Cache acquisition.................................................         32,938
          d.   Reduce basis in oil and gas properties due to ceiling writedown...        (32,938)
          e.   Increase in New Cache current liabilities at December 31, 1998 for costs incurred in connection with the acquisition of New
               Cache.............................................................          1,949
          f.   To eliminate New Cache's equity:
                   Common stock..................................................        (64,752)
                   Accumulated deficit...........................................         18,418
                   Foreign currency translation adjustment.......................          9,138
          g.   Reduce equity for after tax impact of ceiling writedown...........        (24,528)
          h.   Reduce equity for increase in current liabilities.................         (1,949)

          Exchange Offer Adjustments:
          i.   Adjust deferred financing fees to reflect fees associated with old notes.
          j.   Adjust accrued interest to reflect reduced debt as a result of the exchange offer.
          k.   Adjust senior notes to reflect the exchange offer.
          l.   Adjust common stock to reflect the exchange offer.

     NOTE 5. The Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1999, reflects the exchange offer as if it had occurred as of September 30, 1999:

     a. Adjust deferred financing fees to reflect fees associated with old notes.

     b.  Adjust accrued interest to reflect the exchange offer.

     c.  Adjust senior notes to reflect the exchange offer.

     d.  Adjust common stock to reflect the exchange offer.

                                    BUSINESS

GENERAL

     We are an independent energy company engaged primarily in the acquisition, exploitation, development and production of crude oil and natural gas. Our principal areas of operation are South Texas, West Texas and Canada. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent exploitation and development of producing properties and related assets.

PRIMARY OPERATING AREAS

     Our U.S. operations are concentrated in South and West Texas with over 99% of the PV-10 of our U.S. crude oil and natural gas properties at December 31, 1998 located in those two regions. We operate approximately 80% of our wells in Texas.

South Texas

     Our operations in South Texas are concentrated along the Edwards Trend in Live Oak and Dewitt Counties and in the Frio/Vicksburg area in San Patricio County. We own an average 71% working interest in and operate 80% of our 115 wells. These properties had average daily production of 863 net Bbls of crude oil and NGLs and 10,285 net Mcf of natural gas per day for the year ended December 31, 1998, and 557 net Bbls of crude oil and NGLs and 12,679 net Mcf of natural gas per day for the quarter ended September 30, 1999. During the first ten months of 1999, we drilled a total of 4 new wells (4.0 net) in South Texas, with a 100% success rate.

     Our wells in the Edwards Trend are characterized by high working interests and are substantially all natural gas. We have identified numerous drilling locations in the Edwards Trend and we believe that we have the necessary technical expertise and significant competitive advantage over other operations in the trend through our proprietary drilling techniques.

West Texas

     Our operations in West Texas are concentrated along the deep Devonian/Ellenberger formation and shallow Cherry Canyon sandstones in Ward County, the Spraberry Trend in Midland County and in the Sharon Ridge Clearfork Field in Scurry County. We own an average 73% working interest in and operate approximately 80% of our 264 wells. These properties had average daily production of 1,264 net Bbls of crude oil and NGLs and 6,926 net Mcf of natural gas per day for the year ended December 31, 1998, and 644 net Bbls of crude oil and NGLs and 4,969 net Mcf of natural gas per day for the quarter ended September 30, 1999. During the first-ten months of 1999, we drilled a total of 4 new wells (3.9 net) in West Texas with a 100% success rate. Our wells in West Texas have a drilling profile which is similar to that of the Edwards Trend we have identified several drilling locations in West Texas. Recent successful horizontal wells in similar fields by Texaco, Mobil, and Titan have enabled us to properly delineate our drilling prospects.

Canada

     We own producing properties in Western Canada, consisting primarily of natural gas reserve. We also own interests ranging from 10% to 100% in approximately 200 miles of natural gas gathering systems and 19 natural gas processing plants. As of December 31, 1998, on a pro forma basis, Canadian Abraxas and New Cache had estimated net proved reserves of 175 Bcfe (82% natural gas) with a PV-10 of $142.9 million, 97% of which was attributable to proved developed reserves. For the year ended December 31, 1998, on a pro forma basis, the properties produced an average of approximately 1,980 net Bbls of crude oil and NGLs per day and 52,583 net Mcf of natural gas per day from 105.5 net wells. For the quarter ended September 30, 1999, these properties had average daily production of 1,472 net Bbls of crude oil and NGLs and 47,637 net Mcf of natural gas per day. The natural gas processing plants had aggregate capacity of approximately 306 gross MMcf of natural gas per day (121 net MMcf).

     Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

CRUDE OIL, NGLS AND NATURAL GAS PRODUCTION AND SALES PRICES

     The following table presents our net crude oil, net NGLs and net natural gas production for the Company, the average sales price per Bbl of crude oil and NGLs and per Mcf of natural gas produced and the average LOE per Mcfe of production sold, for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999:

                                                                             NINE MONTHS ENDED
                                      1996           1997           1998     SEPTEMBER 30, 1999
                                   ----------     ----------     ----------  ------------------

 PRODUCTION:(1)
   Crude oil (MBbls) .........          425.2          936.7          728.6          608.6
   NGLs (MBbls) ..............          299.5          992.3          867.4          281.5
   Natural gas (MMcf) ........        6,350.1       21,050.0       24,929.9       20,154.6
   MMcfe(2) ..................       10,698.3       32,624.0       34,505.9       25,495.2
 AVERAGE SALES PRICE:(3)
   Crude oil (per Bbl) .......     $    20.85     $    18.63     $    13.65     $    13.98
   NGLs (per Bbl) ............          14.55          10.75           6.81          11.96
   Natural gas (per Mcf) .....           1.97           1.79           1.54           1.59
   Per Mcfe ..................           2.40           2.02           1.57           1.72
 LOE (PER MCFE) ..............     $     0.55     $     0.46     $     0.49     $     0.55

----------------
(1) Includes the following amounts with respect to Grey Wolf: 32 MBbls of crude oil, 0 MBbls of NGLs, 35 MMcf of natural gas and 226 MMcfe in 1996; 18 MBbls of crude oil, 8 MBbls of NGLs, 531 MMcf of natural gas and 686 MMcfe in 1997; and 21 MBbls of crude oil, 37 MBbls of NGLs, 3,262 MMcf of natural gas and 3,605 MMcfe in 1998.

(2) Crude oil and natural gas were combined by converting crude oil and NGLs to Mcfe on the basis of 6 Mcf natural gas to 1 Bbl of crude oil.

(3)  Average sales prices include effects of hedging activities.

DRILLING ACTIVITIES

     The following table sets forth our gross and net working interests in exploratory, development, and service wells drilled during the three years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999:

                                                                                NINE MONTHS ENDED
                                 1996              1997              1998       SEPTEMBER 30, 1999
                            --------------    --------------    --------------  ------------------
                            GROSS     NET     GROSS     NET     GROSS     NET     GROSS     NET
                            -----     ----    -----     ----    -----     ----    -----     ----

EXPLORATORY
   Productive
     Crude oil .........      2.0      1.2       --       --      1.0      1.0       --       --
     Natural gas .......      2.0      1.2     10.1      7.9      7.0      5.6      4.0      1.7
   Dry holes ...........      4.0      1.4      2.0      1.8      9.0      7.3      4.0      1.2
                             ----     ----     ----     ----     ----     ----     ----     ----
         Total .........      8.0      3.8     12.0      9.7     17.0     13.9      8.0      2.9
                             ====     ====     ====     ====     ====     ====     ====     ====
DEVELOPMENT
   Productive
     Crude oil .........     20.0     15.8     25.0     22.3      3.0      2.4      9.0      3.6
     Natural gas .......     10.0      3.7     20.0     14.9     30.0     23.9     18.0     11.6
   Service .............       --       --       --       --      1.0      1.0       --       --
   Dry holes ...........      1.0      1.0      3.0      2.0      3.0      2.2     10.0      5.8
                             ----     ----     ----     ----     ----     ----     ----     ----
         Total .........     31.0     20.5     48.0     39.2     37.0     29.5     37.0     21.0
                             ====     ====     ====     ====     ====     ====     ====     ====

                          DESCRIPTION OF THE NEW NOTES

     You can find definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Issuers" refer to Abraxas and Canadian Abraxas and not to any of their subsidiaries.

     The Issuers will issue the new notes under an indenture entered into among the Issuers, the Subsidiary Guarantors and Firstar Bank, National Association, as Trustee (the "Trustee"). The indenture is governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or the "TIA"). The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

     The indenture will provide for issuance of up to $196.8 million of new notes. The Issuers will issue a maximum principal amount of $191.8 million of new notes in exchange for the old notes in the exchange offer and a maximum principal amount of $5.0 million in payment of certain fees incurred in connection with the exchange offer. All of the new notes will be identical except that the new notes issued for payment of fees will not be immediately freely tradeable.

     The following description is a summary of the material provisions of the new notes, the indenture and the documents providing for the security interests of the holders of the new notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the security documents because they, not this description, define your rights as holders of the new notes. A copy of the form of indenture and the security documents may be obtained from the Issuers.

BRIEF DESCRIPTION OF THE NEW NOTES AND THE GUARANTEES

The New Notes

     The new notes:

     o   will be general obligations of the Issuers;

     o will be secured by a second lien and a second fixed or floating charge on substantially all of the Oil and Gas Assets of Abraxas and its Wholly Owned Restricted Subsidiaries and the common stock of Grey Wolf owned by the Issuers;

     o will rank equally with all of the Issuers' current and future senior Indebtedness;

     o will rank senior to all of the Issuers' current future Subordinated Indebtedness; and

     o   will be unconditionally guaranteed by the Subsidiary Guarantors.

The Guarantees

     The new notes will be jointly and severally guaranteed (the "Guarantees") by the following subsidiaries of the Issuers:

     o   New Cache;

     o   Sandia; and

     o   Wamsutter.

     The Guarantees of the new notes:

     o   will be general obligations of each Subsidiary Guarantor;

     o will be senior in right of payment to all existing and future Subordinated Indebtedness of each Subsidiary Guarantor;

     o will be on an equal basis with all existing and future Senior Indebtedness of each Subsidiary Guarantor;

     o will be secured by a second lien or charge on all of the Oil and Gas Assets of the Subsidiary Guarantors; and

     o will be limited for each Subsidiary Guarantor to the maximum amount which will result in each Guarantee's not being a fraudulent conveyance or fraudulent transfer.

Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in a prorata amount based on the net assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuers or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the indenture. See the description of the covenant in "Merger, Consolidation and Sale of Assets" below. In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Issuers and/or one or more of their Restricted Subsidiaries and the sale complies with the provisions set forth in "Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee and any related Collateral will be released.

PRINCIPAL, MATURITY AND INTEREST

     The indenture will provide for the issuance of up to $196.8 million of new notes thereunder. The new notes will be issued in full registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on November 1, 2004.

     Interest on the new notes will accrue at the rate of 11.5% per annum and will be payable semi-annually on each November 1 and May 1, commencing on May 1, 2000, to the Persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest shall accrue and be payable both before and after the filing of any bankruptcy petition at the rate of 11.5% per annum.

     Interest on the new notes will accrue from and including the most recent date to which interest has been paid with interest beginning to accrue on November 1, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, and in the case of a partial month, the actual number of days elapsed.

PAYMENT OF TAXES

     All payments made by Canadian Abraxas or any Subsidiary Guarantor under or with respect to the new notes or its Subsidiary Guarantee will be made free and clear of any tax, duty, levy, impost, assessment or other Canadian government or provincial charges.

These items are sometimes collectively called "Taxes" in this Description of the New Notes.

     If Canadian Abraxas or any Subsidiary Guarantor or any successor, as the case may be, were required to withhold or deduct any Taxes from any payment made under or with respect to the new notes or any Subsidiary Guarantee, Canadian Abraxas or such Subsidiary Guarantor, as the case may be, will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a holder (an "Excluded Holder") in respect of a beneficial owner:

     o with which the Issuers or such Subsidiary Guarantor does not deal at arm's-length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment; or

     o which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of the new notes or the receipt of payments thereunder.

     Canadian Abraxas and the Subsidiary Guarantors will also:

     o   make such withholding or deduction; and

     o remit the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law.

     If Canadian Abraxas and the Subsidiary Guarantors pay these Taxes, they will furnish certified copies of tax receipts evidencing such payment within 30 days of payment to the holders.

     Canadian Abraxas and the Subsidiary Guarantors will, jointly and severally, indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of :

     o any Taxes so levied or imposed on and paid by such holder as a result of payments made under or with respect to the new notes or any Subsidiary Guarantee,

     o any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and

     o any Taxes imposed with respect to any reimbursement under the two clauses above so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed.

     Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, Change of Control payment, purchase price, interest or any other amount payable under or with respect to any of the new notes, it also includes the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

     The Issuers will also pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the new notes or any other document or instrument in relation thereto, or from the receipt of any payments with respect to the new notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of either of the Issuers or any jurisdiction in which a paying agent is located, and have agreed to indemnify the holders for any such taxes paid by such holders.

     The foregoing obligations will survive any termination, defeasance or discharge of the indenture and the payment of all amounts owing under or with respect to the new notes and any Subsidiary Guarantee.

PAYING AGENT AND REGISTRAR; TRANSFER AND EXCHANGE

     Initially, the Trustee will act as registrar for the new notes and as paying agent. The new notes may be presented for registration of transfer and exchange at the office of the registrar, which currently is the Trustee's corporate trust office at 101 East 5th Street, St. Paul, Minnesota 55101. The Issuers will pay principal (and premium, if any) and interest on the new notes at the office of the paying agent in the Borough of Manhattan in the City of New York, State of New York. In addition, in the event the new notes do not remain in book-entry form, interest may be paid, at the Issuers' option, by wire transfer or check mailed to the registered addresses of the holders as shown on the note register. The Issuers may change the paying agent and registrar without notice to holders of the new notes. The new notes will be treated as a single class of securities under the indenture.

REDEMPTION

Optional Redemption

     The Issuers may redeem the new notes, at their option, in whole at any time or in part from time to time, on and after December 1, 2000, at the redemption prices expressed as percentages of the principal amount set forth below. If the Issuers redeem the new notes, the Issuers must also pay interest accrued and unpaid to the applicable redemption date. The redemption prices during the twelve-month period beginning on December 1 of the years indicated are set forth below:

YEAR                                                PERCENTAGE
----                                                ----------

2000                                                  105.750%
2001                                                  102.875%
2002 and thereafter                                   100.000%

     In addition, prior to December 1, 2000, the Issuers may redeem up to 50% of the aggregate principal amount of the new notes at a redemption price of 111.50% of the principal amount, plus accrued and unpaid interest to the date of redemption with the net proceeds of one or more Equity Offerings. The Issuers may not cause a redemption from the proceeds of an Equity Offering unless:

     o at least 50% of the aggregate principal amount of the new notes remains outstanding immediately after giving effect to any such redemption (with new notes owned by the Issuers or any of their Affiliates deemed not to be outstanding); and

     o redemption occurs within 60 days after the consummation of any such Equity Offering.

     If the Issuers redeem less than all of the new notes, selection of new notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed or, if the new notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate. The Issuers will not redeem new notes in principal amounts of less than $1,000. In addition, if a partial redemption is made with the proceeds of an Equity Offering, selection of new notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (the "DTC")), unless such method is otherwise prohibited. The Issuers will mail notice of redemption at least 30 and not more than 60 days before the redemption date. The notice will describe the amount of new notes being redeemed, if less than the entire principal amount. Interest will cease to accrue on new notes which are redeemed on the redemption date.

SECURITY

     All of the Obligations of the Issuers under the new notes and the indenture will be secured by a second priority Lien, but subject to Permitted Liens, on substantially all of the Oil and Gas Assets of the Issuers and the Subsidiary Guarantors, and by a second priority Lien, subject to Permitted Liens, on substantially all of any Oil and Gas Assets acquired thereafter (other than assets securing Acquired Indebtedness to the extent granting additional Liens would be prohibited by the terms of the instruments relating to such Acquired Indebtedness), as well as the Capital Stock of Grey Wolf owned by the Issuers, such Lien being junior to the Liens securing the First Lien Notes. The Oil and Gas Assets that will initially secure such Obligations represent approximately 99% of the PV-10 value at December 31, 1998.

     If the new notes become due and payable prior to maturity or are not paid in full at maturity, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the security documents and applicable law. The right to foreclose on the Collateral is, however, subject to a 180-day standstill period in favor of the holders of the First Lien Notes described below. Subject to the right of the holders of the First Lien Notes, the proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit will be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee and thereafter to pay the principal of and interest on the new notes. The Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the holders' interest in, the Collateral.

     If an Event of Default has occurred, , the Trustee or a holder, as the case may be, must give the First Lien Notes Representative written notice (a "Standstill Period Commencement Notice")prior to taking action to enforce its foreclosure rights with respect to any of the Collateral in connection with such Event of Default, with such notice stating that an Event of Default has occurred under the indenture and stating that such notice is being given to commence a Standstill Period. The Trustee and such holder will not be allowed to take a foreclosure action with respect to such Event of Default until 180 days have elapsed since the date such Standstill Period Commencement Notice is given by the Trustee or such holder to the First

Lien Notes Representative (a "Standstill Period"), unless the First Lien Notes Representative consents to the taking of such foreclosure action and the First Lien Notes Representative has authority to give such consent on behalf of the holders of the First Lien Notes pursuant to the First Lien Indenture. The foregoing provisions of this paragraph shall cease to be applicable upon the payment in full of all Indebtedness under the First Lien Notes and the First Lien Indenture. Nothing in this paragraph shall be construed as limiting any right of the Trustee and/or the holders of the new notes to assert any rights they may have to any proceeds arising from any foreclosure or other such realization on the Collateral by the First Lien Notes Representative, by any holder or holders of any of the First Lien Notes or by any trustee or other person acting for or on behalf of the First Lien Notes Representative or any holder or holders of any of the First Lien Notes.

     There can be no assurance that the Trustee will be able to sell the Collateral without substantial delays or compromises in addition to the 180-day standstill or that the proceeds obtained will be sufficient to pay all amounts owing to holders of the new notes. See "Risk Factors -- Adequacy of Collateral." Third parties that have Permitted Liens (including, without limitation, the holders of the First Lien Notes) may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors -- Substantive Consolidation/Bankruptcy."

     The collateral release provisions of the indenture will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "Possession, Use and Release of Collateral." As described under the summary of the covenant "Limitation on Asset Sales," the Net Cash Proceeds of certain Asset Sales may under specified circumstances be required to be utilized to make an offer to purchase new notes.

CHANGE OF CONTROL

     If a Change of Control occurs, each holder will have the right to require that the Issuers purchase all or a portion of such holder's new notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The Issuers must mail a notice of any Change of Control to each holder and the Trustee no later than 30 days after the Change of Control occurs. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer must remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a new note purchased pursuant to a Change of Control Offer will be required to surrender the new note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the new note completed, to the paying agent for the new notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

     The Issuers will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer at the Change of Control purchase price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases the new notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the new notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, the First Lien Notes Indenture and the old notes indenture have substantially identical change of control provisions as the indenture, which may further restrict the ability of the Issuers to purchase the new notes. In the event the Issuers are required to purchase new notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing.

     Neither the Board of Directors of Abraxas nor the Trustee may waive the covenant relating to the Issuers' obligation to make a Change of Control Offer. Restrictions in the indenture described in this Description of the New Notes on the ability of the Issuers and their Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuers, whether favored or opposed by the management of the Issuers. Consummation of any such transaction in certain circumstances may require repurchase of the new notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuers by the management of the Issuers. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of new notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of new notes pursuant to a Change of Control Offer. These rules require that the Issuers keep the offer open for 20 Business Days. They also require that the Issuers notify holders of new notes of changes in the offer and extend the offer for specified time periods if we amend the offer. If the provisions of any securities laws or regulations conflict with the "Change of Control" provisions in the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture.

CERTAIN COVENANTS

     The indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

     Other than the Permitted Indebtedness, Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness. However, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Abraxas and the Subsidiary Guarantors or any of them may incur Indebtedness (including any Acquired Indebtedness), in each case, if at the time of such event and after giving effect thereto on a pro forma basis, both:

     o Abraxas' Consolidated EBITDA Coverage Ratio would have been at least equal to 2.5 to 1.0; and

     o Abraxas' Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of Abraxas and its Restricted Subsidiaries.

     For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of the amount of Indebtedness shall not also be included.

     Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into Abraxas or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by Abraxas or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition.

     Abraxas will not, and will not permit any Subsidiary Guarantor, to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of Abraxas or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the new notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of Abraxas or such Subsidiary Guarantor, as the case may be.

Limitation on Restricted Payments

    The indenture will define the following as Restricted Payments if done by Abraxas or any of its Restricted Subsidiaries:

    o declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of Abraxas) on or in respect of shares of Abraxas' Capital Stock to holders of such Capital Stock;

    o purchase, redeem or otherwise acquire or retire for value any Capital Stock of Abraxas or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of Abraxas or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of Abraxas;

    o make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of Abraxas or a Subsidiary Guarantor; or

    o    make any Investment (other than a Permitted Investment).

The Issuers may not make a Restricted Payment, if at the time of such Restricted Payment or immediately after giving effect to the Restricted Payment:

    o a Default or an Event of Default shall have occurred and be continuing;

    o Abraxas is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Incurrence of Additional Indebtedness" above; or

    o the aggregate amount of all Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of Abraxas) shall exceed the sum of:

                  (i) 50% of the cumulative Consolidated Net Income (or if
              cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Abraxas earned subsequent to the Issue Date and on or prior to the last date of Abraxas' fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period), plus

                  (ii) 100% of the aggregate net cash proceeds received by
              Abraxas from any Person (other than a Restricted Subsidiary of Abraxas) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Abraxas, plus

                  (iii) without duplication of any amounts included in
              clause(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by Abraxas from a holder of Abraxas' Capital Stock (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from an Equity Offering to the extent used to redeem the new notes), plus

                  (iv) an amount equal to the net reduction in Investments in
              Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to Abraxas or to any Restricted Subsidiary of Abraxas from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of Abraxas), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in the covenant described under "Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Abraxas or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the indenture, plus

                  (v) without duplication of the immediately preceding subclause
              (iv), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of Abraxas).

    However, the Issuers may take the following actions:

    o the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration,

    o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of Abraxas, either:

                  (A) solely in exchange for shares of Qualified Capital Stock of Abraxas, or

                  (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Abraxas) of shares of Qualified Capital Stock of Abraxas,

    o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Abraxas or a Subsidiary Guarantor that is subordinate or junior in right of payment to the new notes or such Subsidiary Guarantor's Guarantee, as the case may be, either:

                  (A) solely in exchange for shares of Qualified Capital Stock of Abraxas, or

                  (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Abraxas) of (I) shares of Qualified Capital Stock of Abraxas or (II) Refinancing Indebtedness; and

    o the initial designation of Western Associated Energy Corporation and Grey Wolf as Unrestricted Subsidiaries under the indenture.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended for the payment of any dividend or redemption payment, as described above, and for the acquisition of any shares of Capital Stock of Abraxas through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Abraxas) of shares of Qualified Capital Stock of Abraxas, as described above, shall be included in such calculation.

Limitation on Asset Sales

    Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless the consideration received is at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by Abraxas' Board of Directors or senior management of Abraxas, and at least 75% of the consideration received is cash or Cash Equivalents and is received at the time of such disposition.

    Within 180 days after the receipt of any Net Cash Proceeds from an Asset Sale plus such additional time as may be necessary to complete a net proceeds offer under the terms of the First Lien Indenture with respect to such Asset Sale ("Net Cash Proceeds Application Period"), Abraxas or such Restricted Subsidiary must apply the Net Cash Proceeds of such Asset Sale as follows:

    o to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral ("Non-Collateral Proceeds"), to repay any Indebtedness secured by the assets involved in such Asset Sale together with a concomitant permanent reduction in the amount of such Indebtedness so repaid; and


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

    o with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph and any Net Cash Proceeds received from an Asset Sale involving Collateral, Abraxas must make an offer to purchase (the "Net Proceeds Offer") from all holders up to a maximum principal amount (expressed as an integral multiple of $1,000) of new notes equal to the Available Proceeds Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

    Abraxas will not, however, be required to apply Net Cash Proceeds received from any Asset Sale to make a Net Proceeds Offer if, and only to the extent that such Net Cash Proceeds are applied, within the Net Cash Proceeds Application Period for such Asset Sale:

    o to repay or prepay any Indebtedness outstanding under the First Lien Notes or the First Lien Indenture;

    o to repay or prepay any Indebtedness of Abraxas that is secured by a Lien permitted to be incurred pursuant to the Section "Covenants-Limitation on Liens";

    o to pay interest on the new notes in an aggregate amount not to exceed 5.75% of the aggregate original principal amount of the new notes;

    o to an investment or investments in Crude Oil and Natural Gas Related Assets; or

    o to an investment or investments in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the Crude Oil and Natural Gas Business of Abraxas and its Restricted Subsidiaries ("Replacement Assets"), with the assets constituting such Crude Oil and Natural Gas Related Assets or Replacement Assets and any non-cash consideration received being made subject to the Lien of the indenture and the security documents to the extent the Net Cash Proceeds used to purchase such assets arose from the sale of Property that was subject to such Lien, provided that any such assets that are Oil and Gas Assets shall be made subject to such Lien in any event.

    In addition, if at the end of the Net Cash Proceeds Application Period for such Asset Sale, Abraxas or one of its Restricted Subsidiaries has delivered to the Trustee an officer's certificate

    o    otherwise in compliance with the terms of the indenture;

    o stating that attached thereto is a definitive, executed purchase and sale agreement for a Crude Oil and Natural Gas Related Assets investment or for Replacement Assets; and

    o setting forth the aggregate cash consideration to be paid in connection with such purchase from the Available Proceeds Amount;

then Abraxas shall have an additional period of time during which it may defer making a Net Proceeds Offer with respect to the Available Proceeds Amount the subject of such purchase and sale, such additional period of time ending on the earlier of:

    o    90 days after the end of the Net Cash Proceeds Application Period, and

    o    the date such purchase and sale agreement is terminated or cancelled.

    If at any time any consideration (other than cash or Cash Equivalents) received in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be treated like an Asset Sale and the Net Cash Proceeds will be applied as described above.

    Abraxas may defer the Net Proceeds Offer until there is an aggregate unutilized Available Proceeds Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time the entire unutilized Available Proceeds Amount, and not just the amount in excess of $5,000,000, will be applied as required pursuant to this paragraph). If the amount of new notes tendered is less than the amount of new notes that the Issuers offered to purchase, Abraxas may obtain a release of the unutilized portion of the Collateral Proceeds from the Lien of the indenture and the security documents.

    Notwithstanding the terms of the six preceding paragraphs above, Abraxas and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

    o the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets; and

    o    such Asset Sale is for fair market value.

Any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by Abraxas or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will be treated as Net Cash Proceeds and, to the extent that the property transferred or conveyed constitutes an Oil and Gas Asset, the property received in exchange will constitute an Oil and Gas Asset.

    All Collateral Proceeds delivered to the Trustee will constitute Trust Moneys, and all Collateral Proceeds will be delivered by Abraxas:

    o so long as any Indebtedness under the First Lien Notes remains outstanding, to the First Lien Notes Representative; and

    o otherwise to the Trustee and all Collateral Proceeds delivered to the Trustee will be deposited in the Collateral Account in accordance with the indenture. These Collateral Proceeds may be withdrawn from the Collateral Account for application by Abraxas as set forth above or otherwise pursuant to the indenture as summarized in "Deposit; Use and Release of Trust Moneys."

    In the event of the transfer of substantially all (but not all) of the consolidated assets of Abraxas as an entirety to a Person in a transaction permitted under the covenant described in "Merger, Consolidation and Sale of Assets," the successor corporation will be deemed to have sold the consolidated assets of Abraxas not so transferred and must comply with the provisions of this covenant as if it were an Asset Sale. In addition, the fair market value of the consolidated assets of Abraxas deemed to be sold will be deemed to be Net Cash Proceeds.

    The Issuers will be required to mail notice of a Net Proceeds Offer to the holders and the Trustee not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their new notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. To the extent holders properly tender new notes in an amount exceeding the Available Proceeds Amount, new notes will be repurchased on a pro rata basis (based on amounts tendered).

    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of new notes as a result of a Net Proceeds Offer. These rules require that the Issuers keep the offer open for 20 Business Days. They also require that the Issuers notify holders of new notes of changes in the offer and extend the offer for specified time periods if the Issuers amend the offer. If the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction (each, a "Payment Restriction") on the ability of any Restricted Subsidiary to:


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

    o pay dividends or make any other distributions on or in respect of its Capital Stock;

    o make loans or advances, or to pay any Indebtedness or other obligation owed, to Abraxas or any other Restricted Subsidiary;

    o guarantee any Indebtedness or any other obligation of Abraxas or any Restricted Subsidiary; or

    o transfer any of its property or assets to Abraxas or any other Restricted Subsidiary.

    The preceding will not apply, however, to encumbrances or restrictions existing under or by reason of the following (which are excluded from the term "Payment Restriction"):

        (1) applicable law;

        (2) the indenture, the indenture governing the old notes, the indenture governing the First Lien Notes, any security document or any of the security documents entered into in connection with the indenture governing the old notes or the indenture governing the First Lien Notes;

        (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

        (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

        (5) agreements existing on the Issue Date to the extent and in the manner such agreements were in effect on the Issue Date;

        (6) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

        (7) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or

        (8) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the holders in any material respect as determined by the Board of Directors of Abraxas in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (2), (4) or (5).

Limitation on Preferred Stock of Restricted Subsidiaries

    The Restricted Subsidiaries may not issue any Preferred Stock (other than to Abraxas or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than Abraxas or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

Limitation on Liens

    Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens:

    o upon any item of Collateral other than the Liens created by the indenture and the security documents and the Liens expressly permitted by the applicable security documents, and any Liens securing the First Lien Notes or any other Indebtedness under the First Lien Indenture;

    o upon any other properties or assets of Abraxas or of any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than, with respect to this clause:

              (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date,

              (ii)  Permitted Liens, and

             (iii) Any Liens securing the First Lien Notes or any other Indebtedness under the First Lien Indenture.

Merger, Consolidation and Sale of Assets

    Abraxas may not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Abraxas' assets (determined on a consolidated basis for Abraxas and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless:

    o    either

              (A) Abraxas or such Restricted Subsidiary, as the case may be, shall be the surviving or continuing corporation or

              (B) the Person (if other than Abraxas) formed by such consolidation or into which Abraxas is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Abraxas and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")

                  (i) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia (or if such Restricted Subsidiary was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof) and

                  (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the new notes and the performance of every covenant of the new notes, the indenture, and the security documents on the part of Abraxas to be performed or observed;

    o immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), Abraxas or such Surviving Entity, as the case may be,

              (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Abraxas immediately prior to such transaction and

              (B) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described in "Limitation on Incurrence of Additional Indebtedness";

    o immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

    o Abraxas or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of Abraxas, shall be deemed to be the transfer of all or substantially all of the properties and assets of Abraxas.

    Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Abraxas in accordance with the foregoing, in which Abraxas is not the continuing corporation, the successor Person formed by such consolidation or into which Abraxas is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Abraxas under the indenture and the new notes.

    Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of the indenture described under "Merger, Consolidation and Sale of Assets") may not, and Abraxas may not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than an Issuer or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless:

    o the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia (or if such Restricted Subsidiary was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof);

    o such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee;

    o immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

    o immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Abraxas could satisfy the Consolidated Net Worth and incurrence of Additional Indebtedness provisions set forth above.

Any merger or consolidation of a Subsidiary Guarantor with and into either of the Issuers (with either of the Issuers being the Surviving Entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with the officer's certificate and opinion of counsel provisions set forth above.

Limitations on Transactions with Affiliates

     Abraxas may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with any of its respective Affiliates unless,

    o such transaction or series of related transactions is on terms that are fair and reasonable to Abraxas or the applicable Restricted Subsidiary and are no less favorable to Abraxas or the applicable Restricted Subsidiary than would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate ; and

    o with respect to a transaction or series of related transactions involving aggregate payments or other property with a fair market value in excess of $1,000,000, Abraxas obtains Board approval which is evidenced by a resolution stating that the Board has determined that such transaction complies with the foregoing provisions.

In addition, if the transaction or series of related transactions involves an aggregate fair market value of more than $10,000,000, Abraxas must, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Abraxas or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

     The foregoing shall not apply to

    o reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Abraxas or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of Abraxas or such Restricted Subsidiary, as the case may be;

    o transactions exclusively between or among Abraxas and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries if such transactions are not otherwise prohibited by the indenture; and

    o    Restricted Payments permitted by the indenture.

Limitation on Restricted and Unrestricted Subsidiaries

    The indenture provides that the Board of Directors may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

    o any such redesignation shall be deemed to be an incurrence by Abraxas and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary under the covenant described in "Limitation on Incurrence of Additional Indebtedness" above;

    o unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, Abraxas could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described in "Limitation on Incurrence of Additional Indebtedness" above; and

    o such Subsidiary assumes all of the obligations of a Subsidiary Guarantor under a Guarantee.

    The Board of Directors of Abraxas also may, if no Default or Event of Default shall have occurred and be continuing or would arise from such a designation, designate any Restricted Subsidiary none of whose Properties are subject to any Liens of any security documents to be an Unrestricted Subsidiary if:

    o such designation is at that time permitted under the covenant described in "Limitation on Restricted Payments" above; and

    o immediately after giving effect to such designation, Abraxas could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described in "Limitation on Incurrence of Additional Indebtedness" above.

    Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an officer's certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted

Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

    For purposes of the covenant described under "Limitation on Restricted Payments" above,

    o an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to Abraxas' equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary;

    o at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Abraxas' equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by Abraxas and its Restricted Subsidiaries in such Unrestricted Subsidiary with, "net worth" calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and

    o any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of Abraxas to be an Unrestricted Subsidiary if, after such designation,

    o    Abraxas or any Restricted Subsidiary

              (A) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or

              (B) is directly or indirectly liable for any Indebtedness of such Subsidiary, or

    o such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

    The Subsidiaries of Abraxas that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. All Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

Additional Subsidiary Guarantees

    If Abraxas or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if Abraxas or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary having total consolidated assets with a book value in excess of $500,000 that is not a Subsidiary Guarantor, then such transferee or acquired or other Restricted Subsidiary shall

    o execute and deliver to the Trustee a Guarantee in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers' obligations under the new notes and the indenture on the terms set forth in the indenture;

    o grant to the Trustee a second Lien on substantially all its Oil and Gas Assets; and

    o deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

Limitation on Impairment of Security Interest

    Neither Abraxas nor any of its Subsidiaries may take or omit to take any action which would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the holders, with respect to the Collateral, and neither Abraxas nor any of its Subsidiaries may grant to any Person, or suffer any Person (other than Abraxas and its Restricted Subsidiaries) to have (other than to the Trustee on behalf of the Trustee and the holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither Abraxas nor any of its Subsidiaries may enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than Indebtedness under the First Lien Notes or under the First Lien Indenture and the security documents entered into in connection therewith, and other than pursuant to the indenture and the security documents.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

    Abraxas may not, and may not permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

    o    to Abraxas or a Wholly Owned Restricted Subsidiary of Abraxas; or

    o if all shares of Capital Stock of such Restricted Subsidiary owned by Abraxas and its Restricted Subsidiary are sold or otherwise disposed of.

    In connection with any sale or disposition of Capital Stock of any Restricted Subsidiary, Abraxas will be required to comply with the covenant described under the caption "Limitation on Asset Sales."

Limitation on Conduct of Business

    Abraxas will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

Reports to Holders

    Abraxas will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Abraxas is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that Abraxas may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, Abraxas will file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. Abraxas will also comply with the other provisions of
Section 314(a) of the TIA.

EVENTS OF DEFAULT

    Each of the following will be an Event of Default:

    o the failure to pay interest (including any Additional Interest) on any new notes when the same becomes due and payable and the default continues for a period of 30 days;

    o the failure to pay the principal on any new notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase new notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);



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    o    a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after either of the Issuers or any Subsidiary Guarantor receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the new notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of the covenants described above under "Change of Control" or "Merger, Consolidation and Sale of Assets" or "Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    o a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Abraxas or of any Restricted Subsidiary (or the payment of which is guaranteed by Abraxas or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default:

                  (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default"), or

                  (B) results in the acceleration of such Indebtedness prior to its express maturity and,

         in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5,000,000;

    o one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) are rendered against Abraxas or any of its Restricted Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    o    certain events of bankruptcy; or

    o any of the Guarantees or any of the security documents cease to be in full force and effect or any of the Guarantees or any of the security documents are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the indenture) or any obligor or any Related Person denies or disaffirms its liability under any security document to which it is a party.

    If any Event of Default (other than the Event of Default relating to certain events of bankruptcy) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding new notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the new notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default relating to certain events of bankruptcy occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding new notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration with respect to the new notes as described in the preceding paragraph, the holders of a majority in principal amount of the new notes may rescind and cancel such declaration if:

    o    the rescission would not conflict with any judgment or decree;

    o all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

    o to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;



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    o    the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances;
         and

    o the Trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived in the event of the cure or waiver of an Event of Default relating to certain events of bankruptcy.

    No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Prior to the declaration of acceleration of the new notes, the holders of a majority in principal amount of the new notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any new notes.

    Holders of the new notes may not enforce the indenture or the new notes except as provided in the indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    The Issuers are required to provide an officer's certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

POSSESSION, USE AND RELEASE OF COLLATERAL

    Unless an Event of Default shall have occurred and be continuing, the Issuers and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the new notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee in the Collateral Account or with the First Lien Notes Representative and other than as set forth in the security documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

    Upon compliance by the Issuers with the conditions set forth below in respect of any sale, transfer or other disposition, the Trustee will release the Released Interests (as defined below) from the Lien of the indenture and the security documents and reconvey the Released Interests to the Issuers or the grantor of the Lien on such property. The Issuers will have the right to obtain a release of items of Collateral (the "Released Interests") subject to any sale, transfer or other disposition, or owned by a Restricted Subsidiary the Capital Stock of which is sold in compliance with the indenture such that it ceases to be a Restricted Subsidiary, upon compliance with the condition that the Issuers deliver to the Trustee the following:

    o    a notice from Abraxas requesting the release of Released Interests:

                  (A) describing the proposed Released Interests,

                  (B) specifying the value of such Released Interests or such Capital Stock, as the case may be, on a date within 60 days of the Abraxas notice (the "Valuation Date"),

                  (C) stating that the consideration to be received is at least equal to the fair market value of the Released Interests,


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

                  (D) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral,

                  (E) confirming the sale or exchange of, or an agreement to sell or exchange, such Released Interests or such Capital Stock, as the case may be, is a bona fide sale to or exchange with a Person that is not an Affiliate of the Issuers or, in the event that such sale or exchange is to or with a Person that is an Affiliate, confirming that such sale or exchange is made in compliance with the provisions summarized in the description of certain covenants under "Limitation on Transactions with Affiliates," and

                  (F) in the event there is to be a contemporaneous substitution of property for the Collateral subject to the sale, transfer or other disposition, specifying the property intended to be substituted for the Collateral to be disposed of;

    o    an officer's certificate of Abraxas stating that:

                  (A) such sale, transfer or other disposition or such redesignation, as the case may be, complies with the terms and conditions of the indenture, including the provisions summarized in the description of certain covenants under " Limitation on Asset Sales," "Limitation on Transactions with Affiliates," "Limitation on Restricted and Unrestricted Subsidiaries" and "Limitation on Restricted Payments" above, to the extent any of the foregoing are applicable,

                  (B) all Net Cash Proceeds from the sale, transfer or other disposition of any of the Released Interests or such Capital Stock, as the case may be, will be applied pursuant to the provisions of the indenture in respect of the deposit of proceeds into the Collateral Account or with the First Lien Notes Representative as contemplated by the indenture and in respect of Asset Sales, to the extent applicable,

                  (C) there is no Default or Event of Default in effect or continuing on the date thereof or the date of such sale, transfer or other disposition or such redesignation, as the case may be,

                  (D) the release of the Collateral will not result in a Default or Event of Default under the indenture,

                  (E) upon delivery of such officer's certificate, all conditions precedent in the indenture relating to the release in question will have been complied with,

                  (F) such sale, transfer or other disposition is not between Abraxas or any Restricted Subsidiary or between Restricted Subsidiaries, and

                  (G) such sale, transfer or other disposition is not a sale, transfer or other disposition that is excluded from the definition of "Asset Sale" because it was a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuers in a transaction which made in compliance with the provisions of the covenants described under "Merger, Consolidation and Sale of Assets;" and

    o all documentation required by the TIA, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to such sale, transfer or other disposition, all documentation necessary to effect the substitution of such new Collateral.

    Notwithstanding the provisions described above, so long as no Event of Default shall have occurred and be continuing, the Issuers may, without satisfaction of the conditions described above, dispose of Hydrocarbons or other mineral products for value in the ordinary course and engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the TIA, upon satisfaction of certain conditions. For example, among other things, subject to certain dollar limitations and conditions, the Issuers would be permitted to:

    o sell or otherwise dispose of any property subject to the Lien of the indenture and the security documents, which may have become worn out or obsolete;

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    o    abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the security documents;

    o surrender or modify any franchise, license or permit subject to the Lien of the indenture or any of the security documents which it may own or under which it may be operating;

    o alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances;

    o demolish, dismantle, tear down or scrap any obsolete Collateral or abandon any portion thereof; and

    o grant farm-outs, leases or sub-leases in respect of real property to the extent the foregoing does not constitute an Asset Sale.

DEPOSIT; USE AND RELEASE OF TRUST MONEYS

    The Net Cash Proceeds associated with any Asset Sale and any Net Cash Proceeds associated with any sale, transfer or other disposition of Collateral, to the extent such sale, transfer or other disposition is not an Asset Sale by virtue of clause (H) of the definition thereof, insurance proceeds and condemnation (or similar) proceeds shall be deposited so long as any Indebtedness under the First Lien Notes remains outstanding, with the First Lien Notes Representative and otherwise into a securities account maintained by the Trustee at its corporate trust offices or at any securities intermediary selected by the Trustee having a combined capital and surplus of at least $250,000,000 and having a long-term debt rating of at least "A3" by Moody's and at least "A--" by S&P styled the "Abraxas Collateral Account" (such account being the "Collateral Account") which shall be under the exclusive dominion and control of the Trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Trustee, at the direction of the Issuers, in Cash Equivalents. The Issuers will not have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Trustee and the holders.

    Any funds deposited with the Trustee may be released to the Issuers by their delivering to the Trustee an officer's certificate stating:

    o no Event of Default has occurred and is continuing as of the date of the proposed release;

                  (A) if such Trust Moneys represent Collateral Proceeds in respect of an Asset Sale, that the application of such funds are otherwise being applied in accordance with the covenant "Limitation on Asset Sales," above, or

                  (B) if such Trust Moneys represent proceeds in respect of a casualty, expropriation or taking, that the application of such funds will be applied to repair or replace property subject of a casualty or condemnation or reimburse the Issuers for amounts spent to repair or replace such property and that attached thereto are invoices or other evidence reflecting the amounts spent or to be spent, or

                  (C) if such Trust Moneys represent proceeds derived from any other manner, that such amounts are being utilized in connection with business of Abraxas and its Restricted Subsidiaries in compliance with the terms of the indenture; and

    o all conditions precedent in the indenture relating to the release in question have been complied with; and

    o all documentation required by the TIA, if any, prior to the release of such Trust Moneys by the Trustee has been delivered to the Trustee.



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    Notwithstanding the foregoing,

    o if the maturity of the new notes has been accelerated, and the acceleration has not been rescinded as permitted by the indenture, the Trustee shall apply the Trust Moneys credited to the Collateral Account to pay the principal of, premium, if any and accrued and unpaid interest on the new notes to the extent of such Trust Moneys;

    o if the Issuers so elect, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of interest due on any interest payment date; and

    o if the Issuers so elect, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of the principal of, and premium, if any, and accrued and unpaid interest on any new notes on the maturity or upon redemption or to the purchase of new notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the indenture.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    As long as the Issuers take steps to make sure that holders receive all of their payment under the new notes and are able to transfer the new notes, the Issuers can elect to legally release themselves and any of the Subsidiary Guarantors for any Obligations on the new notes (called "Legal Defeasance") other than:

    o the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the new notes when such payments are due;

    o the Issuers' obligations with respect to the new notes to issue temporary new notes, register new notes, replace mutilated, destroyed, lost or stolen new notes and the maintenance of an office or agency for payments;

    o    the rights, powers, trust, duties and immunities of the Trustee; and

    o    the Legal Defeasance provisions of the indenture.

    In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors, if any, released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"). In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the new notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance,

    o the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars and/or non-callable U.S. government obligations in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the new notes on their various due dates:

    o in the case of Legal Defeasance, the Issuers must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

         (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or

         (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;


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

    o in the case of Covenant Defeasance, the Issuers must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    o no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    o such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other agreement or instrument to which Abraxas or any of its Restricted Subsidiaries is a party or by which Abraxas or any of its Restricted Subsidiaries is bound;

    o the Issuers must deliver an officer's certificate to the Trustee stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

    o the Issuers must deliver an officer's certificate and an opinion of counsel to the Trustee, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with;

    o the Issuers must deliver an opinion of counsel to the Trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

    o    certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

    The Issuers and the Subsidiary Guarantors will have no further obligations under the indenture, the security documents and the Guarantees as to all outstanding new notes, other than surviving rights of registration of transfer or exchange of the new notes, when

    o    either

              (A) all the new notes, have been delivered to the Trustee for cancellation except lost, stolen or destroyed new notes which have been replaced or paid and new notes which the Issuers have deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, or

              (B) all new notes have become due and payable and the Issuers have deposited with the Trustee funds in sufficient to pay and discharge the entire Indebtedness on the new notes on their various due dates;

    o the Issuers have paid all other sums payable under the indenture by the Issuers; and

    o the Issuers have delivered to the Trustee an officer's certificate and an opinion of counsel stating that the Issuers have complied with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture.

MODIFICATION OF THE INDENTURE

    From time to time, the Issuers, the Subsidiary Guarantors and the Trustee, without the consent of the holders, may amend the indenture or any security document for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture



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under the TIA or to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

    Other modifications and amendments of the indenture or any security document may be made with the consent of the holders of not less than a majority of the principal amount of the then outstanding new notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

    o reduce the amount of new notes whose holders must consent to an amendment;

    o reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any new notes;

    o reduce the principal of or change or have the effect of changing the fixed maturity of any new notes, or change the date on which any new notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

    o make any new notes payable in money other than that stated in the new notes;

    o make any change in provisions of the indenture or any security document protecting the right of each holder to receive payment of principal of and interest on such new note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of new notes to waive Defaults or Events of Default;

    o amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

    o modify or change any provision of the indenture, any security document or the related definitions affecting ranking of the new notes or any Guarantee in a manner which adversely affects the holders; or

    o release any Subsidiary Guarantor from any of its obligations under its Guarantee, in any case otherwise than in accordance with the terms of the indenture.

     The provisions of the indenture concerning the 180 day standstill period with respect to foreclosure actions and the provisions of the indenture concerning the giving of notices of Default or an Event of Default to the First Lien Notes Representative may not be amended without the consent of the First Lien Notes Representative.

GOVERNING LAW

    The indenture, the new notes, the Guarantees and the security documents relating to Collateral located in the U.S. will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the laws of another jurisdiction may be mandatorily applicable to certain matters under the security documents. The security documents relating to Collateral located in Canada will be governed by Alberta law.

CONCERNING THE TRUSTEE

    Firstar Bank, National Association will act as Trustee whose address is 101 East 5th Street, St. Paul, Minnesota 55101, attn: Corporate Trust Department.

    Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.


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    The indenture and the provisions of the TIA incorporated by reference into the indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers or any Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions. If the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

FORM, DENOMINATION AND REGISTRATION

Global Notes; Book Entry Form

    Except as set forth in the next paragraph, the new notes will be evidenced initially by one or more global notes (the "Global Note") which will be deposited with, or on behalf of, the DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    New notes held by holders who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Notes"). Upon transfer , such Certificated Note will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes as described below, be exchanged for an interest in the Global Note.

    Owners of beneficial interests in the Global Note may hold their interest in the Global Note directly through DTC if such person is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Note, Cede & Co. for all purposes will be considered the sole holder of the Global Note. Owners of beneficial interests in the Global Note will be entitled to have certificates registered in their names and to receive physical delivery of Certificated Notes.

    Payment of principal of and premium and interest on the Global Note will be made to Cede & Co., the nominee for DTC, as registered owner of the Global Note, by wire transfer of immediately available funds on the applicable payment date. Neither the Issuers nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Issuers have been informed by DTC that, with respect to any payment of principal of, or premium or interest on the Global Note, DTC's practice is to credit Participants' accounts on the applicable payment date, with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the new notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks and other parties, the ability of a person having a beneficial interest in the new notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Issuers nor the Transfer Agent will have responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has



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advised the Issuers that it will take any action permitted to be taken by a holder of new notes (including, without limitation, the presentation of new notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the new notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

    DTC has also advised the Issuers that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuers within 90 days, the Issuers will cause Certificated Notes to be issued in exchange for the Global Notes.

Certificated Notes

    Investors in the new notes may request that Certificated Notes be issued in exchange for new notes represented by the Global Note. Furthermore, Certificated Notes may be issued in exchange for new notes represented by the Global Note if no successor depositary is appointed by the Issuers as set forth above.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Abraxas" means Abraxas Petroleum Corporation, a Nevada corporation.

    "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

        (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with Abraxas or any of its Restricted Subsidiaries, or

        (2) which becomes Indebtedness of Abraxas or a Restricted Subsidiary in connection with the acquisition of assets from such Person.

Acquired Indebtedness does not include Indebtedness not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

    "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination the sum of:

        (A) Discounted future net revenues from proved oil and gas reserves of Abraxas and its consolidated Restricted Subsidiaries, calculated in accordance with SEC guidelines but before any state or federal income tax, as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of Abraxas' latest annual consolidated financial statements,

            (i) as increased by, as of the date of determination, the estimated discounted future net revenues from:


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                  (x) estimated proved oil and gas reserves acquired since the date of such year-end reserve report; and

                  (y) estimated oil and gas reserves attributable to upward
               revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); and

           (ii) decreased by, as of the date of determination, the estimated discounted future net revenues from:

                  (x) estimated proved oil and gas reserves produced or
               disposed of since the date of such year-end reserve report; and

                  (y) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions; and

           (iii) in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report).

     In the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by Abraxas' petroleum engineers, except that in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause shall be confirmed by a nationally recognized firm of independent petroleum engineers, plus

        (B) The capitalized costs that are attributable to oil and gas properties of Abraxas and its consolidated Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Abraxas' books and records as of a date no earlier than the date of Abraxas' latest annual or quarterly financial statements, plus

        (C) The Net Working Capital on a date no earlier than the date of Abraxas' latest consolidated annual or quarterly financial statements, plus

        (D) With respect to each other tangible asset of Abraxas or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, Abraxas' or its consolidated Restricted Subsidiaries' natural gas producing facilities and unproved oil and gas properties (less any remaining deferred income taxes which have been allocated to such gas processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of

           (i) the net book value of such other tangible asset on a date no earlier than the date of Abraxas' latest consolidated annual or quarterly financial statements or

           (ii) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of Abraxas and its Restricted Subsidiaries, as of a date no earlier than the date of Abraxas' latest audited financial statements, minus

    The sum of minority interests. To the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of Abraxas and its consolidated Restricted Subsidiaries reflected in Abraxas' latest audited financial statements.

    In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to:

        (1) any Investment not prohibited by the indenture, to and including the date of the transaction giving rise to the need



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
    to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of Abraxas;

        (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and

        (3) any sales or other dispositions of assets permitted by the indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

    "Affiliate" of any specified Person means,

        (1) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person; and

        (2) any Related Person of such Person.

For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "Affiliate Transaction" has the meaning set forth under "Certain Covenants -- Limitation on Transactions with Affiliates."

    "Asset Acquisition" means:

        (1) an Investment by Abraxas or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into Abraxas or any Restricted Subsidiary; or

        (2) the acquisition by Abraxas or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Abraxas or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Abraxas or a Restricted Subsidiary of:

         (1)  any Capital Stock of any Restricted Subsidiary; or

         (2) any other property or assets (including any interests therein) of Abraxas or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction.

For purposes of this definition, the term "Asset Sale" shall not include:

         (3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Abraxas in a transaction which is made in compliance with the provisions of the covenant described in "Merger, Consolidation and Sale of Assets;"

         (4) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of the covenant described in "Limitation on Restricted Payments" above;

         (5) disposals or replacements of obsolete equipment in the ordinary course of business;

         (6) the sale, lease, conveyance, disposition or other transfer by Abraxas or any Restricted Subsidiary of assets or



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

    property to Abraxas or one or more Wholly Owned Restricted Subsidiaries;

         (7) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business;

         (8) the abandonment, surrender, termination, cancellation, release, farmout, lease or sublease of undeveloped oil and gas properties in the ordinary course of business or oil and gas properties which are not capable of production in economic quantities;

         (9) the contemporaneous trade or exchange by Abraxas or any of its Restricted Subsidiaries of any oil and gas property or interest therein owned or held by such Person for any oil and gas property or interest therein owned or held by another Person which the Board of Directors of Abraxas determines in good faith by resolution to be of approximately equal value, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that such cash and Cash Equivalents are subject to the covenant "Limitation on Asset Sales"; provided, further, to the extent not prohibited by the terms of any instruments evidencing Acquired Indebtedness associated with the property received, that the property received by Abraxas or such Restricted Subsidiary is made subject to the Lien of the indenture and the security documents to the extent that such property traded or exchanged was subject to such Lien, provided that any such property received that constitutes Oil and Gas Assets shall be made subject to such Lien in any event; and provided, further, that to the extent the property traded or exchanged by Abraxas and/or a Restricted Subsidiary contains proved reserves, the property received contains an approximately equal value of proved reserves, including cash or Cash Equivalents to achieve an exchange of equivalent value; or

         (10) the sale, lease, conveyance, disposition or other transfer by Abraxas or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such sale, lease, conveyance, disposition or transfer) of all such assets and property so sold, leased, conveyed, disposed or transferred since the Issue Date pursuant to this clause shall not exceed $1,000,000 in any one year.

    "Available Proceeds Amount" means (i) the sum of all Collateral Proceeds and all Non-Collateral Proceeds remaining after application to repay any Indebtedness secured by the assets the subject of the Asset Sale giving rise to such Non-Collateral Proceeds; and (ii) for purposes of determining whether a Net Proceeds Offer must be made as of any day and the amount of such offer, an amount equal to: the amount set forth under clause (i) above minus the aggregate amount of all such Asset Sale proceeds previously spent in compliance with the terms of the section described "Deposit; Use and Release of Trust Moneys."

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

    "Canadian Abraxas" means Canadian Abraxas Petroleum Limited.

    "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

    "Capital Stock" means:

        (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred



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

    Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and

        (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "Cash Equivalents" means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

        (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause above entered into with any bank meeting the qualifications specified in the fourth clause above; and

        (6) money market mutual or similar funds having assets in excess of $100,000,000.

    "Change of Control" means the occurrence of one or more of the following events:

        (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Abraxas to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the indenture);

        (2) the approval by the holders of Capital Stock of Abraxas of any plan or proposal for the liquidation or dissolution of Abraxas (whether or not otherwise in compliance with the provisions of the indenture);

        (3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Abraxas; or

        (4) the replacement of a majority of the Board of Directors of Abraxas over a two-year period from the directors who constituted the Board of Directors of Abraxas at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of Abraxas then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "Change of Control Offer" has the meaning set forth under "Change of Control."

    "Change of Control Payment Date" has the meaning set forth under "Change of Control."

    "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the indenture or any of the security documents.



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

    "Collateral Account" has the meaning given to it in the section described herein under the heading "Deposit; Use and Release of Trust Moneys."

    "Collateral Proceeds" means any Net Cash Proceeds received from an Asset Sale involving Collateral.

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

        (1) Consolidated Net Income, and

        (2) to the extent Consolidated Net Income has been reduced thereby,

           (A) all income taxes of Abraxas and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

           (B) Consolidated Interest Expense,

           (C) the amount of any Preferred Stock dividends paid by Abraxas and its Restricted Subsidiaries, and

           (D) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for Abraxas and its Restricted Subsidiaries in accordance with GAAP.

    "Consolidated EBITDA Coverage Ratio" means, with respect to Abraxas, the ratio of:

        (1) Consolidated EBITDA of Abraxas during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to

        (2) Consolidated Fixed Charges of Abraxas for the Four Quarter Period.

    For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

        (1) the incurrence or repayment of any Indebtedness of Abraxas or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, and

        (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Abraxas or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If Abraxas or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed



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    Indebtedness as if Abraxas or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

    Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio":

        (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

        (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period;

        (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Fixed Charges" means, with respect to Abraxas for any period, the sum, without duplication, of:

        (1) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of Abraxas and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

        (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of Abraxas (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to Abraxas for any period, the sum of, without duplication:

        (1) the aggregate of the interest expense of Abraxas and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

           (A) any amortization of original issue discount,

           (B) the net costs under Interest Swap Obligations,

           (C) all capitalized interest and

           (D) the interest portion of any deferred payment obligation; and

        (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Abraxas and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, with respect to Abraxas for any period, the aggregate net income (or loss) of Abraxas and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

        (1) after-tax gains from Asset Sales or abandonments or reserves relating thereto,

        (2) after-tax items classified as extraordinary or nonrecurring gains,


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        (3) the net income of any Person acquired in a "pooling of interests"
    transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with Abraxas or any Restricted Subsidiary,

        (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise,

        (5) the net income of any Person in which Abraxas has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to Abraxas or to a Restricted Subsidiary by such Person,

        (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

        (7) in the case of a successor to Abraxas by consolidation or merger or as a transferee of Abraxas' assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

    "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "Consolidated Non-cash Charges" means, with respect to Abraxas, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of Abraxas and its Restricted Subsidiaries reducing Consolidated Net Income of Abraxas for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

    "Covenant Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

    "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of Abraxas or of others.

    "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

    "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

    "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by Abraxas or any Restricted Subsidiary of Abraxas which is related to the business of Abraxas and its Restricted Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Abraxas or any Restricted Subsidiary of Abraxas against fluctuations in currency values.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.


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    "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the new notes.

    "Equity Offering" means an offering of Qualified Capital Stock of Abraxas.

    "Event Of Default" has the meaning set forth under "Events of Default".

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Abraxas acting reasonably and in good faith and shall be evidenced by a Board Resolution of Abraxas delivered to the Trustee; provided, however, that

        (1) if the aggregate non-cash consideration to be received by Abraxas or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000 or

        (2) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10,000,000,

then fair market value shall be determined by an Independent Advisor.

    "First Lien Indenture" means the Indenture dated March 26, 1999 executed by Abraxas, as issuer, and Norwest Bank Minnesota, National Association, as trustee, or any successor or replacement agreement, whether by the same or any other trustee, agent, note holder or group of note holders, lender or group of lenders, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such indenture and documents have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extended the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

     "First Lien Notes" means the $63,500,000 12-7/8% Senior Notes due 2003 of Abraxas issued pursuant to the First Lien Indenture as such notes have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such notes.

     "First Lien Notes Representative" means the trustee under the First Lien Indenture or any other Person designated to the Trustee in a First Lien Notes Representative Change Notice.

     "First Lien Notes Representative Change Notice" means a written notice of a change in the identity and/or address of the First Lien Notes Representative which certifies to the Trustee (a) with respect to such a notice that gives notice of a new First Lien Notes Representative, that the Persons executing such notice constitute the holders of at least 51% in aggregate principal amount of Indebtedness under the First Lien Notes, or (b) with respect to such a notice that only gives notice of a new address for the First Lien Notes Representative, that the Person executing such notice is the then current First Lien Notes Representative, and which sets forth the new identity (by name, and by jurisdiction of organization as applicable) and/or the new address of the First Lien Notes Representative.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

    "Grey Wolf" means Grey Wolf Exploration Inc., an Alberta corporation.

    "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

    "incur" has the meaning set forth under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

    "Indebtedness" means with respect to any Person, without duplication:

        (1) all Obligations of such Person for borrowed money,

        (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (3) all Capitalized Lease Obligations of such Person,

        (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable),

        (5) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction,

        (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

        (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

        (8) all Obligations under Currency Agreements and Interest Swap Obligations, and

        (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of Abraxas. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein is represented by:

        (1) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof,

        (2) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof,

        (3) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero,

        (4) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP, and

        (5) all other contingent obligations shall be the maximum liability at such date of such Person.

    "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm which:

        (1) does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in Abraxas, and

        (2) in the judgment of the Board of Directors of Abraxas, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

    "Institutional Accredited Investor" means an institution that is an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act.

    "Interest Swap Obligation" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any Person, any direct or indirect:

        (1) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others),

        (2) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness),

        (3) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above), and

        (4) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

    Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by Abraxas and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Abraxas or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If Abraxas or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of Abraxas, Abraxas shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

    "Issue Date" means the date of original issuance of the new notes.

    "Issuers" means Abraxas Petroleum Corporation, a Nevada corporation, and Canadian Abraxas Petroleum Limited, an Alberta corporation.

    "Legal Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

    "Lien" means any lien, mortgage, deed of trust, pledge, security interest, floating or other charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of Abraxas and its consolidated Restricted Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation:

        (1) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist,

        (2) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales," and

        (3) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

    "Mortgage" means a mortgage (or deed of trust) dated as of the Issue Date granted by Abraxas or any Restricted Subsidiary of Abraxas for the benefit of the Trustee and the holders, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the indenture.

    "Net Cash Proceeds" means, with respect to any Asset Sale, sale, transfer or other disposition, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by Abraxas or any of its Restricted Subsidiaries from such Asset Sale, sale, transfer or other disposition net of:

        (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale, sale, transfer or other disposition (including, without limitation, legal, accounting and investment banking fees and sales commissions),

        (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, and

        (3) appropriate amounts (determined by the Chief Financial Officer of Abraxas) to be provided by Abraxas or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale, sale, transfer or other disposition and retained by Abraxas or any Restricted Subsidiary, as the case may be, after such Asset Sale, sale, transfer or other disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, sale, transfer or other disposition (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the new notes), and

        (4) the aggregate amount of cash and Cash Equivalents so received which is used to retire any then existing Indebtedness (other than Indebtedness under the First Lien Notes, the old notes or the new notes) of Abraxas or such Restricted Subsidiary which is secured by a Lien on the property subject of the Asset Sale, sale, transfer or other disposition.

    "Net Cash Proceeds Application Period" has the meaning set forth under "Certain Covenants -- Limitation on Asset Sales".

    "Net Working Capital" means:

        (1) all current assets of Abraxas and its consolidated Subsidiaries, minus

        (2) all current liabilities of Abraxas and its consolidated Subsidiaries, except current liabilities included in Indebtedness,

in each case as set forth in financial statements of Abraxas prepared in accordance with GAAP.

    "New Cache" means New Cache Petroleums, Ltd.

    "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which:

        (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property, and

        (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness;

provided, however, that any such Indebtedness shall not cease to be "Non-Recourse Indebtedness" solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon:

        (A) fraud or misrepresentation by the Person in connection with such Indebtedness,

        (B) such Person failing to pay taxes or other charges that result in the creation of liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness,

        (C) the conversion of any of the collateral for such Indebtedness,

        (D) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness,

        (E) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness,

        (F) the violation of any applicable law or ordinance governing hazardous materials or substances or otherwise affecting the environmental condition of the specific property securing the Indebtedness, or

        (G) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person;

provided, further, that upon the occurrence of any of the foregoing clauses (A) through (G) above, any such Indebtedness which shall have ceased to be "Non-Recourse Indebtedness" shall be deemed to have been Indebtedness incurred by such Person at such time.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Oil and Gas Assets" means the Crude Oil and Natural Gas Properties and natural gas processing facilities of Abraxas and/or any of Abraxas' Restricted Subsidiaries.

    "Payment Restriction" has the meaning set forth in the description of the covenants "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

    "Permitted Indebtedness" means, without duplication, each of the following:

        (1) Indebtedness under the new notes, the old notes, the First Lien Notes, the indenture, the Guarantees, the security documents, the First Lien Notes Indenture, the security documents entered into in connection with the First Lien Notes Indenture and the indenture governing the old notes;

        (2) Interest Swap Obligations of Abraxas or a Restricted Subsidiary covering Indebtedness of Abraxas or any of its

    Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect Abraxas and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (3) Indebtedness of a Restricted Subsidiary to Abraxas or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by Abraxas or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than Abraxas or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than Abraxas or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

        (4) Indebtedness of Abraxas to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (A) any Indebtedness of Abraxas to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to Abraxas' obligations under the indenture and the new notes and (B) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Abraxas;

        (5) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

        (6) Indebtedness of Abraxas or any of its Restricted Subsidiaries represented by letters of credit for the account of Abraxas or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (7) Refinancing Indebtedness;

        (8) Capitalized Lease Obligations of Abraxas outstanding on the Issue Date;

        (9) Capitalized Lease Obligations and Purchase Money Indebtedness of Abraxas or any of its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

        (10) Permitted Operating Obligations;

        (11) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of Abraxas or a Restricted Subsidiary;

        (12) Non-Recourse Indebtedness;

        (13) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Abraxas and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (14) additional Indebtedness of Abraxas or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (i) $5,000,000 plus (ii) 5.0% of Adjusted Consolidated Net Tangible Assets; and

        (15) Indebtedness, outstanding on the Issue Date (to the extent not repaid with the proceeds of the sale of the new notes).

    "Permitted Industry Investments" means:

        (1) capital expenditures, including, without limitation, acquisitions of Abraxas Properties and interests therein;

        (2) (A) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, and (B) exchanges of Abraxas' Properties for other Abraxas Properties of at least equivalent value as determined in good faith by the Board of Directors of Abraxas; and

        (3) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of Abraxas or the Subsidiaries pursuant to joint operating agreements.

    "Permitted Investments" means:

        (1) Investments by Abraxas or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into Abraxas or a Restricted Subsidiary that is not subject to any Payment Restriction;

        (2) Investments in Abraxas by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to Abraxas' obligations under the new notes and the indenture;

        (3) investments in cash and Cash Equivalents;

        (4) Investments made by Abraxas or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "Certain Covenants -- Limitation on Asset Sales" above; and

        (5) Permitted Industry Investments.

    "Permitted Liens" means each of the following types of Liens:

        (1) Liens arising under the indenture or the security documents;

        (2) Liens securing the new notes and the Guarantees;

        (3) Liens arising under the First Lien Notes Indenture or the security documents entered into in connection therewith;

        (4) Liens securing the First Lien Notes and the guarantees thereunder;

        (5) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which Abraxas or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (6) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, builders, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (7) Liens incurred on deposits made in the ordinary course of business:

            (A) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or

            (B) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (8) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Abraxas or any of its Restricted Subsidiaries;

        (9) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

        (10) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Abraxas or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (12) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

        (13) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of Abraxas and its Subsidiaries which arise out of operation of law;

        (14) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, revisionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of Abraxas and its Subsidiaries or otherwise as are customary in the oil and gas business;

        (15) with respect to any Properties and assets of Abraxas and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that Abraxas or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

        (16) any (A) interest or title of a lessor or sublessor under any lease,
    (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, builders' liens, tax liens, and easements), or (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B);

        (17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Abraxas or any Restricted Subsidiary on deposit with or in possession of such bank;

        (18) Liens securing Non-recourse Indebtedness;

        (19) judgment and attachment Liens not giving rise to an Event of Default;

        (20) Liens securing Acquired Indebtedness incurred in accordance with "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Abraxas or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Abraxas or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of Abraxas or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Abraxas or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Abraxas or a Restricted Subsidiary; and

        (21) Liens existing on the Issue Date;

        (22) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness permitted under the indenture and which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens (x) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of Abraxas or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

        (23) Liens securing Indebtedness of Abraxas or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (A) $5,000,000.00 plus (B) 5.0% of Adjusted Consolidated Net Tangible Assets.

    "Permitted Operating Obligations" means Indebtedness of Abraxas or any Restricted Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, Abraxas or any Restricted Subsidiary in the ordinary course of business (excluding obligations related to the purchase by Abraxas or any Restricted Subsidiary of Hydrocarbons for which Abraxas or such Restricted Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

    "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

    "Pledge Agreement" means those certain Security Agreements (Pledge) dated as of the Issue Date pursuant to which the Capital Stock of Grey Wolf owned by Abraxas and/or the Restricted Subsidiaries of Abraxas is pledged to the Trustee for the benefit of the holders, as the same may be amended, modified or supplemented from time to time.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

    "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Qualified Institutional Buyer" shall have the meaning specified in Rule 144A under the Securities Act.

    "Reference Date" has the meaning set forth under "Certain Covenants -- Limitation on Restricted Payments."

    "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means any Refinancing by Abraxas or any Restricted Subsidiary of Abraxas of Indebtedness incurred in accordance with the covenant described in "Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (2), (3), (4), (5), (6), (9), (10), (11), (13) or (14)
of the definition of Permitted Indebtedness), in each case that does not:

        (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Abraxas and its Restricted Subsidiaries in connection with such Refinancing), or

        (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of Abraxas or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of Abraxas and/or such Subsidiary Guarantor and (b) if such Indebtedness being Refinanced is subordinate or junior to the new notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the new notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

    "Replacement Assets" has the meaning set forth in the covenant described under "Limitation on Asset Sales."

    "Restricted Payment" has the meaning set forth in the covenant described under "Limitation on Restricted Payments."

    "Restricted Subsidiary" means any Subsidiary of Abraxas (including, without limitation, Canadian Abraxas, New Cache and Sandia) that has not been designated by the Board of Directors of Abraxas, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of Abraxas delivered to the Trustee, subject to the provisions of such covenant.

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Abraxas or a Restricted Subsidiary of any property, whether owned by Abraxas or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by Abraxas or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

    "Sandia" means Sandia Oil & Gas Corporation.

    "security documents" means, collectively, the Mortgages, the Pledge Agreement and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the indenture.

    "Subordinated Indebtedness" means Indebtedness of Abraxas or a Subsidiary Guarantor that is subordinated or junior in right of payment to the new notes, the relevant Subsidiary Guarantee and the security documents, as applicable, pursuant to a written agreement to that effect.

    "Subsidiary" with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, or

        (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "Subsidiary Guarantor" means New Cache, Sandia, Wamsutter and each of Abraxas' Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the indenture.

    "Surviving Entity" has the meaning set forth in the covenant described in "Merger, Consolidation and Sale of Assets."

    "Trust Moneys" means all cash or Cash Equivalents received by the Trustee:

        (1) upon the release of Collateral from the Lien of the indenture and the security documents, including investment earnings thereon; or

        (2) pursuant to the provisions of any Mortgage; or

        (3) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the security documents or otherwise; or

        (4) for application under the indenture as provided for in the indenture or the security documents, or whose disposition is not elsewhere specifically provided for in the indenture or in the security documents; provided, however, that Trust Moneys shall not include any property deposited with the Trustee pursuant to any Change of Control Offer, Net Proceeds Offer or redemption or defeasance of any new notes.

    "Unrestricted Subsidiary" means any Subsidiary of Abraxas designated as such pursuant to and in compliance with the covenant described in "Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, that Unrestricted Subsidiaries shall initially include Western Associated Energy Corporation, a Texas corporation, and Grey Wolf, to the extent, if any, it now or hereafter constitutes a "Subsidiary". Any such designation may be revoked by a Board Resolution of Abraxas delivered to the Trustee, subject to the provisions of such covenant.

    "Wamsutter" means Wamsutter Holdings, Inc.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the then outstanding aggregate principal amount of such Indebtedness into

        (2) the sum of the total of the products obtained by multiplying:

              (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

              (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by Abraxas or another Wholly Owned Restricted Subsidiary.

                 SUMMARY COMPARISON OF OLD NOTES AND NEW NOTES

    The following is a brief comparison of the principal features of the new notes and the old notes. These descriptions utilize capitalized terms which are defined in the old notes indenture and new notes indenture. In addition, this summary does not purport to be complete and is qualified in its entirety by reference to the new notes indenture and the old notes indenture, copies of which are available from Abraxas.


                                                 OLD NOTES                                   NEW NOTES
                                                 ---------                                   ---------

Issuers:                             Abraxas and Canadian Abraxas.               Abraxas and Canadian Abraxas.

Interest and Yield:                  11 1/2% per annum, payable semi-annually    11 1/2% per annum, accruing from November
                                     in arrears on May 1 and November 1.         1, 1999, and payable semi-annually in
                                                                                 arrears on each May 1 and November 1,
                                                                                 commencing May 1, 2000.

Form of Interest Payments:           Interest is payable in cash only.           Interest is payable in cash only.

Stated Maturity:                     November 1, 2004.                           November 1, 2004.

Guarantees:                          Unconditionally guaranteed on a senior      Unconditionally guaranteed on a senior
                                     basis by Sandia, Wamsutter and New Cache.   basis by Sandia, Wamsutter and New Cache.
                                     The guarantees rank equal in right of       The guarantees will rank equal in right of
                                     payment to all existing and future Senior   payment to all existing and future Senior
                                     Indebtedness of Sandia, Wamsutter and New   Indebtedness of Sandia, Wamsutter and New
                                     Cache, and will rank equal in right of      Cache, and will rank equal in right of
                                     payment to the guarantee of Sandia and New  payment to the guarantee of Sandia,
                                     Cache of the new notes, and senior to all   Wamsutter and New Cache of the old notes,
                                     future Subordinated Indebtedness of         and senior to all future Subordinated
                                     Sandia, Wamsutter and New Cache. The        Indebtedness of Sandia, Wamsutter and New
                                     guarantees are unsecured.                   Cache.

Security:                            None.                                       New notes and related guarantees secured
                                                                                 by a second lien or charge on
                                                                                 substantially all of the Issuers' and the
                                                                                 guarantors' proved crude oil and natural
                                                                                 gas properties and natural gas processing
                                                                                 plants and the shares of common stock of
                                                                                 Grey Wolf owned by the Issuers. Asset
                                                                                 sales will be permitted subject to
                                                                                 limitations on the non-cash portion of
                                                                                 such sales and requirements for collateral
                                                                                 substitution. Holders of the new notes may
                                                                                 not foreclose on the collateral for 180
                                                                                 days after an event of default under the
                                                                                 new notes.

                                                 OLD NOTES                                      NEW NOTES
                                                 ---------                                      ---------

Ranking:                             Senior in contractual right of payment to      Senior in contractual right of payment to
                                     all Subordinated Indebtedness and equal        all Subordinated Indebtedness and equal in
                                     with all Senior Indebtedness, including        right of payment with all Senior
                                     the new notes and the first lien notes.        Indebtedness, including the old notes and
                                                                                    the first lien notes.

Optional Redemption:                 Redeemable at the option of the Issuers on     Redeemable at the option of the Issuers on
                                     or after November 1, 2000. If the Issuers      or after November 1, 2000. If the Issuers
                                     consummate a Public Equity Offering prior      consummate an Equity Offering or Asset
                                     to November 1, 2000, the Issuers may use       Sale prior to November 1, 2000, the
                                     the proceeds from such offering to redeem,     Issuers may use the proceeds from such
                                     at their option, up to $96.25 million          offering to redeem, at their option, up to
                                     aggregate principal amount of old notes,       50% of the aggregate original principal
                                     with accrued and unpaid interest, at a         amount of the new notes, with accrued and
                                     redemption price equal to 111.50% of the       unpaid interest, at a redemption price
                                     principal amount thereof, provided that at     equal to 111.50% of the principal amount
                                     least $178.75 million aggregate principal      thereof.
                                     amount remains outstanding after such
                                     redemption.


Change of Control:                   Upon the occurrence of a Change of Control     Upon the occurrence of a Change of Control
                                     each holder of old notes may require the       each holder of new notes may require the
                                     Issuers to repurchase all or a portion of      Issuers to repurchase all or a portion of
                                     such holder's old notes at a price equal       such holder's new notes at a price equal
                                     to 101% of the principal amount thereof        to 101% of the principal amount thereof
                                     with accrued and unpaid interest to the        with accrued and unpaid interest to the
                                     date of repurchase.                            date of repurchase.

Transferability:                     The old notes are registered and freely        The new notes will be freely transferable.
                                     transferable.

Certain Covenants:                   Existing covenants are similar to those        The new notes indenture will, among other
                                     relating to the new notes, but will be         things, restrict our ability to borrow
                                     eliminated by the indenture amendments.        money or issue preferred stock, pay
                                                                                    dividends on stock or purchase stock;
                                                                                    restrict the ability of subsidiaries to
                                                                                    agree to restrict payments of dividends or
                                                                                    making asset transfers to the Issuers;
                                                                                    transact business with affiliates; sell
                                                                                    stock in subsidiaries; engage in any new
                                                                                    line of business; use assets as security
                                                                                    in other transactions; and sell certain
                                                                                    assets or merge with or into other
                                                                                    companies.

       In addition to the new notes, holders who tender their old notes will receive Abraxas common stock and CVRs. For information regarding the Abraxas common stock and CVRs, see "Description of Capital Stock -- Common Stock" and "Description of Capital Stock -- Contingent Value Rights."

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         Abraxas is authorized to issue 50,000,000 shares of common stock, par value $.01 per share. At November 15, 1999, there were 6,352,672 shares of Abraxas common stock issued and outstanding. Holders of the common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by Abraxas.

         Holders of the common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor. Under the terms of the first lien notes indenture and the new notes indenture, Abraxas may not pay dividends on shares of the common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of Preferred Stock. All of the outstanding shares of the common stock are fully paid and nonassessable.

         References herein to Abraxas' common stock include the common share purchase rights distributed by Abraxas to its stockholders on November 17, 1994 as long as they trade with the common stock. See "-- Stockholder Rights Plan".

PREFERRED STOCK

         Abraxas' Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of Preferred Stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

CONTINGENT VALUE RIGHTS

         GENERAL. The CVRs will be issued under a CVR Agreement (the "CVR Agreement") between Abraxas and American Stock Transfer & Trust Company. The following description is a summary of the material provisions of the CVRs and the CVR Agreement. It does not restate the CVR Agreement in its entirety. We urge you to read the CVR Agreement because it, not this description, defines your rights as a holder of CVRs. A copy of the CVR Agreement may be obtained from Abraxas. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

         ISSUANCE OF SHARES AT MATURITY DATE OR EXTENDED MATURITY DATE. The CVR Agreement provides that, subject to adjustment as described under "Antidilution" below, Abraxas will be required to issue to each holder of the CVRs (each such person, a "CVR Holder") on the Maturity Date (as defined below), unless Abraxas will, in its sole discretion, extend the Maturity Date to the Extended Maturity Date (as defined below), then on the Extended Maturity Date, for each CVR held by such CVR Holder, a number of shares of Abraxas common stock, if any, equal to
(a) the Target Price (as defined below) minus the Current Market Value divided by (b) the Current Market Value; provided, however, in no event shall more than 62,014,179 shares of Abraxas common stock be issued in exchange for the CVRs, in the aggregate, at the Maturity Date or more than 104,365,326 shares of Abraxas common stock be issued in exchange for the CVRs, in the aggregate, at the Extended Maturity Date. Such determination by Abraxas absent manifest error will be final and binding on Abraxas and the CVR Holder.

         Abraxas may at its option extend the Maturity Date to the Extended Maturity Date. Such option will be exercised by (i) publishing notice of an extension in the Authorized Newspaper (as defined below) or (ii) furnishing notice to the CVR Holders of such extension, in each case, not less than one business day preceding the Maturity Date; provided, however, that no defect in any such notice will affect the validity of the extension of the Maturity Date to the Extended Maturity Date, and that any notice when published and mailed to a CVR Holder whether or not actually received by such CVR Holder.

         If the number of shares ultimately issuable under the CVRs is greater than the number of authorized and unissued shares Abraxas has available at that time, Abraxas will be required either to increase the authorized number of shares of Abraxas common stock or to effect a reverse stock split in order to increase the number of authorized and unissued shares of Abraxas common stock to an amount sufficient to satisfy the number of shares issuable under the CVRs.

         DETERMINATION THAT NO SHARES ARE ISSUABLE WITH RESPECT TO THE CVRS. If the Current Market Value of a share of the Abraxas common stock equals or exceeds $5.68 on the Maturity Date or $5.97 on the Extended Maturity Date (if the Maturity Date is extended by Abraxas to the Extended Maturity Date), as the case may be, no shares of Abraxas common stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the average of the Per Share Market Value (as defined below) equals or exceeds the Target Price for any period of 30 Trading Days during any 45 consecutive Trading Days.

         In the event that Abraxas determines that no shares of Abraxas common stock are issuable with respect to the CVRs to the CVR Holders, Abraxas will give to the CVR Holders notice of such determination. Upon making such determination and absent manifest error, the CVRs will terminate and become null and void and the CVR Holders will have no further rights with respect thereto. The failure to give such notice or any defect therein will not affect the validity of such determination.

         ANTIDILUTION. In the event Abraxas in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the number of outstanding shares of Abraxas common stock, Abraxas will similarly subdivide or combine the CVRs and will appropriately adjust the Target Price. Whenever such an adjustment is made, Abraxas will (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with American Stock Transfer a copy of such certificate and (iii) mail a brief summary thereof to each CVR Holder. American Stock Transfer will be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment absent manifest error will be final and binding on Abraxas and the CVR Holders. Each outstanding CVR Certificate will thenceforth represent that number of adjusted CVRs necessary to reflect such subdivision or combination and reflect the adjusted Target Price.

         CONSOLIDATION, MERGER AND SALE OF ASSETS. The CVR Agreement provides that Abraxas may, without the consent of the holders of any of the outstanding CVRs, consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, provided that (i) the Surviving Person (as defined below) assumes Abraxas' obligations under the CVRs and the CVR Agreement and (ii) Abraxas delivers to American Stock Transfer an officer's certificate regarding compliance with the foregoing. For the purposes hereof, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate of at least 80% of Abraxas' total revenues as reported in Abraxas' last available periodic financial report (quarterly or annual, as the case may be) filed with the SEC.

         In the event that Abraxas were merged out of existence, liquidated or subject to some other event resulting in the lack of any market for the Abraxas common stock (each, a "Transaction"), the holders of the CVRs would be entitled to receive securities of the Surviving Person or such other consideration that holders of shares of Abraxas common stock received in such a Transaction based upon the price per share received by holders of shares of Abraxas common stock.

         PROHIBITION ON SHORT POSITIONS IN THE ABRAXAS COMMON STOCK. During the Valuation Period, holders of CVRs will be prohibited under the terms of the CVR Agreement from establishing short positions in the Abraxas common stock or in derivatives of the Abraxas common stock.

         CERTAIN DEFINITIONS.

         "Authorized Newspaper" means The Wall Street Journal, or if The Wall Street Journal shall cease to be published, or, if the publication or general circulation of The Wall Street Journal shall be suspended for whatever reason, such other English language newspaper as is selected by the Company with general circulation in The City of New York, New York.

         "Current Market Value" means with respect to the Maturity Date and the Extended Maturity Date, the average of the highest closing bid prices during normal trading hours of shares of Abraxas common stock for any 30 Trading Days during any 45 consecutive Trading Day Period that begins and ends in the Valuation Period.

         "Extended Maturity Date" means the eighteen month anniversary date of the closing of the exchange offer.

         "Maturity Date" means the first anniversary date of the closing of the exchange offer.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of Abraxas common stock on such date on the principal stock exchange on which Abraxas common stock has been listed or, if there is no such price on such date, then the average of such prices on such exchange on the date nearest preceding such date, or (b) if Abraxas common stock is not listed on any stock exchange, the average of the high and low sales prices for a share of Abraxas common stock in the over-the-counter market, as reported by the NASDAQ Stock Market for such date, or, if there are no such prices on such date, then the average of such prices on the date nearest preceding such date, or (c) if Abraxas common stock is not quoted on the NASDAQ Stock Market, the average of the final bid and final asked prices for a share of Abraxas common stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if Abraxas common stock is no longer publicly traded, as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of Abraxas) selected in good faith by the Board of Directors of Abraxas.

         "Surviving Person" means any other Person into which Abraxas shall consolidate with or merge into or the Person which acquires by conveyance or transfer or which leases, the properties and assets of Abraxas substantially as an entirety.

         "Target Price" means (i) the price determined by multiplying $5.03 plus daily interest at an annual rate of 11.5% divided by the number of shares of Abraxas common stock issued in the exchange offer, (ii) at the Maturity Date, $5.68 and (iii) at the Extended Maturity Date, $5.97. In each case, upon each occurrence of an event specified under "Antidilution" above, such amounts, as they may have been previously adjusted, shall be adjusted as described under "Antidilution" above.

         "Trading Day" means (a) a day on which Abraxas common stock is traded on the principal stock exchange on which Abraxas common stock has been listed, or (b) if Abraxas common stock is not listed on any stock exchange, a day on which Abraxas common stock is traded in the over-the-counter market, as reported by the NASDAQ Stock Market, or (c) if Abraxas common stock is not traded on the NASDAQ Stock Market, a day on which Abraxas common stock is traded in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

         "Valuation Period" means the period beginning on the date of the closing of the exchange offer and ending on the Maturity Date or the Extended Maturity Date, as the case may be.

WARRANTS

         Abraxas has warrants outstanding to purchase an aggregate of 225,500 shares of Abraxas common stock. Associated Energy Managers, Inc. ("AEM"), has Warrants to purchase 13,500 shares at an exercise price of $7.00 per share. First Union National Bank of North Carolina ("First Union") has warrants to purchase 212,000 shares of Abraxas common stock at an exercise price of $9.79 per share. These warrants were issued to First Union in connection with Abraxas' credit agreement. First Union and AEM have certain registration rights with respect to shares of the Abraxas common stock issued pursuant to the exercise of such warrants. See " -- Registration Rights."

         All outstanding warrants contain provisions that protect AEM and First Union against dilution by adjusting the price at which the warrants are exercisable and the number of shares of the Abraxas common stock issuable upon exercise thereof upon the occurrence of certain events, including payment of stock dividends and distributions, stock splits, recapitalizations, reclassifications, mergers, consolidations or the issuance or sale of common stock or options, rights or securities convertible into shares of the common stock, in the case of AEM, at less than the current market price or, in the case of First Union, at a price less than the greater of the current market price or the exercise price. A holder of warrants has no rights as a stockholder of Abraxas until the warrants are exercised. All warrants are currently exercisable, although none have been exercised as of the date hereof.

OPTION PLANS

         Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), Abraxas grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the compensation committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option. At September 30, 1999, there were options to purchase 1,444,577 shares of Abraxas common stock outstanding, of which 486,883 were fully vested at an average exercise price of $2.06 per share. After the exchange offer, Abraxas intends to adopt a new stock-based incentive plan providing for the issuance of incentive stock options, non-qualified stock options and other stock-based incentive compensation representing up to ten percent of the number of fully diluted shares outstanding as of the time of adoption of the plan.

REGISTRATION RIGHTS

         The shares of the Abraxas common stock to be received by AEM and First Union upon exercise of warrants and any shares of the Abraxas common stock owned by Endowment Energy Partners, L.P. ("EEP") and Endowment Energy Partners II, Limited Partnership ("EEP II") are entitled to certain rights with respect to the registration of such shares under the Securities Act.

         Under the terms of the Registration Rights Agreement with EEP and EEP II, in the event that Abraxas proposes to register any shares of the Abraxas common stock or securities convertible into Abraxas common stock under the Securities Act for its own account, except in certain circumstances, EEP and EEP II are entitled to unlimited piggyback registrations, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Abraxas has agreed to pay all expenses in connection with a piggyback registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of the Abraxas common stock owned by EEP and EEP II other than the 211,500 shares of Abraxas common stock acquired by EEP and EEP II through the exercise of the warrants formerly owned by EEP and EEP II ("Warrant Shares"). EEP and EEP II have the additional right to require Abraxas to effect one demand registration of all shares of the Abraxas common stock (other than Warrant Shares) in the aggregate at any time and Abraxas is required to effect such registration, subject to certain conditions and limitations. Abraxas is required to bear the expenses of a demand registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of Abraxas common stock owned by EEP and EEP II other than Warrant Shares. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, EEP and EEP II in connection with a demand registration and a piggyback registration.

         Under the terms of its warrants, AEM has the right to unlimited piggyback registrations. EEP and EEP II have the right to one demand registration in the aggregate at any time after December 20, 1995 and unlimited piggyback registrations with respect to Warrant Shares. Abraxas has agreed to pay all expenses in connection with piggyback registrations by AEM and by EEP and EEP II with respect to Warrant Shares and to share expenses equally with EEP and EEP II with respect to Warrant Shares registered in a Demand Registration; provided, however, all underwriting discounts and selling commissions shall be borne by EEP, EEP II or AEM, as the case may be.

         Under the terms of its warrants, First Union has the right to two demand registrations and, subject to the rights to Piggyback Registration of EEP, EEP II and AEM, unlimited piggyback registrations. Abraxas will pay all expenses incurred in connection with any such registration other than underwriting discounts and selling commissions which shall be borne by First Union. Abraxas has also agreed to customary indemnities, including an agreement to indemnify, subject to certain limitations, First Union in connection with a demand registration and a piggyback registration.



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


         The new notes, shares of Abraxas common stock and CVRs to be received by Houlihan Lokey and new notes to be received by Jefferies as compensation for their services in connection with the exchange offer will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the registration rights agreement proposed to be entered into with Houlihan Lokey and Jefferies, Abraxas will agree to file within 30 days after the consummation of the exchange offer, and to cause to become effective within 180 days of such consummation, a shelf registration statement under the Securities Act covering such securities. If such registration statement is not declared effective within such 180-day period, Houlihan Lokey and Jefferies will have the right to require Abraxas to purchase such securities at the prices therefor set forth in the registration rights agreement.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Abraxas' Articles of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The Board of Directors, and not the stockholders, has the authority to determine the number of directors, and could prevent any stockholder from obtaining majority representation on Abraxas' Board of Directors by enlarging the Board of Directors and by filling the new directorships with the stockholder's own nominees. In addition, directors may be removed by the stockholders only for cause.

         The Articles of Incorporation and Bylaws provide that special meetings of stockholders of Abraxas may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

         The Articles of Incorporation and Bylaws provide that any action required to be taken or which may be taken by holders of Abraxas common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Articles of Incorporation and Bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all the stockholders of Abraxas entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

STOCKHOLDER RIGHTS PLAN

         On November 17, 1994, the Board of Directors of Abraxas adopted a stockholder rights plan (the "Stockholder Rights Plan"). Under the terms of the Stockholder Rights Plan, the Board of Directors of Abraxas declared a dividend of one common share purchase right ("Stockholder Right") on each share of the Abraxas common stock outstanding on November 17, 1994. Each Stockholder Right entitles the holder thereof to buy one share of Abraxas common stock at an exercise price of $40 per share, subject to adjustment.

         The Stockholder Rights are not exercisable until the occurrence of specified events. Upon the occurrence of such an event (which events are generally those which would signify the commencement of a hostile bid to acquire Abraxas), the Stockholder Rights then become exercisable (unless redeemed by the Board of Directors) for a number of shares of Abraxas common stock having a market value of four times the exercise price of the Stockholder Right. If the acquiror were to conclude the acquisition of Abraxas, the Stockholder Rights would then become exercisable for shares of the controlling/surviving corporation having a value of four times the exercise price of the Stockholder Rights. If the Stockholder Rights were exercised at any time, significant dilution would result, thus making the acquisition prohibitively expensive for the acquiror. In order to encourage a bidder to negotiate with the Board of Directors, the Stockholder Rights Plan provides that the Stockholder Rights may be redeemed under prescribed circumstances by the Board of Directors.

         The Stockholder Rights are not intended to prevent a takeover of Abraxas and will not interfere with any tender offer or business combination approved by the Board of Directors. The Stockholder Rights Plan is intended to protect the


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stockholders in the event of (a) an unsolicited offer to acquire Abraxas, including offers that do not treat all stockholders equally, (b) the acquisition in the open market of shares constituting control of Abraxas without offering fair value to all stockholders and (c) other coercive takeover tactics which could impair the Board's ability to fully represent the interests of the stockholders.

ANTI-TAKEOVER STATUTES

         The Nevada General Corporation Law (the "Nevada GCL") contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions.

Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders

         The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

         Nevada's Control Share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada
GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

         Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of Abraxas at the time of the occurrence of a transaction governed by the Control Share Act (assuming that Abraxas' Articles of Incorporation or Bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

         The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date. A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

         To obtain voting Rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock. The Offeror's Statement may also request a special meeting of stockholders to determine the voting Rights to be accorded to the Acquiring Person. A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.



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

         At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Abraxas' Articles of Incorporation do not currently contain a provision allowing for such voting power.

         If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive "fair value" for their shares. Abraxas' Articles of Incorporation and Bylaws do not provide otherwise. Within 20 days of the mailing of the notice, any such stockholder may demand to receive from the corporation the "fair value" for all or part of his shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

         The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Abraxas' Articles of Incorporation and Bylaws do not address this matter.



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

           CERTAIN U.S. FEDERAL AND CANADIAN INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

       This section discusses the material federal income tax consequences under current law of:

       o The exchange of old notes for new notes, Abraxas common stock and CVRs pursuant to the exchange offer (the "Exchange"),

       o The ownership and disposition of the new notes, Abraxas common stock and CVRs, and

       o      The adoption of the indenture amendments.

It does not, however, discuss every aspect of federal income taxation that may be relevant to a particular taxpayer under special circumstances or to foreign corporations or persons who are not citizens of the United States or who are otherwise subject to special tax treatment under the federal income tax laws, and it does not discuss the effect of any applicable foreign, state, or local tax laws.

       NOTEHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO NON-PARTICIPATING NOTEHOLDERS

       The adoption of the indenture amendments should not be a "significant modification" of a debt instrument as that term is used in the Income Tax Regulations and therefore should not cause non-exchanging noteholders to be treated as if they exchanged their old notes for new debt instruments having the terms of the old notes as modified by the indenture amendments (a "Deemed Exchange"). If a "significant modification" were to occur, any such Deemed Exchange would be non-taxable to non-exchanging noteholders, but may result in the creation of "Original Issue Discount" as that term is used in the Code. Noteholders are urged to consult their own tax advisors as to the consequences of a Deemed Exchange. The Company's reporting position will be consistent with the analysis that no "significant modification" has occurred and therefore no "Original Issue Discount," has been created.

TAX CONSEQUENCES TO PARTICIPATING NOTEHOLDERS

       The exchange of the old notes for the new notes, Abraxas common stock and CVRs should be characterized as a "significant modification" of a debt instrument as that term is used in the Income Tax Regulations. Such characterization would result in a realization event in which gain or loss may be recognized. Nevertheless, even though a realization event may occur no gain or loss should be recognized by Participating Noteholders as discussed below.

       EXCHANGE OF THE OLD NOTES FOR NEW NOTES, ABRAXAS COMMON STOCK AND CVRS. The tax consequences to a participating noteholder exchanging old notes for new notes should not, in and of itself, be considered a realization event since a supportable position can be taken that no "significant modification" of a debt instrument has occurred and therefore no gain or loss should be realized with respect to the exchange. Notwithstanding the foregoing characterization, if the terms of the new notes were considered a "significant modification" to the terms of the old notes, any resulting gain or loss should not be recognized since
Section 354 of the Code provides that only the excess of the "principal amount" of the securities received over the "principal amount" of the securities surrendered will be treated as property other than stock or securities ("Boot") for purposes of determining any gain recognition. Since the principal amount of the new notes do not exceed the principal amount of the old notes, no portion of the new notes should be considered Boot.

       The tax consequences to a participating noteholder of exchanging the old notes for Abraxas common stock and CVRs depend on the classification of the notes being exchanged and the property received therefrom. If the old notes, new notes,



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

Abraxas common stock and CVRs are considered securities or stock for tax purposes, no gain or loss should be recognized. Although the Code and Regulations do not provide clear guidelines and judicial decisions do not answer all the questions and in some instances are in conflict, in our view the old notes, new notes, Abraxas common stock and CVRs should be properly classified as securities or stock for purposes of the tax rules relating to tax-free reorganizations.

       The Company intends to allocate value to the new notes, Abraxas common stock and CVRs based on the terms of the Exchange and the foregoing discussion. The Company's characterization of the Abraxas common stock, CVRs and new notes as stock or securities is binding on each noteholder, unless such noteholder discloses on its income tax return that it is characterizing the Abraxas common stock, CVRs or new notes in a different manner. Based upon the analysis and assumptions above, Participating Noteholders should not recognize any gain or loss on the Exchange, and the Exchange should not create "Original Issue Discount" as that term is used in the Code. The Company intends to take a reporting position consistent with this analysis.

       TAX BASIS AND HOLDING PERIOD. A participating noteholder should have an aggregate tax basis in the new notes, Abraxas common stock and CVRs received equal to its basis in the old notes, increased by the amount of any gain recognized on the Exchange, and reduced by the portion, if any, of cash or property received that is treated as Boot. A participating noteholder's holding period in the new notes, Abraxas common stock and CVRs should include the holding period of the old notes (assuming that the old notes were held as capital assets). The participating noteholder's aggregate tax basis should be allocated among the new notes, Abraxas common stock and CVRs based on their relative fair market values.

       DISPOSITION OF NEW NOTES, ABRAXAS COMMON STOCK AND CVRS. A participating noteholder should recognize gain or loss, subject to the "straddle" rules discussed below, upon a sale, redemption, or other taxable disposition of a new note, Abraxas common stock or a CVR measured by the difference between (1) the amount of cash and the fair market value of property received and (2) the tax basis of the relinquished property. Such gain or loss will be capital gain or loss if the property disposed of is a capital asset in the hands of the participating noteholder.

       OWNERSHIP OF THE ABRAXAS COMMON STOCK AND CVRS. The Federal income tax consequences resulting from the maturity, lapse, or disposition of the Abraxas common stock and CVRs received by a noteholder (a "CVR Holder") should depend on the characterization of the CVRs for Federal income tax purposes. Although no court has addressed the proper characterization of the CVRs for Federal income tax purposes, the Internal Revenue Service has taken the position that rights which were in many respects similar to the CVRs should be treated as cash settlement put options for Federal income tax purposes. The following discussion examines the Federal income tax consequences if the CVRs were treated as cash settlement put options. It should be noted, however, that the CVRs might be treated in some other manner, and that subsequent legislation, regulations, court decisions and revenue rulings could affect the Federal income tax treatment of the CVRs.

       Treatment of the CVRs as Cash Settlement Put Options. If the CVRs were treated as cash settlement put options, a CVR Holder would realize capital gain or loss upon the lapse, payment at maturity or sale or exchange of the CVRs in an amount equal to the difference between the amount realized, if any, and such CVR Holder's tax basis for the CVRs. Notwithstanding the foregoing conclusion, some or all of any capital loss realized from a disposition of a CVR might be deferred, or a CVR Holder's holding period might be adjusted, under the straddle rules described below.

       Straddle Rules. Section 1092 of the Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a "straddle." The term "straddle" means offsetting positions with respect to personal property. The term "position" means an interest (including an option) in personal property. For this purpose, "personal property" includes stock only if such stock is part of a straddle where one of the offsetting positions is either an option with respect to such stock or substantially identical stock or securities or, under Income Tax Regulations which have been proposed but have not yet been finalized, a position with respect to substantially similar or related property (other than stock) (for example, a debt instrument). Positions are treated as "offsetting" where the risk of loss from holding one position is substantially diminished by reason of holding another position.

       It is possible that the holding of CVRs and the Abraxas common stock, or another security of Abraxas by a CVR Holder (regardless of whether the holder acquired any such shares of Abraxas common stock or other security of Abraxas in the Exchange Offer or otherwise) would be a straddle if the CVRs were treated as cash settlement put options. It should

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

be noted that the Code directs the Secretary of the Treasury to issue Income Tax Regulations prescribing the method for determining the portion of a position that is subject to the straddle rules when the size of the position exceeds the size of the offsetting position. No such Income Tax Regulations have been issued to date.

       If holding the CVRs and Abraxas common stock or another security of Abraxas were treated as a straddle, then any loss realized in a taxable year by a CVR Holder upon a sale or other disposition (including retirement) of either the CVRs or Abraxas common stock or another security of Abraxas would be recognized only to the extent it exceeds the unrecognized gain (as of the end of such year) with respect to the retained position. The unrecognized portion of such loss would be deferred and would be treated as a loss incurred in a later taxable year, the recognition of which would continue to be subject to the straddle rules.

       In addition, if the CVRs and Abraxas common stock or another security of Abraxas were treated as a straddle, special rules would apply to determine whether capital gain or loss upon the disposition of such stock or security and the CVRs would be treated as long term or short term. If a CVR Holder would not have a long-term holding period (i.e., a holding period of more than one year) for Abraxas common stock or another security of Abraxas when such holder receives a CVR that is part of a straddle including such stock or security, then such CVR Holder's holding period for any such stock or security before the acquisition of the CVR would be disregarded, and instead its holding period for any such stock or security and the CVR would begin only upon the disposition, if any, of the other. As a result of this rule, any capital gain or loss recognized upon the disposition of any such share of Abraxas common stock or the disposition of the CVR, whichever occurred first, would be short term, and any capital gain or loss recognized upon the disposition of the second position would be long term or short term, depending on whether a long-term holding period would have been acquired commencing with the disposition of the first position.

       If a CVR Holder were treated as having held Abraxas common stock or another security of Abraxas for more than one year when such CVR Holder receives a CVR that is part of a straddle including such stock or security, then such CVR Holder would retain the long-term holding period for such stock or security. Thus, any capital gain or loss recognized by the CVR Holder on the disposition of such stock or security would be long term. The CVR Holder's holding period for the CVR for purposes of determining the term of any capital gain will begin only when (if ever) such CVR Holder disposes of such stock or security. However, any capital loss recognized by the CVR Holder upon maturity, or upon an earlier termination or disposition of the CVR, would be treated as long term, regardless of the CVR Holder's holding period for the CVR.

       Section 263(g) of the Code disallows a deduction for interest and carrying charges allocable to a position that is a part of a straddle and requires such amounts to be added to the tax basis of such position.

BACKUP WITHHOLDING

       Under the backup withholding rules, interest and dividends otherwise payable to a holder of new notes, Abraxas common stock or CVRs and the proceeds from any disposition of such property may be subject to backup withholding at the rate of 31% unless the Participating Noteholder (1) is a corporation or comes within certain other exempt categories and, demonstrates that fact when required, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. See "The Exchange Offer--Backup Withholding."

TAX CONSEQUENCES TO THE COMPANY

       The Company should not recognize cancellation of indebtedness income ("COD Income") since a supportable position can be taken that the outstanding principal of the old notes and accrued and unpaid interest related thereto (to the extent deducted by the Company for tax purposes) relinquished in the Exchange (adjusted for unamortized issue costs and certain other amounts) does not exceed the principal amount of the new notes and the fair market value of the Abraxas common stock and CVRs received in the Exchange. The Exchange will result in a change of ownership under Section 382. Accordingly, it is expected that the use of net operating loss carryforwards generated through the closing of the exchange offer, will be limited to approximately $600,000 per year based on current market values of the Abraxas common stock.



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

CANADIAN INCOME TAX CONSIDERATIONS

TAX CONSEQUENCES TO NOTEHOLDERS

         The following summary is applicable to any person (referred to in this summary as "a non-resident holder") who at all relevant times is not resident in Canada, nor deemed to be resident in Canada, for purposes of the Income Tax Act (Canada) (the "Act"), who at all relevant times is a resident of the United States for purposes of the Canada-United States Income Tax Convention, 1980, who at all times deal's at arm's length with Abraxas, who does not use or hold, and is not deemed to use or hold, the old notes in carrying on a business in Canada, and who will not use or hold, nor be deemed to use or hold, any of the new notes, the Abraxas common stock, or the contingent value rights in carrying on a business in Canada. Non-resident holders who carry on an insurance business in Canada and elsewhere should consult their tax advisors.

         A non-resident holder will not be subject to taxation under the Act on the exchange of old notes for new notes, Abraxas common stock and the contingent voting rights. A non-resident holder will also not be subject to taxation under the Act on any capital gain realized on a future disposition of the new notes, the Abraxas common stock or the contingent voting rights.

         A non-resident holder should not be subject to any taxation under the Act, including any withholding tax, on any interest paid to the holder under and pursuant to the new notes. A non-resident holder that is a Non-Participating Noteholder will continue not to be subject to any taxation under the Act, including any withholding tax, on any interest paid to the holder under and pursuant to the old notes.

TAX CONSEQUENCES TO THE COMPANY

         The Company may recognize forgiveness of debt on the reduction of the principal amount of the old notes and may be required to reduce its undeducted non-capital loss carryforwards and other undeducted tax accounts for purposes of the Act. However, we do not expect to incur debt forgiveness income under the Act as a result of the exchange offer.

         The Company may also become liable for interest and penalties should it ultimately be found liable to withhold on interest paid to non-resident holders on the new notes.



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

                          BOOK-ENTRY; DELIVERY AND FORM

         The certificates representing the new notes, shares of Abraxas common stock and CVRs offered hereby will be issued in fully registered form, without coupons and will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co., as the Depository's nominee, in the form of global certificates (the "Global Certificates") or will remain in the custody of the Trustee.

         Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only by the Depositary to its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

         The Issuers understand that the Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary through Participants or indirect participants.

         Pursuant to procedures established by the Depositary (i) upon deposit of the Global Certificates, the Depositary will credit the accounts of Participants with portions of the principal amount and shares of the Global Certificates and (ii) ownership of the new notes, shares of Abraxas common stock and CVRs will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interest on the Depository's participants), the Depository's Participants and the Depository's indirect participants.

         The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer interests in the Global Certificates will be limited to such extent.

         So long as the nominee of the Depositary is the registered owner of the Global Certificates, such nominee will be considered the sole owner or holder of the new notes, shares of Abraxas common stock and CVRs for all purposes. Except as provided below, the owners of interests in the Global Certificates will not be entitled to have new notes, shares or CVRs registered in their names, will not receive or be entitled to receive physical delivery of new notes or shares in definitive form and will not be considered the owners or holders thereof under the new indenture or otherwise. As a result, the ability of a person having a beneficial interest in new notes or shares represented by the Global Certificates to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Issuers, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests in the Global Certificates or for maintaining, supervising or reviewing any records relating to such interests.

         Principal and interest payments on the Global Certificates registered in the name of the Depository's nominee will be made by the Issuers or through a paying agent to the Depository's nominee as the registered owner of the Global Certificates. Under the terms of the new indenture, the Issuers and the Trustee will treat the persons in whose names the new notes are registered as the owners of such new notes for the purpose of receiving payments of principal and interest on such new notes and for all other purposes whatsoever. Therefore, neither the Issuers, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the new notes to owners of interests in the Global Certificates. The Depositary has advised the Issuers and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the account of the Participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the Global Certificates as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of interests in the Global Certificates will be governed by



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standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants.

         If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuers within 90 calendar days, the Issuers will issue new notes, shares and CVRs in certificated form in exchange for the Global Certificates. In addition, the Issuers may at any time determine not to have the new notes, shares and CVRs represented by Global Certificates, and, in such event, will issue new notes, shares and CVRs in certificated form in exchange for the Global Certificates. In either instance, an owner of an interest in the Global Certificates would be entitled to physical delivery of such securities in certificated form. new notes so issued in certificated form will be issued in denominations of principal amount equal to $700 plus the amount of accrued and unpaid interest from November 1 through the date of the Exchange, and integral multiples thereof, and will be issued in registered form only.

         Neither the Issuers nor the Trustee shall be liable for any delay by the Depositary or its nominee in identifying the beneficial owners or the related new notes or shares, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

                                  LEGAL MATTERS

       The validity of the new notes, the Abraxas common stock and the CVRs offered hereby will be passed upon for Abraxas by Cox & Smith Incorporated, San Antonio, Texas and the validity of the new notes will be passed upon for Canadian Abraxas by Osler, Hoskin and Harcourt LLP, Calgary, Alberta, Canada.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Abraxas Petroleum Corporation at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this Offer To Exchange and Consent Solicitation have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of New Cache Petroleums Ltd. as of November 30 1998 and for the year then ended included in this Offer To Exchange and Consent Solicitation have been audited by Ernst & Young LLP, independent auditors.

                                    ENGINEERS

         The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel & Associates Consultants Ltd. included in this Offer To Exchange and Consent Solicitation has been included herein in reliance upon the authority of that firm as experts with respect to matters contained in such reserve report.

                      WHERE YOU CAN FIND MORE INFORMATION

     Abraxas files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov 102 You may also read and copy any document Abraxas files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC allows Abraxas to "incorporate by reference" the information Abraxas files with them, which means that Abraxas can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this memorandum, and information that Abraxas files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made



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with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities
Exchange Act of 1934 until we terminate or close the exchange offer and consent solicitation:

     o    Abraxas' Annual Report on Form 10-K for the year ended December 31,
          1998;

     o Abraxas' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     o    Abraxas' Quarterly Report on Form 10-Q for the quarter ended June 30,
          1999;

     o Abraxas' Quarterly Report on Form 10-Q for the quarter ended September 30, 1999; and

     o Abraxas' Current Reports on Form 8-K, filed January 28, 1999 and March 22, 1999.

     We have included copies of Abraxas' Form 10-K and Form 10-Q for the quarter ended September 30, 1999 herewith. You may request a copy of any of the other filings at no cost, by writing or telephoning us at the following address:

     Abraxas Petroleum Corporation
     500 North Loop 1604, Suite 100
     San Antonio, Texas 78232
     Phone:  (210) 490-4788

     You should rely only on the information provided or incorporated by reference in this memorandum or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this memorandum or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such document.




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                                GLOSSARY OF TERMS

       Unless otherwise indicated in this Offer To Exchange and Consent Solicitation, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

       The following definitions shall apply to the technical terms used in this Offer To Exchange and Consent Solicitation.

TERMS USED TO DESCRIBE QUANTITIES OF CRUDE OIL AND NATURAL GAS

       o      "Bbl" -- barrel or barrels.

       o      "Bcf" -- billion cubic feet.

       o      "Bcfe" -- billion cubic feet equivalent.

       o      "BOPD" -- barrels of crude oil per day.

       o      "MBbl" -- thousand barrels.

       o      "Mcf" -- thousand cubic feet.

       o      "Mcfe" -- thousand cubic feet equivalent.

       o      "MMBbls" -- million barrels.

       o      "MMBTU" -- million British Thermal Units.

       o      "MMBTUpd" -- million British Thermal Units per day.

       o      "MMcf" -- million cubic feet.

       o      "MMcfe" -- million cubic feet equivalent.

       o      "MMcfpd" -- million cubic feet per day.

TERMS USED TO DESCRIBE OUR INTERESTS IN WELLS AND ACREAGE

       o "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

       o "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which we have an interest.

       o "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by our working interest in such wells or acres.

       o "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

TERMS USED TO ASSIGN A PRESENT VALUE TO OR TO CLASSIFY OUR RESERVE

       o "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with


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              no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

       o "Proved reserves" or "reserves" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

       o "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

TERMS USED TO DESCRIBE COSTS

       o      "DD&A" means depletion, depreciation and amortization.

       o      "LOE" means lease operating expenses and production taxes.

TERMS USED TO DESCRIBE TYPES OF WELLS

       o "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

       o "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

       o "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

       o "Productive wells" mean producing wells and wells capable of production.

       o "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.


OTHER TERMS

       o "Charge" means an encumbrance, lien, claim or other interest in property securing payment or performance of an obligation.

       o "EBITDA" means earnings from continuing operations before income taxes, interest expense, DD&A and other non-cash charges.

       o      "NGL" means natural gas liquid.

       o      "NYMEX" means the New York Mercantile Exchange.


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